As filed with the Securities and Exchange Commission December 31, 2013

Registration No. 333- 192612

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Amendment No. 2)

Ener-core, inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

3510

(Primary Standard Industrial Classification Code Number)

46-0525350
(I.R.S. Employer Identification Number)

9400 Toledo Way Irvine, California 92618 (949) 616-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alain Castro Chief Executive Officer 9400 Toledo Way Irvine, California 92618 (949) 616-3300
(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Kevin K. Leung

LKP Global Law, LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, California 90067

(424) 239-1890

Fax: (424) 239-1882

Email: kleung@lkpgl.com

From time to time after the Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)(2)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(3)	AMOUNT OF REGISTRATION FEE(4)
Common stock, $0.0001 par value, held by the selling stockholders	7,537,949	$1.51	$11,382,302.99	$1,466.04

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “ Securities Act “), there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions and similar transactions.

(2)	Includes 511,087 shares issuable upon exercise of common stock purchase warrants.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sales price of the common stock on December 30, 2013, as reported on the OTC Bulletin Board, which was $1.51 per share.

(4)	$1,363.24 has been previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December , 2013

PROSPECTUS

7,537,949 Shares of Common Stock

This prospectus relates to the resale by selling stockholders identified in the section entitled “Selling Stockholders”  beginning on page 15 of this prospectus (the “Selling Stockholders”) of up to an aggregate of 7,537,949 shares of common stock, par value $0.0001 per share, of Ener-Core, Inc. (“Ener-Core,” “we” or “our”).

The Selling Stockholders (which term as used herein includes their pledgees, assignees or other successors-in-interest) may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “Plan of Distribution” beginning on page 17 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

No underwriter or other person has been engaged by Ener-Core to facilitate the sale of shares of common stock in this offering. The Selling Stockholders may be deemed underwriters of the shares of common stock that they are offering.  We will bear all costs, expenses and fees in connection with the registration of such shares.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of such shares.

Our common stock is currently listed on the OTC Bulletin Board and on the OTC Markets Group, Inc.’s OTCQB tier under the symbol “ENCR”.  On December 30, 2013, the last reported sales price of our shares on the OTC Bulletin Board was $1.51 per share.  You should rely only on the information contained in this prospectus.

You should consider carefully the risks that we have described in the section entitled “Risk Factors” beginning on page 3 of this prospectus before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December   , 2013.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Cautionary Statement Regarding Forward-Looking Statements	14
Use of Proceeds	15
Selling Stockholders	15
Plan of Distribution	17
Legal Matters	19
Experts	19
Business	20
Management’s Discussion and Analysis of Financial Condition and Results of Operations	31
Directors and Executive Officers	41
Security Ownership of Certain Beneficial Holders and Management	48
Certain Relationships and Related Party Transactions; Director Independence	50
Description of Securities	51
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	52
Where You Can Find More Information	53
Index to the Financial Statements	F-1

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering, and our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” before deciding to invest in our common stock. Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our” or “us” refer to Ener-Core, Inc. and our operating subsidiary, Ener-Core Power, Inc.

Overview

We design, develop, and manufacture Gradual Oxidizer products and technology that aim to expand power generation into previously uneconomical markets, while, at the same time, reducing the emissions of gases produced from industrial processes that contribute to air pollution and climate change. We currently anticipate our products and technologies will provide customers with cost competitive power generation having lower emissions and greater fuel flexibility than conventional power plants.

Our patented and patent pending Gradual Oxidizer products and technology allow for the extraction of energy from previously unusable low Btu fuels, while significantly reducing harmful pollutants and creating useful energy products such as heat and electricity. Gradual Oxidation potentially can unlock power generation for a wide range of low-quality fuels that extend beyond traditional gas turbine and reciprocating engine operating limits. Our goal is to reduce the cost of our customers’ compliance with local, state, and federal air quality regulations by avoiding the chemicals, catalysts, and complex permitting required by competitive systems.

We currently expect to scale up our technology to be integrated with a variety of larger turbines for power generation, providing an alternative to typical combustion-based generation. Our first commercial product, the Ener-Core Powerstation FP250 (“FP250”), combines our Gradual Oxidizer technology with a 250 kilowatt gas turbine that was initially developed by Ingersoll-Rand, plc (“Ingersoll-Rand”), and subsequently enhanced by our predecessor FlexEnergy, Inc. (“FlexEnergy” or “Predecessor”). Because our Gradual Oxidizer replaces a turbine’s standard combustor, the FP250 can operate on a gaseous fuel that is much lower in quality, and with fewer emissions than a conventional turbine.

After deployment of FP250 development and field test units in 2011 and 2012, we shipped the first commercial FP250 on November 14, 2013 to The Netherlands per the terms of the Efficient Energy Conversion Turbo Machinery, B.V. (“EECT”) agreement, although we cannot provide any assurance that we will receive orders in the future or that, if received, that we will be able to fill them.

We currently anticipate that our second commercial product will be the Ener-Core Powerstation KG2-3G/GO (“KG2-3G/GO”), which will combine our Gradual Oxidizer technology with a two megawatt gas turbine, developed by Dresser-Rand a.s., a subsidiary of Dresser-Rand Group Inc. (“Dresser Rand”). We have completed system layout and analytic models integrating our Gradual Oxidizer with this turbine and have initiated design and development of the KG2-3G/GO. We expect that we will field test units in late 2014 or 2015, with initial commercial shipments shortly thereafter.

We currently anticipate future development of additional commercial systems by integrating our Gradual Oxidizer with larger gas turbines from a select group of manufacturers.

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the common stock in this offering. Such risks are discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus.

Corporate Information

Ener-Core was incorporated in Nevada in April 2010. Ener-Core’s operating subsidiary, Ener-Core Power, Inc. (“Ener-Core Power”), was incorporated in Delaware in July 2012 under the name “Flex Power Generation, Inc.” Ener-Core Power became Ener-Core’s subsidiary in July 2013 by merging with Flex Merger Acquisition Sub, Inc., a Delaware corporation wholly owned by Ener-Core (the “merger sub,” and such merging transaction the “Merger”).

The address of our corporate headquarters is 9400 Toledo Way, Irvine, California 92618, and our telephone number is (949) 616-3300. Our website can be accessed at www.ener-core.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus. All of our operations are located in the United States. Our fiscal year ends December 31.

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The Offering

Shares outstanding prior to offering:	As of December 30, 2013, we had 72,554,174 shares of common stock outstanding.

Common stock offered for resale to the public by the Selling Stockholders:	Up to 7,537,949 shares of common stock (including 511,087 shares issuable upon exercise of common stock purchase warrants).

Use of Proceeds:	Proceeds from the sale of the shares of common stock covered by this prospectus will be received by the Selling Stockholders. We will not receive any proceeds from such sale.

The OTC Bulletin Board and the OTC Markets Group, Inc.’s OTCQB tier symbol for our common stock:	“ENCR”

Risk Factors:	See “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

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RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations. An investment in our common stock is speculative and involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this report.

The risks described below are not the only risks we face. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties later materialize, that are not presently known to us or that we currently deem immaterial, then our business, prospects, results of operations and financial condition could be materially adversely affected. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business and Industry

Our future is dependent upon our ability to obtain additional financing. If we do not obtain such financing, we may have to cease our activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed with the manufacture and distribution of our products, including our FP250 and other Gradual Oxidizer products. During the next 12 months, we currently project our cash needs to be in excess of $10.5 million, approximately $7 million of which is currently budgeted for employee and related costs ($4.1 million) and for our research and development programs ($2.8 million). An additional $2.1 million is allocated for professional fees, corporate filings, and business development costs and the balance $1.5 million is for additional working capital. We will also need more funds if the costs of the development and operation of our existing technologies are greater than we have currently anticipated. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. Our sales and fulfillment cycle can exceed 24 months and, as noted, we do not expect to generate sufficient revenue in the next 12 months to cover our operating costs. Our short- and medium-term future is dependent upon our ability to obtain financing and upon future profitable operations. We anticipate that we will rely on debt or equity capital in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. We may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

If we are unable to continue as a going concern, our securities will have little or no value.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the year ended December 31, 2012 and the carve-out balance sheets of our Predecessor as of November 11, 2012 and December 31, 2011, contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. In addition to our history of losses, our accumulated deficit as of September 30, 2013 and December 31, 2012 was approximately $(5.02 million) and $(0.38 million), respectively. At September 30, 2013 and December 31, 2012, we had cash and cash equivalents (including restricted cash) of $813,175 and $93,285, respectively.

In order to continue as a going concern, we will need, among other things, additional capital resources. Our management’s plan is to obtain such resources by obtaining capital sufficient to meet our operating expenses by seeking additional equity and/or debt financing. Although we have raised approximately $4.96 million (net) through the issuance of debt and equity securities subsequent to December 31, 2012, management cannot provide any assurances that we will be successful in accomplishing any of our financing plans. If we are unable to obtain additional capital, such inability would have an adverse effect on our financial position, results of operations, cash flows, and business prospects, and ultimately on our ability to continue as a going concern. If we are unable to obtain adequate capital, we could be forced to cease operations.

Because we may never earn recurring revenues from our operations, our business may fail and investors may lose all of their investment in our Company.

We are a company with a limited operating history and our future profitability is uncertain. We have yet to generate recurring sales or positive earnings and there can be no assurance that we will ever operate profitably. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our Company.

Prior to obtaining customers and distribution for our products, we currently anticipate that we will incur increased operating expenses without realizing any revenues. We, therefore, currently expect to incur significant losses into the foreseeable future. We recognize that, if we are unable to generate recurring revenues from the sale of our products in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate recurring revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our Company.

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Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We have a limited operating history on which investors can base an evaluation of our business, operating results, and prospects. Of even greater significance is that fact that we have limited operating history with respect to designing and manufacturing systems for producing continuous energy from a broad range of sources, including previously unusable ultra-low quality gas.

While the basic technology has been verified, we only recently have begun offering the FP250 as a commercial system, and have yet to commercialize the KG2-3G/GO or other Gradual Oxidizer systems. This limits our ability to accurately forecast the cost of producing and distributing our systems or technology or to determine a precise date on which our systems or technology will be widely released.

Our plan to complete the initial commercialization of our gas-to-heat and electricity conversion technology is dependent upon the timely availability of funds and upon our finalizing the engineering, component procurement, build out, and testing in a timely manner. Any significant delays would materially adversely affect our business, prospects, operating results, and financial condition. Consequently, it is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. If the market for transforming methane gas, especially ultra-low quality gas from landfills, coal mines, oil fields, and other low-quality methane sources into continuous electricity does not develop as we currently expect or develops more slowly than we currently expect, our business, prospects, operating results, and financial condition will be materially harmed.

A sustainable market for our technology may never develop or may take longer to develop than we currently anticipate which would materially adversely affect our results of operations.

Our products represent an emerging market, and we do not know whether our targeted customers will accept our technology or will purchase our products in sufficient quantities to allow our business to grow. To succeed, demand for our products must increase significantly in existing markets, and there must be strong demand for products that we introduce in the future. If a sustainable market fails to develop or develops more slowly than we currently anticipate, we may be unable to recover the losses we have incurred to develop our products, we may have further impairment of assets, and we may be unable to meet our operational expenses. The development of a sustainable market for our systems may be hindered by many factors, including some that are out of our control. Examples include:

•	customer reluctance to try a new product or concept;

•	regulatory requirements;

•	perceived cost competitiveness of our FP250 and other Gradual Oxidizer products;

•	costs associated with the installation and commissioning of our FP250 and other Gradual Oxidizer products;

•	maintenance and repair costs associated with our products;

•	economic downturns and reduction in capital spending;

•	customer perceptions of our products’ safety and quality;

•	emergence of newer, more competitive technologies and products;

•	financial stability of our turbine partners;

•	inability of our turbine partners to fulfill orders in a timely manner;

•	excessive warranty-related costs associated with parts replacement for Gradual Oxidizer or turbine components for power-stations operating in the field; and

•	decrease in domestic and international incentives.

We may not be able to effectively manage our growth, expand our production capabilities or improve our operational, financial and management information systems, which would impair our results of operations.

If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, management and other resources. Our ability to manage our growth will require us to expand our production capabilities, continue to improve our operational, financial and management information systems, and to motivate and effectively manage our employees. We cannot provide assurance that our systems, procedures and controls or financial resources will be adequate, or that our management will keep pace with this growth. We cannot provide assurance that our management will be able to manage this growth effectively.

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Product quality expectations may not be met, causing slower market acceptance or warranty cost exposure.

In order to achieve our goal of improving the quality and lowering the total costs of ownership of our products, we may require engineering changes. Such improvement initiatives may render existing inventories obsolete or excessive. Despite our continuous quality improvement initiatives, we may not meet our customers’ expectations. Any significant quality issues with our products or those of our turbine manufacturing partners could have a material adverse effect on our rate of product adoption, results of operations, financial condition, and cash flow. Moreover, as we develop new configurations for our gas-to-heat and electricity conversion systems and as our customers place existing configurations in commercial use, our products may perform below expectations. Any significant performance below expectations could materially adversely affect our operating results, financial condition, and cash flow and affect the marketability of our products.

Our business plan is to sell future products with warranties. There can be no assurance that the provision for estimated product warranty will be sufficient to cover our warranty expenses in the future. We cannot ensure that our efforts to reduce our risk through warranty disclaimers will effectively limit our liability. Any significant incurrence of warranty expense in excess of estimates could have a material adverse effect on our operating results, financial condition, and cash flow. Further, we may at times undertake programs to enhance the performance of units previously sold. These enhancements may at times be provided at no cost or below our cost. If we choose to offer such programs, such actions could result in significant additional costs to our business.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, prospects, operating results, and financial condition will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, marketing, selling and distributing our gas transforming systems relative to their selling prices, our operating results, gross margins, business, and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design and sales of our system and technologies. There can be no assurances that our costs of producing and delivering our system and technologies will be less than the revenue we generate from sales, licenses and/or royalties or that we will achieve our currently expected gross margins.

We may be required to incur substantial marketing costs and expenses to promote our systems and technologies, even though our marketing expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, gross margins, business, and prospects will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, the costs of our components could increase due to shortages if global demand for these products increases.

Market acceptance of our technology and products is difficult to predict. If our technology and products do not achieve market acceptance, our business could fail.

A number of factors may affect the market acceptance of our products and technology, including, among others, the perception by consumers of the effectiveness of our products and technology, the operational reliability of our products and technology over an extended period of time in the field, our ability to fund our sales and marketing efforts, and the effectiveness of our sales and marketing efforts. If our products and technology do not gain acceptance by our intended customers, we may not be able to fund future operations, including the development of new products, and/or our sales and marketing efforts for our current and currently anticipated products. Such inability would have a material adverse effect on our business, prospects, operating results, and financial condition.

Further, market acceptance of our technology and business is difficult to predict. If our technology does not achieve market acceptance, our business could fail. If we are unable to develop effectively and promote our technology timely and gain recognition in our market segment, we may not be able to achieve acceptable sales revenue and our results of operations and financial condition would then suffer. Our ability to achieve future revenue will depend highly upon the awareness of our potential customers of our products, services, and solutions. While we plan to achieve this awareness over time, there cannot be assurance that awareness of our Company and technology will develop in a manner or pace that is necessary for us to achieve profitability in the near term.

In addition, we cannot predict the rate of adoption or acceptance of our technology by potential customers or prospective channel partners. While we may be able to effectively demonstrate the feasibility of our technology, this does not guarantee the market will accept it, nor can we control the rate at which such acceptance may be achieved. In certain of our market segments, there is a well-established channel with a limited number of companies engaged in reselling to our target customers. Failure to achieve productive relations with a sufficient number of these prospective partners may impede adoption of our solutions. Additionally, some potential customers in our target industries are historically risk-averse and, on occasion, have been slow to adopt new technologies. If our technology is not accepted in the market, we may not generate sufficient revenue by selling or licensing our technology to support our operations, recover our research and development costs, or become profitable and our business could fail.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs, and competition, as well as by frequent new product and service introductions. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

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•	effective use and integration of new technologies;

•	continual development of our technical expertise;

•	enhancement of our engineering and system designs;

•	retention of key engineering personnel, which have played a critical role in the development of our technology;

•	development of products that meet changing customer needs;

•	advertisements and marketing of our products; and

•	influence of and response to emerging industry standards and other changes.

The market for alternative energy products is characterized by significant and rapid technological change and innovation. Although we intend to employ our technological capabilities to create innovative products and solutions that are practical and competitive in today’s marketplace, future research and discoveries by others may make our products and solutions less attractive or even obsolete compared to other alternatives that may emerge.

If we are unable to enforce our intellectual property rights or if our intellectual property rights become obsolete, our competitive position could be adversely impacted.

We utilize a variety of intellectual property rights in our products and technology. We view our portfolio of process and design technologies as one of our competitive strengths and we use it as part of our efforts to differentiate our product offerings. We may not be able to preserve these intellectual property rights successfully in the future and these rights could be invalidated, circumvented, challenged, or infringed upon. In addition, the laws of some foreign countries in which our products may be sold do not protect intellectual property rights to the same extent as the laws of the United States. If we are unable to protect and maintain our intellectual property rights, or if there are any successful intellectual property challenges or infringement proceedings against us, our ability to differentiate our product offerings could diminish. In addition, if our intellectual property rights or work processes become obsolete, we may not be able to differentiate our product offerings and some of our competitors may be able to offer more attractive products to our customers. As a result, our business and financial performance could be materially and adversely affected.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We currently expect to own or license significant intellectual property, including patents, and intend to be involved in numerous licensing arrangements. We expect our intellectual property to play an important role in establishing and maintaining a competitive position in a number of the markets we intend to serve. We will attempt to protect proprietary and intellectual property rights to our products and gas system through available patent laws and licensing and distribution arrangements with reputable domestic and international companies. Despite these precautions, patent laws afford only limited practical protection in certain countries.

Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. Such litigation could result in substantial costs and the diversion of resources. As we create or adopt new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

We cannot assure that we will not experience any intellectual property claim losses in the future or that we will not incur significant costs to defend such claims nor can we assure that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Any such imposition of a liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification could have a material adverse effect on our business, results of operations, and financial condition.

Further, liability or alleged liability could harm our business by damaging our reputation, that could require us to incur expensive legal costs in defense, exposing us to awards of damages and costs and diverting management’s attention away from our business operations. Any such liability could severely impact our business operations and/or revenues. If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights. We cannot provide any assurances, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

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Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information.

Our success depends upon the skills, knowledge, and experience of our technical personnel, our consultants and advisors, as well as our licensees and contractors. Because we operate in a highly competitive field, we rely almost wholly on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter, and currently expect that we will continue to enter, into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, developers, licensees and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property. However, these agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive, and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Our growth depends in part on environmental regulations and programs that promote or mandate the conversion of ultra-low quality gas into heat and electricity and any modification or repeal of these regulations may adversely impact our business.

Enabling customers to meet environmental regulations and programs domestically and internationally that promote or mandate the conversion of ultra-low quality gas into heat and electricity is an integral part of our business plan. Industry participants with a vested interest in gas and electricity invest significant time and money in efforts to influence environmental regulations in ways that delay or repeal requirements for the conversion of ultra-low quality gas into heat and electricity. Furthermore, an economic recession may result in the delay, amendment, or waiver of environmental regulations due to the perception that they impose increased costs on the energy industries or the general public that cannot or should not be absorbed in a shrinking economy. The delay, repeal, or modification of United States federal or state regulations or programs that encourage the use of technologies that convert ultra-low quality gas into heat and electricity, or similar national regulations in international markets, could slow our growth and adversely affect our business.

We operate in a highly regulated business environment, and changes in regulation could impose significant costs on us or make our products less economical, thereby affecting demand for our products.

Our products are subject to federal, state, local, and foreign laws and regulations, governing, among other things, emissions and occupational health and safety. Regulatory agencies may impose special requirements for the implementation and operation of our products or that may significantly affect or even eliminate some of our target markets. We may incur material costs or liabilities in complying with government regulations. In addition, potentially significant expenditures could be required in order to comply with evolving environmental and health and safety laws, regulations and requirements that may be adopted or imposed in the future. Furthermore, our potential utility customers must comply with numerous laws and regulations. The deregulation of the utility industry may also create challenges for our marketing efforts. For example, as part of electric utility deregulation, federal, state, and local governmental authorities may impose transitional charges or exit fees, which would make it less economical for some potential customers to switch to our products. We can provide no assurances that we will be able to obtain these approvals and changes in a timely manner, or at all. Non-compliance with applicable regulations could have a material adverse effect on our operating results.

The market for electricity and generation products is heavily influenced by federal and state government regulations and policies. The deregulation and restructuring of the electric industry in the United States and elsewhere may cause rule changes that may reduce or eliminate some of the advantages of such deregulation and restructuring. We cannot determine how any deregulation or restructuring of the electric utility industry may ultimately affect the market for our products. Changes in regulatory standards or policies could reduce the level of investment in the research and development of alternative power sources, including gas-to-heat and electricity conversion systems. Any reduction or termination of such programs could increase the cost to our potential customers, making our systems less desirable, and thereby materially adversely affect our revenue and other operating results.

Utility companies or governmental entities could place barriers to our entry into the marketplace, and we may not be able to effectively sell our products.

Utility companies or governmental entities could place barriers on the installation of our products or the interconnection of the products with the electric grid. Further, they may charge additional fees to customers who install on-site generation or have the capacity to use power from the grid for back-up or standby purposes. These types of restrictions, fees, or charges could hamper the ability to install or effectively use our products or increase the cost to our potential customers for using our systems. This could make our systems less desirable, thereby materially adversely affecting our revenue and other operating results. In addition, utility rate reductions can make our products less competitive, which would have a material adverse effect on our operations. The cost of electric power generation bears a close relationship to the cost of natural gas and other fuels. However, changes to electric utility tariffs often require lengthy regulatory approval and include a mix of fuel types, as well as customer categories. Potential customers may perceive the resulting swings in natural gas and electric pricing as an increased risk of investing in on-site generation.

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Commodity market factors impact our costs and availability of materials.

Our products contain a number of commodity materials from metals, which include steel, special high temperature alloys, copper, nickel, and molybdenum, to computer components. The availability of these commodities could impact our ability to acquire the materials necessary to meet our production requirements. The cost of metals has historically fluctuated. The pricing could impact the costs to manufacture our products. If we are not able to acquire commodity materials at prices and on terms satisfactory to us or at all, our operating results may be materially adversely affected.

Turbine prices, availability and reliability factors impact our price competitiveness, reliability and warranty costs.

Our products are commercialized in a manner that is fully integrated with a gas turbine, thus providing a complete power-station to the ultimate customer and operator. The availability of these turbines is dependent on the current commercial backlog and financial stability of their manufacturers, and an unacceptable product fulfillment timeframe from them could impact our ability to timely deliver a power-station and book revenues. The pricing of these turbines could increase over time, causing the overall price of the integrated power-station to become commercially uncompetitive, which would hinder sales of our Gradual Oxidizer products. Once operational, any issues in the reliability of the turbine, either due to issues with the Gradual Oxidizer or the inherent reliability flaws in the turbine, could result in excessive warranty obligations for our company and a level of operational reliability that is deemed unsatisfactory by our customers, which could not only hurt our relationships with our customers, but materially and adversely affect our business, prospects, operating results and financial condition.

Our products involve a lengthy sales cycle and we may not currently anticipate sales levels appropriately, which could impair our results of operations.

The sale of our products typically involves a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. Once a customer makes a formal decision to purchase our product, the fulfillment of the sales order by us and our turbine partners will require a substantial amount of additional time. For these and other reasons, the sales and fulfillment cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We currently expect to plan our production and inventory levels based on internal forecasts of customer demand, which is highly unpredictable and can fluctuate substantially. If sales in any period fall significantly below currently anticipated levels, our financial condition, results of operations and cash flow would suffer. If demand in any period increases well above currently anticipated levels, we may have difficulties in responding, incur greater costs to respond, or be unable to fulfill the demand in sufficient time to retain the order, which would negatively impact our operations. In addition, our operating expenses are based on currently anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in timing of sales could cause operating results to vary materially from period to period.

We face intense competition and currently expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

Many of our potential competitors have greater financial and commercial resources than us, and it may be difficult to compete against them. The energy industry is characterized by intense competition. Many of our potential competitors have better name recognition and substantially greater financial, technical, manufacturing, marketing, personnel, and/or research capabilities than we do. Although at this time we do not believe that any of our potential competitors have technology similar to ours, if and when we release products based on our technology, potential competitors may respond by developing and producing similar products. Many firms in the energy industry have made and continue to make substantial investments in improving their technologies and manufacturing processes. In addition, they may be able to price their products below the marginal cost of production in an attempt to establish, retain, or increase market share. Because of these circumstances, it may be difficult for us to compete successfully in the energy market.

If we are unable to attract, train, and retain technical and financial personnel, our business may be materially adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train, and retain technical and financial personnel. Recruiting and retaining capable personnel, particularly those with expertise in our chosen industry, are vital to our success. There is substantial competition for qualified technical and financial personnel, and there can be no assurance that we will be able to attract or retain them. If we are unable to attract and retain qualified employees, our business may be materially adversely affected.

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Our business depends substantially on the continuing efforts of certain personnel and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our Chief Executive Officer, Alain Castro, our President, Boris A. Maslov, Ph.D., our Chief Financial Officer, Kelly Anderson, as well as our engineering vice presidents, Steven Lampe and Douglas Hamrin. If one or more of these persons are unable or unwilling to continue in their present positions, we may not be able to replace them readily or timely, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain their replacements, if any acceptable persons may be found. In addition, if any of our executive or engineering officers joins a competitor or forms a competing company, we may lose some of our customers or potential customers.

We may face risks from doing business internationally.

We may license, sell, or distribute products outside of the United States of America and derive revenues from these sources. Our revenues and results of operations will be vulnerable to currency fluctuations. As of the date of this prospectus, we have shipped one of our FP250 systems to a customer in the Netherlands. We plan to install and commission that system in Q1 or Q2 of 2014, at which time we will be able to recognize revenue and collect balance of full payment. We will report our revenues and results of operations in U.S. dollars, but, in various reporting periods, a significant portion of our revenues might be earned outside of the U.S. We cannot accurately predict the impact of future exchange rate fluctuations on our revenues and operating margins. Such fluctuations could have a material adverse effect on our business, results of operations, and financial condition. Our business will also be subject to other risks inherent in the international marketplace, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment, and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	changes in local regulatory requirements, including restrictions on gas-to-heat and electricity conversions;

•	differing degrees of protection for intellectual property;

•	financial instability;

•	instability of foreign economies and governments; and

•	war and acts of terrorism.

Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

Our future business depends in large part on our ability to execute our plans to market and license our gas-to-heat and electricity conversion systems.

Failure to obtain reliable sources of component supply that will enable us to meet the quality, price, engineering, design, and production standards, as well as the production volumes required to mass market our gas-to-heat and electricity conversion systems successfully, could negatively affect our Company’s revenues and business operations.

Even if we are successful in developing and marketing our gas-to-heat and electricity conversion systems and technology and in developing and securing reliable sources of component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including factors beyond our control, such as problems with suppliers and vendors, or shipping schedules that meet our customers’ requirements. Any failure to develop such capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results, and financial condition.

Any changes in business credit availability or cost of borrowing could adversely affect our business.

Declines in the availability of business credit and increases in corporate borrowing costs could negatively impact the number of systems we can install. Substantial declines in the business and operations of our customers could have a material adverse effect on our business, results of operations and financial condition. In addition, the disruption in the capital markets that began in 2008 has reduced the availability of debt financing to support many of the businesses in which our potential customers operate. If our potential customers are unable to access credit, it would impair our ability to grow our business.

Our research and commercialization efforts may not be sufficient to adapt to changes in gas-to-heat and electricity conversion technology.

As technologies change, we plan to upgrade or adapt our gas-to-heat and conversion systems and technology in order to continue to provide customers with the latest technology, in particular gas-to-heat and electricity conversion technology. However, our technology may not compete effectively with alternative technologies if we are not able to source and integrate the latest technology into our gas-to-heat and electricity conversion systems. Any failure to keep up with advances in gas-to-heat and electricity conversion systems and technology would result in a decline in our competitive position that would materially adversely affect our business, prospects, operating results, and financial condition.

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We will be dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components at prices, volumes, and schedules acceptable to us would have a material adverse effect on our business, prospects, operating results, and financial condition.

We are currently and continually evaluating, qualifying, and selecting suppliers for our gas-to-heat and electricity conversion systems. We will source globally from a number of suppliers, some of whom may be single source suppliers for these components. While we attempt to maintain the availability of components from multiple sources whenever possible, it may not always be possible to avoid purchasing from a single source. To date, we have no qualified alternative sources for any of our single-sourced components.

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacements for our single-source components, we may be unable to do so in the short term or at all at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for almost all of our single-sourced components in a relatively short time-frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly.

The supply chain will expose us to potential sources of delivery failure or component shortages. If we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available if or when required on terms that are favorable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. The loss of any single- or limited-source supplier or the disruption in the supply of components from these suppliers could lead to delays to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects, operating results, and financial condition.

Changes in our supply chain may result in increased cost and delay. A failure by our suppliers to provide the necessary components could prevent us from fulfilling customer orders in a timely fashion, which could result in negative publicity, damage our brand, and have a material adverse effect on our business, prospects, operating results, and financial condition.

Our internal controls and accounting methods may require modification.

We continue to review and develop controls and procedures sufficient to accurately report our financial performance on a timely basis.  If we do not develop and implement effective controls and procedures, we may not be able to report our financial performance on a timely basis and our business and stock price would be adversely affected.

If we fail to achieve and maintain an effective system of internal controls in the future, we may not be able to accurately report our financial results or prevent fraud.  As a result, investors may lose confidence in our financial reporting.

The Sarbanes-Oxley Act of 2002 requires that we report annually on the effectiveness of our internal control over financial reporting.  Among other things, we must perform systems and processes evaluation and testing.  We must also conduct an assessment of our internal controls to allow management to report on our assessment of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act.  Our assessment could reveal significant deficiencies or material weaknesses in our internal controls, which may need to be disclosed in our Annual Reports on Form 10-K.  Disclosures of this type can cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock.  Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud.  Deficiencies in our internal controls over financial reporting may negatively impact our business and operations.

Risks Related to Our Securities

If an orderly and active trading market for our common stock does not develop or is not sustained, the value and liquidity of your investment in our common stock could be adversely affected.

Prior to closing of the Merger, there was no public market for our common stock and, now that the Merger has closed, we cannot assure you that an orderly and active trading market will ever develop or be sustained. This may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non- existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

The historic bid and asked quotations for our common stock prior to the closing of the Merger should not be viewed as an indicator of the market price for our common stock now that the Merger has closed. Further, the price at which shares of common stock were offered and sold in the Merger-related private placement or after may not have been indicative of the value of such shares and should not be viewed as an indicator of the current market price for our common stock. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

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If a significant public market for our common stock develops, we expect to experience volatility in the price of our common stock. This may result in substantial losses to investors if they are unable to sell their shares at or above their purchase price.

If a significant public market for our common stock develops, we expect the market price of our common stock to fluctuate substantially for the foreseeable future, primarily due to a number of factors, including:

•	our status as a company with a limited operating history and limited revenues to date, which may make risk-averse investors more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a seasoned issuer in the event of negative news or lack of progress;

•	announcements of technological innovations or new products by us or our competitors;

•	the timing and development of our products;

•	general and industry-specific economic conditions;

•	actual or anticipated fluctuations in our operating results;

•	liquidity;

•	actions by our stockholders;

•	changes in our cash flow from operations or earning estimates;

•	changes in market valuations of similar companies;

•	our capital commitments; and

•	the loss of any of our key management personnel.

In addition, the financial markets have experienced extreme price and volume fluctuations. The market prices of the securities of technology companies, particularly companies like ours without consistent revenues and earnings, have been highly volatile and may continue to be highly volatile in the future, some of which may be unrelated to the operating performance of particular companies. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our financial condition and results of operations.

Our operating results may fluctuate significantly, and these fluctuations may cause our common stock price to fall.

Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

•	market acceptance of our products and those of our competitors;

•	our ability to attract and retain key personnel;

•	development of new designs and technologies; and

•	our ability to manage our anticipated growth and expansion.

Trading of our common stock may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

There is currently a limited market for our common stock and the volume of our common stock traded on any day may vary significantly from one day to another. Our common stock is currently quoted on the OTCQB tier of the OTC Market (“OTCQB”) and the OTC Bulletin Board (“OTCBB”). Trading in stock quoted on the OTCQB and the OTCBB is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance. Moreover, neither the OTCQB nor the OTCBB is not a stock exchange, and trading of securities quoted on the OTCQB and the OTCBB is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ. There is no assurance that there will be a sufficient market in our stock, in which case it could be difficult for our stockholders to resell their shares.

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Our stock is categorized as a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock.  The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

You should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our principal stockholders will continue to own a large percentage of our voting stock after this offering, which will allow them to control substantially all matters requiring stockholder approval.

Upon completion of this offering, our executive officers, directors, and principal stockholders and their affiliates will own approximately 44.65% of our outstanding common stock. If these stockholders act together, and our principal stockholders and their affiliates by themselves, they would be able to elect our Board of Directors (our “Board”) and control all other matters requiring approval by stockholders, including the approval of mergers, going private transactions, and other extraordinary transactions, as well as the terms of any of these transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then-prevailing market price for their shares of common stock.

The public sale of our common stock by existing stockholders could adversely affect the price of our common stock.

As of December 30, 2013, we have a total of 72,554,174 shares of common stock outstanding.

•	24,972,514 of such total shares are freely tradable in the public market, should one develop and be maintained.

o	2,497,992 of such freely tradable shares have been placed into an escrow that expires on June 30, 2014. Thereafter, those shares may be sold in the public market, should one develop and be maintained.

•	The remaining 47,581,660 shares constitute “restricted securities” and may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

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o	We have agreed to file a registration statement with the Commission within six months of the closing of the Merger to register the resale of approximately 7,537,949 of such restricted securities and to use our reasonable best efforts to have it declared effective by the Commission. Those shares represent the shares of common stock that were sold and issued in connection with the Merger-related private placement. The effectiveness of such registration statement would result in those restricted securities becoming eligible to be sold in the public market.

o	39,180,652 of such shares represent the shares of Ener-Core Power (the operating company) that were outstanding prior to the Merger-related private placement and were then exchanged for a like number of shares of our common stock in the Merger. Commencing July 10, 2014, those shares will eligible to be sold in the public market, subject to certain limitations, under Rule 144 under the Securities Act.

Even if an orderly public market were to develop and be sustained, the market price of our common stock could thereafter decline as a result of sales by our existing stockholders in the timeframes described above, or even by the perception that these sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The indemnification rights provided to our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against its directors, officers, and employees.

Our Amended and Restated Articles of Incorporation and bylaws contain provisions permitting us to enter into indemnification agreements with our directors, officers, and employees. We also have contractual obligations to provide such indemnification protection to the extent not covered by directors and officers liability insurance. The Company does not currently maintain such insurance. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not currently anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We presently intend to retain all earnings for our operations.

We may be required to raise additional financing by issuing new securities, which may have terms or rights superior to those of our shares of common stock, which could adversely affect the market price (if any) of our shares of common stock and our business. Further, if we issue additional securities in the future, it could result in the dilution of our existing stockholders.

Our Amended and Restated Articles of Incorporation authorizes the issuance of up to 200,000,000 shares of common stock with a par value of $0.0001 per share, and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. Our Board may choose to issue some or all of such shares to acquire one or more companies or properties and to fund our overhead and general operating requirements. The issuance of any such shares may reduce the book value per share and may contribute to a reduction in the market price (if any) of the outstanding shares of our common stock or preferred stock. If we issue any such additional shares, such issuance could reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our Company.

We and our security holders are not subject to some reporting requirements applicable to most public companies; therefore, investors may have less information on which to base an investment decision.

We do not have a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Therefore, we do not prepare proxy or information statements in accordance with Section 14(a) of the Exchange Act with respect to matters submitted to the vote of our security holders. Our officers, directors and beneficial owners of more than 10% of our common stock are not required to file statements of beneficial ownership on SEC Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act and beneficial owners of more than 5% of our outstanding common stock are not required to file reports on SEC Schedules 13D or 13G. Therefore, investors in our securities will not have any such information available in making an investment decision.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus are forward-looking statements, including, in particular, statements about our plans, strategies and prospects, objectives, expectations, intentions, adequacy of resources, and industry estimates. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions.

Forward-looking statements are based on information available to us as of the date of this prospectus. Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. We caution you therefore that you should not rely on any of these forward-looking statements as statement of historical fact or as guarantees of future performance. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to our expectations regarding results of operations, our ability to expand our market penetration, our ability to expand our distribution channels, customer acceptance of our products, our ability to meet the expectations of our customers, product demand and revenue, cash flows, product gross margins, our expectations to continue to develop new products and enhance existing products, our expectations regarding the amount of our research and development expenses, our expectations relating to our selling, general and administrative expenses, our efforts to achieve additional operating efficiencies and to review and improve our business systems and cost structure, our expectations to continue investing in technology, resources and infrastructure, our expectations concerning the availability of products from suppliers and contract manufacturers, anticipated product costs and sales prices, our expectations that we have sufficient capital to meet our requirements for at least the next twelve months, our expectations regarding materials and inventory management and other risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

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USE OF PROCEEDS

We are registering the shares of common stock covered by this prospectus pursuant to the registration rights granted to the Selling Stockholders in connection with the Merger-related private placement. The Selling Stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus. We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders covered by this prospectus.

SELLING STOCKHOLDERS

An aggregate of 7,537,949 shares of our common stock may be offered for sale and sold from time to time pursuant to this prospectus by the Selling Stockholders. A description of the transaction in which such shares were issued is set forth in “Business – Our History” below.

The term “Selling Stockholders” includes the stockholders listed below and their pledgees, assignees or other successors-in-interest. We have agreed to register all of the shares offered hereby for resale by the Selling Stockholders under the Securities Act and to pay all of the expenses in connection with such registration and the sale of the shares, other than selling commissions and the fees and expenses of counsel and other advisors to the Selling Stockholders. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the Commission.

Except as disclosed under this prospectus, none of the Selling Stockholders has held a position or office or had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities.

The following table sets forth, for each of the Selling Stockholders to the extent known by us, the number of shares of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this offering, assuming all shares offered hereby are sold.

Unless otherwise indicated, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock. All of the information contained in the table below is based upon information provided to us by the Selling Stockholders, and we have not independently verified this information. The Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 72,554,174 shares of common stock outstanding as of December 30, 2013.

For the purposes of the following table, the number of shares of our common stock beneficially owned, has been determined in accordance with Rule 13d-3 under the Exchange Act and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

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	Shares of common stock Beneficially Owned Prior to this Offering					Shares of common stock Beneficially Owned After this Offering
Name of Holder	Number of Shares Owned Prior to this Offering		% of Outstanding Shares (1)	Number of Offered Shares		Number of Shares Beneficially Owned after the Offering (2)	% of Outstanding Shares (1)
Aleksandar Jovanovic	133,333		*	133,333	(20)	—	—
Barry Rooth	40,000		*	40,000	(21)	—	—
BTG Investments LLC	133,334	(3)	*	133,334	(20)	—	—
Blue Ox Capital, LLC	333,333	(4)	*	333,333	(20)	—	—
Cobrador Multi Strategy Partners, LP	66,666	(5)	*	66,666	(20)	—	—
Colorado Financial Services Corporation	52,133	(6)	*	52,133		—	—
Colt Ventures, Ltd.	133,333	(7)	*	133,333	(20)	—	—
Craig Fingold	66,666		*	66,666	(20)	—	—
David Gross	100,000		*	100,000	(20)	—	—
Delos Investment Management LLC	100,000	(8)	*	100,000	(20)	—	—
Lennox Capital Management, LP	100,000	(9)	*	100,000	(20)	—	—
Gary Shapiro	200,000		*	200,000	(20)	—	—
Gerard Casale	66,667		*	66,667	(21)	—	—
John Weber	13,334		*	13,334	(20)	—	—
Joseph and Marla Schwawrtz	66,667		*	66,667	(21)	—	—
Kevin K. Leung	133,333		*	133,333	(20)	—	—
Khashayar Mokhber and Soheyla Mokhber Family Trust	13,333	(10)	*	13,333	(20)	—	—
Lawrence M. Richman MD, Inc., Profit Sharing Trust dated 01/01/1992	133,333	(11)	*	133,333	(20)	—	—
Lion Gate Capital	266,666	(12)	*	266,666	(20)	—	—
Mark Mays	66,700		*	66,700	(20)	—	—
Michael and Sonja Ogrizovich	100,000		*	100,000	(21)	—	—
Michael Stone	400,000		*	400,000	(20)	—	—
Paul Rosenberg	66,666		*	66,666	(20)	—	—
Perry Theodoros	40,000		*	40,000	(21)	—	—
Peter Geddes	3,409,997		4.70%	133,333	(20)	3,276,664	4.52%
American Investment Group, LLC	333,333	(13)	*	333,333	(20)	—	—
Roth Capital Partners	458,954	(14)	*	458,954		—	—
SAIL Pre-Exit Acceleration Fund, LP	18,845,279	(15)	25.97%	1,318,109	(20)	17,111,946	23.59%
SAIL Sustainable Louisiana II, LP	18,845,279	(15)	25.97%	133,333	(20)	17,111,946	23.59%
SAIL Ventures Partners, II, LP	18,845,279	(15)	25.97%	415,224	(20)	17,111,946	23.59%
Soheil and Kathy Rabbani Trust	200,000	(16)	*	200,000	(20)	—	—
Stanley Silver	133,333		*	133,333	(20)	—	—
Steve Arnold	40,000		*	40,000	(20)	—	—
Sub LP	1,333,333	(17)	1.84%	1,333,333	(20)	—	—
Susan Richards	33,334		*	33,334	(20)	—	—
Theodore D. Roth	13,500	(18)	*	13,500	(20)	—	—
Thomas S. Bridges Revocable Trust	100,000	(19)	*	100,000	(20)	—	—
William Shamlian	66,666		*	66,666	(20)	—	—

*	Less than one percent of the total number of shares of common outstanding.

(1)	Based on 72,554,174 shares of common stock outstanding as of December 30, 2013.

(2)	Assumes the sale of all shares of common stock offered by this prospectus.

(3)	Donald Skrdlant is the Vice President, Finance and has voting and dispositive power over these shares. Mr. Skrdlant disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(4)	Oded Levy is the Managing Member and has voting and dispositive power over these shares. Mr. Levy disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(5)	David E. Graber is the Managing Principal and has voting and dispositive power over these shares. Mr. Graber disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(6)	Represents warrants to purchase 52,133 shares of common stock, received as compensation for services as a non-exclusive placement agent for the Company in connection with private placement of common stock in July 2013, for which compensation included a warrant to purchase 32,400 shares (see also note 20 below) and in August 2013, for which compensation included a warrant to purchase 19,733 shares (see also note 21 below). This selling stockholder is a broker-dealer. Chester Hebert is the Chief Executive Officer and has voting and dispositive power over these shares. Mr. Hebert disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(7)	Darren Blanton is the Managing Partner and has voting and dispositive power over these shares. Mr. Blanton disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(8)	Brian Ladin is the Member and has voting and dispositive power over these shares. Mr. Ladin disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(9)	Ted Hoffman is the Principal and has voting and dispositive power over these shares. Mr. Hoffman disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(10)	Kashayar Mokhber is the Trustee and has voting and dispositive power over these shares. Mr. Mokhber disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(11)	Lawrence M. Richman is the Trustee and has voting and dispositive power over these shares. Mr. Richman disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(12)	Kenneth Rickel is the President and has voting and dispositive power over these shares. Mr. Rickel disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(13)	Rami Rostami is the President and has voting and dispositive power over these shares. Mr. Rostami disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(14)	Represents a warrant to purchase 458,954 shares of common stock, received as compensation for services as financial advisor, placement agent and underwriter for the Company in connection with private placement of common stock in July 2013, for which compensation included a warrant to purchase 442,287 shares (see also note 20 below) and in August 2013, for which compensation included a warrant to purchase 16,667 shares (see also note 21 below). This selling stockholder is a broker-dealer. Bob Stephenson is the Managing Director and has voting and dispositive power over these shares. Mr. Stephenson disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(15)	F. Henry Habicht, II, is the Managing Partner and has voting and dispositive power over these shares. Mr. Habicht disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Related Party Transactions” and “Certain Relationships and Related Transactions; Director Independence” for disclosures concerning our relationship with the Selling Stockholder.

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(16)	Soheil Rabbani is the Manager and has voting and dispositive power over these shares. Mr. Rabbani disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(17)	Scott Greenberg is the Manager of General Partner and has voting and dispositive power over these shares. Mr. Greenberg disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(18)	This Selling Stockholder is an affiliate of a broker-dealer as President of Roth Capital Partners (see note 14 above). The shares were purchased in the ordinary course of business and at the time of purchase, the Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(19)	Thomas Bridges is the Trustee and has voting and dispositive power over these shares. Mr. Bridges disclaims beneficial ownership thereof except to the extent of his pecuniary interests therein.

(20)	Shares acquired in connection with the Merger-related private placement of our common stock in July 2013.

(21)	Shares acquired in connection with the private placement of our common stock in August 2013.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board, the OTC Markets Group, Inc.’s OTCQB tier, or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440 of the Financial Industry Regulatory Authority (“FINRA”); and in the case of a principal transaction a markup or markdown in compliance with FINRA’s NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares, including Commission filing fees. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the common stock by the Selling Stockholders.

The Company agreed to keep this prospectus effective for not less than 90 days, unless all of the shares are resold by the Selling Stockholders prior to such date. The shares registered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares registered hereunder may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. The Company will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale, except where there is an exemption from such delivery requirements under applicable securities laws.

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LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by LKP Global Law, LLP, at 1901 Avenue of the Stars, Suite 480, Los Angeles, California 90067. As of December 30, 2013, LKP Global Law, LLP and/or certain of its principals holds Ener-Core’s common stock.

EXPERTS

The consolidated financial statements appearing in this prospectus for the period ended December 31, 2012, have been audited by Kelly & Company, independent registered public accounting firm, as set forth in their report appearing in this prospectus, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

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BUSINESS

Our History

Edan Prabhu began developing a solution to convert low-quality waste gases into electricity in 1999, first through FlexEnergy International, LLC, a California limited liability company, and then through FlexEnergy, Inc., a California corporation. In 2008, Mr. Prabhu and his team began development of the Gradual Oxidizer. In April 2008, the California corporation was converted into a Delaware limited liability company known as FlexEnergy, LLC, which, in turn, was converted into FlexEnergy, Inc., a Delaware corporation (“FlexEnergy” or “Predecessor”).

On December 31, 2010, FlexEnergy acquired selected assets and liabilities of Ingersoll-Rand’s Energy Systems division, including the MT250 gas turbine and manufacturing facility in Portsmouth, New Hampshire. During 2010 and 2011, the FP250 (which combines our Gradual Oxidizer with the MT250) reached significant development milestones. FlexEnergy began developing an FP250 sales pipeline and a final commercial product. In 2012, following a change in management, FlexEnergy changed its direction, primarily to focus on turbine sales for the oil and gas industry. Gradual Oxidizer marketing and FP250 sales efforts were deemphasized, although the engineering team took final steps towards technical completion and operational testing and validation of the product.

After operating as a combined company for the entire 2011, following the Ingersoll-Rand acquisition, and continuing through much of 2012, FlexEnergy’s management and board of directors decided to separate the turbine and Gradual Oxidizer businesses. To that end, effective November 12, 2012, FlexEnergy (i) transferred all of its Gradual Oxidizer assets (including intellectual property) and liabilities to Ener-Core Power (then known as “Flex Power Generation, Inc.”), and then (ii) “spun off” (the “spin-off”) Ener-Core Power. Ener-Core Power was incorporated on July 31, 2012, as a Delaware corporation under the name “Flex Power Generation, Inc.” Prior to November 12, 2012, however, Ener-Core Power did not operate as a separate legal entity.

In connection with the spin-off, Ener-Core Power (then as Flex Power Generation, Inc.) and various other parties entered into a variety of related agreements, as described below:

•	Contribution Agreement dated November 12, 2012, among FlexEnergy, its other wholly-owned subsidiary (FlexEnergy Energy Systems, Inc. “FEES”), and Ener-Core Power (the “Contribution Agreement”), and a related side letter. These are the agreements that documented the spin-off and the transfer to Ener-Core Power of the Gradual Oxidizer assets and the related intellectual property, as well as certain related liabilities. In that context, Ener-Core Power granted to FlexEnergy and its subsidiary (for use in their micro-turbine business only) a worldwide, royalty-free, fully paid up right and license to use on a non-exclusive basis (a) controls-related intellectual property that had been transferred in the spin-off, to the extent that it had been used in FlexEnergy’s micro-turbine business as of the date of the spin-off, and (b) certain other controls-related intellectual property developed, invented, or otherwise derived by FlexEnergy (or its affiliates) as “dual-use technology” for use in both FlexEnergy’s micro-turbine business and Ener-Core Power’s oxidizer business. The Contribution Agreement also provided that FlexEnergy and its subsidiary would supply Ener-Core Power and its affiliates with certain micro-turbines, for a three-year period, at the lowest price at which FlexEnergy had sold such or similar products in the immediately preceding six-month period to its other customers that had ordered similar quantities and had similar credit ratings/risks, provided that FlexEnergy could additionally charge Ener-Core Power at generally applicable rates for any special engineering or product specialization required for such sales.

•	Restructuring Agreement dated November 12, 2012 with Ener-Core Power and various parties that owned a majority of its then-issued and outstanding capital stock (the “Restructuring Agreement”), which (in connection with the spin-off) documented the relative ownership of the capital stock among the various stockholders that held a majority of Ener-Core’s post-spin-off capital stock.

•	Stockholders Agreement dated November 12, 2012 with Ener-Core Power and various stockholders, who are signatories thereto, which terminated as of the closing of the Merger, set forth certain of the rights and obligations of the various significant stockholders of Ener-Core Power.

On April 16, 2013, Ener-Core Power entered into an Agreement and Plan of Merger, dated April 16, 2013, as amended June 4, 2013 (the “Merger Agreement”), with Ener-Core and its wholly owned subsidiary, the merger sub, in contemplation of the Merger whereby:

•	The merger sub would merge with and into Ener-Core Power, with Ener-Core Power as the surviving entity;

•	Each share of Ener-Core Power’s common stock outstanding immediately prior to the closing of the Merger (excluding any treasury shares and shares held by Ener-Core, the merger sub or any dissenting stockholders) would convert into the right to receive one share of Ener-Core’s common stock; and

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•	Prior to and as a condition to closing the Merger, Ener-Core Power would receive no less than $4 million and no more than $5.5 million in aggregate proceeds from a private placement of its common stock at $0.75 per share.

Ener-Core was incorporated on April 29, 2010, as a Nevada corporation under the name “Inventtech Inc.” Prior to the Merger, it was focused on the development and marketing of a web-based, school peer-to-peer chat software. In contemplation of the Merger, Ener-Core:

•	Filed an Amended and Restated Articles of Incorporation on April 23, 2013, to change its name to Ener-Core, Inc., and to increase its total number of authorized common stock from 100,000,000 to 200,000,000; and

•	Effectuated a 30-for-1 forward stock split of its issued and outstanding common stock on May 6, 2013, by way of a stock dividend.

On July 1, 2013, the Merger closed, and Ener-Core issued 45,692,103 shares of its common stock to the then stockholders of Ener-Core Power in the aggregate, in one-for-one exchange for their shares of common stock of Ener-Core Power. As such stockholders of Ener-Core Power hold the majority of Ener-Core’s outstanding common stock after the Merger and the management of Ener-Core Power is now Ener-Core’s management, the transaction is accounted for as a “reverse merger.” Immediately prior to the closing of the transactions contemplated by the Merger Agreement, Ener-Core was a “shell company,” as defined in Rule 12b-2 of the Exchange Act. As the result of the completion of the Merger, Ener-Core is no longer a shell company.

In connection with the Merger, Ener-Core raised approximately $4.96 million (consisting of approximately $4.288 million in new equity and approximately $0.672 million in conversion of debt previously in favor of Ener-Core Power’s largest stockholder group), through the sale and issuance of approximately 6.6 million shares of its common stock at $0.75 per share (the “Merger-related private placement”). In connection therewith, Ener-Core Power entered into a Registration Rights Agreement with the parties to the Merger-related private placement, to file a registration statement on Form S-1 to register for resale the shares of common stock that such persons would be issued in the Merger in exchange for the shares of Ener-Core that they purchased in the Merger-related private placement. The Registration Rights Agreement requires the registration statement to be filed within six months of the closing of the Merger and reasonable best efforts to have it declared effective by the Commission.

The Registration Rights Agreement also provides for standard inclusion cut-backs upon the occurrence of certain limited events. Further, under certain circumstances, the filing or effectiveness of the registration statement may be postponed if such registration would (i) materially interfere with a subsequent financing or a significant acquisition, corporate reorganization, or other similar transaction; (ii) require premature disclosure of material information for which a bona fide business purpose for preserving as confidential exists; (iii) render an inability to comply with requirements under the Securities Act or the Exchange Act; (iv) require audited financial statements as of a date other than Ener-Core Power’s fiscal year end; (v) require the preparation of pro forma financial statements that are required to be included in a registration statement; or (vi) have a material adverse effect on Ener-Core Power. Finally, no additional securities (other than securities that may be issued on a one-time basis after the closing of the Merger) may be included, and no other registration statement may be filed, until the registration statement required by the Registration Rights Agreement has been filed with, and declared effective by, the Commission. The exceptions to such prohibition are limited to shelf registration statements on Form S-3 for primary offerings or registration statements on Form S-4 or Form S-8.

Concurrently on July 1, 2013, Ener-Core entered into an escrow agreement with five persons, who collectively hold 5,000,000 shares of its common stock, or approximately 7.07% of its post-Merger issued and outstanding shares. The escrow terminates on the first anniversary of the closing of the Merger. However, if, prior to such anniversary, Ener-Core is liquidated or is a party to a merger, stock exchange, or other similar transaction that results in its stockholders having the right to exchange their shares of common stock for cash, securities, or other property, then, upon the occurrence of such transaction, the escrowed shares shall be released from the escrow.

In July and August 2013, we sold and issued 413,333 shares of our common stock at $0.75 per share to six accredited investors, for which we received gross proceeds of approximately $300,000. In November 2013, we sold and issued 1,500,000 shares of our common stock at $1.00 per share to two accredited investors, for which we received gross proceeds of approximately $1.5 million.

Our Products

Our first commercial product, the Ener-Core Powerstation FP250, combines our Gradual Oxidizer technology with a 250 kilowatt gas turbine that was initially developed by Ingersoll-Rand and subsequently enhanced by FlexEnergy. Because our Gradual Oxidizer replaces a turbine’s standard combustor, the FP250 can operate on a gaseous fuel that is much lower in quality, and with fewer emissions than a conventional turbine. After deployment of FP250 development and field test units in 2011-2012, we shipped the first commercial FP250 system on November 14, 2013, although we cannot provide any assurance that we will receive orders in the future or that, if received, that we will be able to fill them.

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We currently anticipate that our second commercial product will be the Ener-Core Powerstation KG2-3G/GO, which will combine our Gradual Oxidizer technology with a two megawatt gas turbine, developed by Dresser-Rand. The KG2-3G/GO is part of a joint development project with Dresser-Rand. We have completed system layout and analytic models integrating our Gradual Oxidizer with this turbine and have initiated design and development of the KG2-3G/GO. We expect that we will field test units late in 2014 or 2015 with initial commercial shipments shortly thereafter.

On January 2, 2013, we entered into a joint development program with Dresser-Rand, whereby Dresser-Rand has agreed to sell us certain of its gas turbines, as well as certain gas turbine parts. Additionally, Dresser-Rand has agreed to provide us with certain training to enable us to resell its turbines, whether packaged by us into our Gradual Oxidizer products or modified or improved by us through application of our proprietary technologies. More specifically, we are entitled to sell the turbines (i) with our designed recuperated and oxidized products on a worldwide basis and (ii) on a stand-alone basis in North America, Europe, and Russia and the countries of the former Soviet Union, and, with the prior written agreement of Dresser-Rand, on a case-by-case basis, in other countries. The agreement initially ends on December 31, 2021, and provides for automatic renewals for additional two-year terms.

We currently anticipate future development of additional commercial systems, integrating our Gradual Oxidizer with larger gas turbines from a select group of manufacturers. Currently, FlexEnergy is a key supplier, providing its MT250 micro-turbine for our Ener-Core Powerstation FP250. As disclosed above, pursuant to the terms of the Contribution Agreement, FlexEnergy and FEES are to supply Ener-Core Power and its affiliates with certain micro-turbines for a three-year period, at the lowest price at which FlexEnergy had sold such or similar products in the immediately preceding six-month period to its other customers that had ordered similar quantities and had similar credit ratings/risks, provided that FlexEnergy could additionally charge Ener-Core Power at generally applicable rates for any special engineering or product specialization required for such sales.

Our Technology

Our Gradual Oxidizer extends a historical trend in engine technology seeking to improve emissions and expand the gaseous fuel operating range. We believe that our approach provides a unique value proposition, by allowing for the extraction of energy from previously unusable fuels, while significantly reducing harmful pollutants and creating useful energy products such as heat and electricity.

We believe that the Gradual Oxidizer is well positioned to achieve the Lowest Achievable Emission Rate (“LAER”) for several major air pollutants in non-attainment areas and to become Best Available Control Technology (“BACT”) for these pollutants in attainment areas, as determined under the U.S. Environmental Protection Agency (“EPA”) New Source Review program as part of the 1977 Clean Air Act amendments.

Our Gradual Oxidation technology has completed a number of development and deployment milestones in the last several years. In 2012, our technology underwent testing and verification completed by Southern Research Institute (“SRI”) as part of U.S. Department of Defense (“DoD”) demonstration program. We did not commission any of the testing of the field test unit. In connection with the DoD demonstration program, SRI commissioned the testing, which was performed by Integrity Air Monitoring, Inc., on behalf of SRI. SRI is a not-for-profit 501(c)(3) scientific research organization that conducts advanced research in environmental, energy, and other fields, and we were one of its subcontractors.

The Fort Benning FP250 project was partially funded by the DoD Environmental Security Technology Certification Program, which seeks innovative and cost-effective technologies to address high-priority environmental and energy requirements for the DoD.

As discussed in more detail under “Research and Development” below, we entered into an agreement with SRI in April 2009 to perform all detailed design, fabrication, and site integration procedures for the installation of a Turbine/Thermal Oxidizer demonstration unit. The scope of work also required the Company to commission and start up the demonstration unit including operator and maintenance training. In January 2010 SRI and we amended the agreement, as a result of which we were required to provide two 200kw Flex Powerstations (known as Turbine 1 and Turbine 2) for installation at two DoD locations in the United States. In addition, the amended agreement required us to provide field integration, basic operator and maintenance training, including on-site support for the first year of operation and to maintain, operate, and train the operators of the equipment. We delivered Turbine 1 and installed the equipment in November 2011 and completed the operations and training phase in November 2012. SRI and we subsequently amended the agreement again to provide for us to deliver a second Turbine/Thermal Oxidizer unit and to upgrade the engine of Turbine 1. The amended agreement required the customer to identify a site for the second unit by December 31, 2012. However, a suitable site was not selected and the customer cancelled its order for the second unit.

The Gradual Oxidizer works by replacing a combustion reaction with a chemically similar, but slower chemical oxidation reaction that occurs at lower temperatures than combustion. We offer two system configurations (low-quality fuels and ultra-low emissions) depending on specific customer needs.

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Low-quality fuels configuration. This configuration is designed for customers intending to generate energy from low-quality fuels, including previously unusable gases – typically vented or flared. The process steps for our low-quality fuels FP250 configuration are as follows:

•	Fuel gas is mixed with ambient air, diluting the fuel and air mixture to approximately 1.5% concentration of fuel by volume.

•	The approximately 1.5% fuel and air mixture is compressed through a radial compressor constituting an integral part of 250kW gas turbine. A small amount of the mixture flows through engineered cooling paths in the gas turbine. The mixture is then pre-heated in a high-temperature heat exchanger.

•	Next, the mixture enters our Gradual Oxidizer, a packed-bed reactor adapted from thermal oxidizer technology. The fuel in the mixture oxidizes, generating heat, and oxidation byproducts (carbon dioxide and water). The Gradual Oxidation process is maintained such that the reaction is hot enough to destroy all carbon monoxide (“CO”), yet cold enough to preclude the formation of oxides of nitrogen (“NO x”).

•	The hot, pressurized gas exiting the Gradual Oxidizer then expands through the turbine, generating electricity and heat with low emissions that meet the strictest NO x emissions standards, and most other air quality regulatory standards.

Ultra-low emissions configuration. This configuration is designed for customers intending to meet emissions regulations in areas with significant air quality problems. Generally, installation of new power generating equipment in such areas requires complicated air permitting and compliance with very strict air quality regulations and controls. The process steps for our ultra-low emissions FP250 configuration are as follows:

•	Ambient air feeds into the radial compressor of the gas turbine. A small amount of the compressed air flows through engineered cooling paths in the gas turbine. The compressed air then is pre-heated in a high-temperature heat exchanger. At this point, the fuel is injected into such high temperature, compressed and pre-heated air stream, such that approximately 1.5% concentration of fuel by volume is maintained in the mixture.

•	Next, all of the mixture enters our Gradual Oxidizer. The fuel in the mixture oxidizes, generating heat and oxidation byproducts (carbon dioxide and water). The Gradual Oxidation process is maintained such that the reaction is hot enough to destroy all CO, yet cold enough to preclude the formation of NO x.

•	The hot, pressurized gas exiting the Gradual Oxidizer then expands through the turbine, generating electricity and heat with ultra-low emissions of NO x, CO, and Volatile Organic Compounds (“VOCs”) that meet even the strictest air quality regulatory standards.

Advantages of Gradual Oxidation. Gradual Oxidation may provide certain advantages over alternative technologies, including the following:

•	Designed to operate on a wider range of fuels. When configured for low-quality fuels, our systems are designed to operate on gas with concentrations as low as 50 Btu/scf (1700 kJ/m3). By comparison, most turbine, engine, and fuel cell systems require fuel quality of significantly higher concentrations.

•	Less fuel conditioning may be required. When configured for low-quality fuels, our systems are designed to require minimal fuel pre-treatment or conditioning. When configured for ultra-low emissions, we may require some additional fuel conditioning. However, regardless of configuration, our systems are designed to require substantially less fuel pre-treatment than competitive systems.

•	Lower air emissions. Particularly when configured for ultra-low emissions, our Gradual Oxidizer technology may produce substantially lower emissions of NO x, CO, and VOCs than competitive systems.

•	No chemicals or catalysts for emissions control. Unlike other emissions control systems, such as selective catalytic reduction, our Gradual Oxidizer does not use chemicals or catalysts and, thus, cannot be rendered inactive from catalyst poisoning.

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Markets

We believe that our Gradual Oxidation technology and related systems can tap into several available multibillion dollar gas markets worldwide, including landfill and biogas, coal mines, associated petroleum gas, and mainstream power generation markets.

We currently anticipate that our unique low-quality fuels configuration can open up new markets by allowing cost effective power generation from previously wasted or flared gases, all while maintaining low emissions, and that our ultra-low emissions configuration can open up new markets by substantially reducing costs of emission controls, including elimination of chemicals and catalysts, while achieving even lower emissions.

Landfills and Biogas

Our systems can leverage the currently anticipated worldwide trend toward increasing biogas collection and utilization. In addition to municipal solid waste, we currently anticipate projects from a variety of methane sources, including food, waste water, and animal waste digesters. We currently expect that a majority of our FP250 customers in the next 18 months will come from the landfills gas and biogas market; whereas, we currently anticipate that only a small percentage of our KG2-3G/GO customers in the first 18 months of that product’s availability will come from this market.

In most cases, the solid wastes currently deposited in landfills generate methane for between 25 and 100 years. In many active landfills, a trend towards recycling and the diversion of organic materials is lowering available gas quality. Some operators of existing landfill projects that utilize reciprocating engines and gas turbines for the collection and disposal of landfill-generated gases (“LFGs”) may explore the possibility of a transition to our technology as the fuel quality of those landfill projects decreases to levels below the normal operating range of reciprocating engines and gas turbines. Our low-quality fuel capability allows a greater percentage of the LFGs created from landfill-waste to be used for local electricity generation.

We believe that low NO x emissions and less fuel conditioning provide us with a potential advantage in regions that regulate air emissions and require fuel cleanup. The reduced fuel conditioning requirements of our Gradual Oxidizer systems may also lower overall lifetime operating costs when compared to other technologies.

We have initiated design and development of our next Gradual Oxidation system, the KG2-3G/GO, which we currently anticipate will be a competitive product for certain larger landfill and biogas projects.

Coal Mines

We currently expect increased global demand for systems that can convert coal mine methane into electricity. Our systems may be a particularly attractive solution for methane generated in closed or abandoned coal mines, as well as for ventilation air methane (“VAM”). We believe that our systems may provide advantages over other low-quality coal mine methane power generating alternatives, such as integration of a thermal oxidizer and steam turbine, because our Gradual Oxidation system generates electricity directly without the complex design, operation, water usage, and costs associated with a steam turbine.

We currently expect that a small percentage of our FP250 and KG2-3G/GO customers will come from the coal mine market. Currently, when configured for low-quality fuel, our Gradual Oxidizer is designed to dilute fuel gas to 1.5% concentration by volume. In some countries, VAM is currently regulated at levels below 1.5% concentration. Accordingly, our low-quality fuels configuration may require additional development to operate on some VAM sources. If we could develop a version of our Gradual Oxidizer technology that could operate effectively on VAM at levels below 1.5% concentration (as to which successful development there can be no assurance), sales opportunities for the FP250 and the KG2-3G/GO in this market could be enhanced.

We have initiated design and development of our next Gradual Oxidation system, the KG2-3G/GO, which we currently anticipate may meet some of the anticipated increased demand for VAM and other coal mine methane conversions.

Associated Petroleum Gas

We currently anticipate a strong worldwide trend toward the reduction of venting, flaring, and waste of associated petroleum gas, also known as flare gas or associated gas, which is a form of natural gas that is commonly found associated with deposits of petroleum. For example, the Russian Federation has mandates that require beneficial use of associated petroleum gas. We currently expect more restrictive regulations on NO x emissions from power generation in a variety of oil and gas producing countries, such as the Russian Federation and United States. The FP250 and KG2-3G/GO (as anticipated) both destroy harmful pollutants and create electricity from this currently wasted resource, creating significant cost savings over time.

We currently expect that a small percentage of our FP250 customers will come from the associated petroleum gas market; whereas, we currently anticipate that a significant percentage of our initial KG2-3G/GO customers will come from this market.

We have initiated design and development of our next Gradual Oxidation system, the KG2-3G/GO, which we currently anticipate will be an appealing product for many larger associated petroleum gas and other oil and gas applications.

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Mainstream Power Generation

Our products are designed to meet the most stringent emissions regulations, providing a potential advantage over conventional reciprocating engines and gas turbines currently used for mainstream power generation. Our products may provide a more cost-effective alternative to upgrading older existing gas-powered generation systems through the use of chemicals, catalysts, and add-on systems to comply with most recent environmental regulations. We currently anticipate a strong worldwide trend towards upgrading and replacing older systems.

We currently expect a significant percentage of our initial KG2-3G/GO customers will come from the mainstream power generation market, which is the target market for future development of our larger Gradual Oxidation systems.

Sales, Marketing, and Distribution

The FP250, our first commercial product, is currently available for sale. We have primarily marketed the FP250 for sales through distributors although, in some cases, we will sell the FP250 directly to end users. During the two years prior to the spin-off of Ener-Core Power, the combined FlexEnergy began to develop a sales pipeline for the FP250, while continuing to invest in the technical development of the product and conduct field testing on the equipment to reach reliability targets prior to commercialization. However, the 2012 change in management at the combined FlexEnergy resulted in a de-emphasis of the sales and marketing efforts for Gradual Oxidizer products, including the FP250, pending final reliability tests in the field. Upon the completion of the spin-off in November 2012, the management of Ener-Core Power began to pursue certain of the earlier FP250 customer opportunities. On December 31, 2012, Ener-Core Power received a conditional purchase order from Efficient Energy Conversion Turbo Machinery, B.V. (“EECT”), our distributor in The Netherlands, for one FP250. The condition (the issuance of an irrevocable letter of credit in favor of Ener-Core Power) was met on March 1, 2013 and the purchase order became binding on the customer and on us. Although we generated certain revenue from our SRI agreement regarding our field test unit at the U.S. Army base at Fort Benning, Georgia, the transaction through our distributor in The Netherlands represents our first commercial order of an FP250.

We have completed system layout and analytic models integrating our Gradual Oxidizer with the Dresser Rand two megawatt turbine and have initiated design and development of our next Gradual Oxidation system, the KG2-3G/GO, which we plan to sell through existing and new distributors and, in some cases, directly to end users. Our parts are available through distributors and directly to end users.

In developing our sales opportunities, we have focused on vertical markets that we have identified as having the greatest near-term potential. In addition, we have identified the need to address various local requirements, which include fuel supply characteristics, electric grid interconnection standards, gas utility connection requirements, air quality regulations, and availability and pricing of power purchase agreements. The costs and scheduling ramifications of these various requirements can be significant to the completion of an installation. Our goal is to work with customers and applicable regulatory agencies to minimize the cost and timing of each installation.

North America

In North America, we are focused on opportunities where our low-quality fuels configuration and our ultra-low emissions configuration may provide competitive advantages.

For our low-quality fuels configuration, we have identified several opportunities for the FP250 to operate in low-quality fuel environments, such as closed landfills. Our domestic biogas market focus includes public entities that operate landfill and biogas facilities, including cities, counties, and federal government agencies, such as the DoD. We have also identified potential projects and customers, who may wish to generate electricity from a variety of waste gas streams that would otherwise be flared or vented. Such potential projects include gas processing facilities, oil fields, and coal mines.

For our ultra-low emissions configuration, we have focused on territories with strict environmental and air pollution regulations, such as the South Coast Air Quality Management District, San Joaquin Air Pollution Control District, and other areas in air quality nonattainment as defined by the federal Clean Air Act. In such areas, we believe that our system can greatly reduce the time and cost associated with air permitting and compliance under Title V of the Clean Air Act when compared with other systems. This potential opportunity may be of more significance for our larger system, the KG2-3G/GO. We currently expect that we will introduce our products to many stakeholders in non-attainment areas, including project developers, engineering firms, government regulators, and other potential partners, and currently anticipate significant domestic revenues as a result.

Our sales and marketing strategy in North America has been to develop and strengthen distributor relationships throughout the continent. We currently expect to enter into distribution agreements with a number of companies throughout North America for the resale of our products. Many of these distributors will serve multiple markets in their select geographic regions. We cannot provide any assurance that we will enter into any such agreements or that such distributors will be successful in selling our products.

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International

In international markets, we have been primarily focused on identifying and developing opportunities where our low-quality fuels configuration may provide us with a competitive advantage’ particularly LFGs and coal mine gases that are low quality and on biogas with the potential reduced need for fuel conditioning.

Our sales and marketing strategy generally has been to develop and strengthen distributor relationships. We currently expect to enter into distribution agreements with a number of companies throughout Asia, Europe, and Russia for the resale of our products. We would expect that many of these prospective distributors will serve multiple markets in their select geographic regions.

Distribution in Europe and Russia was started ahead of other international regions. Distributors have been established in their respective territories and we have established relationships with potential end-customers and their engineering, procurement, and construction firms in the Russian oil and gas market.

We believe that there are potential, immediate opportunities with existing landfills in The Netherlands, the United Kingdom, Italy, France, and Greece. We also believe that there are potential, immediate opportunities in Germany, Ukraine, and Russia with ventilation air methane gas and abandoned coal mine gas, and in Russia with associated petroleum gas. The quality of gas for these sources in Europe and Russia may be trending to lower quality, which potentially fits into our technology’s competitive advantage.

The environmental policy trend in these regions for reduction in venting and flaring of methane gases is potentially supportive of our technology’s low quality gas capacity. These policies also have the potential of increasing the price paid for electricity generated by our products using low quality gas.

Licensing

We may also license our technology to others, which could form an additional revenue stream for us. In particular, we currently anticipate long-term licensing agreements with large turbine partners and original equipment manufacturers who can provide stronger worldwide presence and greater resources. We have not yet entered into any such licensing agreements and cannot provide any assurances that we will or that any such agreements will provide any appreciable amount of revenues.

Competition and Barriers to Entry

The target markets for our products are new and fairly undeveloped. There are essentially two application markets where we commercialize our products, and the competitive landscape in each is far different:

•	Low-quality fuels – Within applications where the gas source has an energy density (BTU/ft3) below the minimum level required by reciprocating engines and standard gas turbines, our Gradual Oxidizer does not have a direct technological or manufacturing competitor. In these situations, the prospective customer can elect to do nothing and allow low BTU gas to simply be emitted into the atmosphere. Alternatively, the customer can purchase gas such as propane or natural gas, mix it with the low BTU gas to make combustion feasible, and then flare the mixture. Because such alternative results in the destruction of the low BTU gas instead of converting the gas into a form of energy that could be sold or monetized, we do not consider it a direct form of competition.

•	Ultra-low emissions – Within applications where a customer is required, typically by national, regional or local legislation, to meet emissions regulations and controls limits, our systems compete with pollution control technologies, such as Selective Catalytic Reduction (SCR), Dry-Low- NO x, or Dry-Low-Emissions (DLN or DLE) systems, and in some cases, with low-emission flares and thermal oxidizers. As many of our competitors are large, well-established companies, they derive advantages from production economies of scale, worldwide presence, and greater resources, which they can devote to product development or promotion.

Our technology represents a value-added pre-process for power generation equipments such as gas turbines, reciprocating engines or other power generation equipments, and does not compete directly with them. If a site already has gas with high enough energy density to generate power with these standard equipments, and the resulting emissions levels do not exceed regulatory limits, then we deem such site to be outside of our target market.

Research and Development

We have a long track record of research, development, and initial deployment of our Gradual Oxidizer technology. In our 2011 fiscal year, as carved-out of our Predecessor, we expended approximately $2.4 million on research and development. In the following year, we expended approximately an additional aggregate (both on a carve-out basis and as a stand-alone from and after the spin-off) of $2.3 million. We expense our research and development costs as they are incurred. None of such costs were borne by SRI or EECT.

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Our engineering team is led by a group of experienced mechanical and electrical engineers who have worked together on the Gradual Oxidizer for the last five years. Our engineers have worked in a number of larger firms, including Honeywell International, Inc., General Motors Company, Inc., AlliedSignal, Inc., Capstone Turbine Corporation, General Electric Company, Underwriters Laboratories Inc., and Solar Turbines Incorporated. Combined, they have many decades of experience developing and commercializing a number of gas turbines, reciprocating engines, and related products.

Since 2008, our engineers have developed several Gradual Oxidizer test systems with improved system functionality and performance, leading to the commercialization of the FP250.

F100 Development Test Unit

In November 2008, we began testing the first F100 development test unit in a San Diego, California, test facility. This system was the first to combine the Gradual Oxidizer with a gas turbine (a 100 kilowatt gas turbine developed by Elliott Energy Systems, Inc.). Integration of the major components of the system required the design of proprietary software, hardware, and controls. Our team learned how to match the operating conditions of a gas turbine to the Gradual Oxidizer, which ultimately led to the scale up of the technology to our FP250.

F100 Field Test Unit

In August 2010, we commissioned the first F100 field test unit at the Lamb Canyon Landfill in Beaumont, California, with cooperation from the County of Riverside. This field test unit was the first successful operation of the Gradual Oxidizer in an active landfill environment. Internal emissions testing verified the ultra-low emissions profile of the Gradual Oxidation technology. This unit was the first to be evaluated for prolonged test periods, which led to significant improvements to key components.

FP250 Alpha Development Test Unit

As part of our contract with SRI, in November 2010, we began testing the first FP250 alpha development test unit in a San Diego, California, test facility. The purpose of this unit was to demonstrate the scalability of the Gradual Oxidizer technology to a 250 kilowatt gas turbine (developed by Ingersoll-Rand and FlexEnergy). We also completed our first development phase for software, controls, systems, and components, enabling the deployment of our field test unit.

FP250 Beta Development Test Unit

In July 2011, we installed the second FP250 beta development test unit at the Portsmouth, New Hampshire, manufacturing facility of FlexEnergy, which was previously Ingersoll-Rand’s facility. The purpose of this unit was to complete our second development phase for software, controls, systems, and components. In September 2013, we shipped this unit to the University of California, Irvine, for additional product improvements, cost reductions, and testing of alternative fuel sources.

FP250 Field Test Unit

In November 2011, SRI commissioned the first FP250 field test unit at the U.S. Army base at Fort Benning, Georgia. The Fort Benning FP250 project was funded by the DoD Environmental Security Technology Certification Program (“ESTCP”), which seeks innovative and cost-effective technologies to address high-priority environmental and energy requirements for the DoD. We were a subcontractor to SRI, a not-for-profit 501(c)(3) scientific research organization that conducts advanced research in environmental, energy, and other fields.

As part of the ESTCP protocol, SRI conducted independent verification tests in October 2012. Exhaust emission measurements were taken in accordance with standard EPA reference methods. Among the results, which are scheduled to be published formally in coming months by SRI, the FP250 emissions were far below the allowable NO x limits of the California Air Resources Board (“CARB”) 2013 waste gas standards, which standards are considered to be among the strictest in the world. To our knowledge, the FP250 is the only power generation solution to meet this standard using a gas turbine or reciprocating engine without chemical or catalytic enhancements.

The Fort Benning project provided us with an opportunity to operate the FP250 on a closed landfill with application challenges. The landfill collection system initially provided fuel of insufficient volume to operate the unit. Our team then adapted the FP250 to accept supplementary fuel in addition to the LFGs. Also, an unreliable electric grid caused impediments to operation. Our team addressed this application challenge by modifying the hardware and software to ensure robust, continuous operation in this harsh environment. In addition to overcoming these application challenges, we also made key improvements to core components, such as the filter, insulation systems, and system controls. These changes and improvements will be included in future applications and the commercial product.

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The Fort Benning FP250 is now the property of the base, and we are working with SRI and the Army on a transition to its full commercial operation.

Throughout the project, we successfully adapted the Fort Benning FP250 to accommodate a number of site-specific, extraneous factors, which led to further improvements of the commercial FP250. For example, given a lack of available landfill gas at the site, we implemented a process of supplemental fuel blending, by which propane and landfill gas were mixed to provide adequate energy content to operate the Fort Benning FP250. We intend to continue to make minor modifications to the FP250 to improve its reliability and operability.

Current and Future Efforts

Our research and development efforts are now focused on the following sequence of activities:

•	Develop the Dresser-Rand KG2-3G/GO. We are currently in joint development with Dresser-Rand on the KG2-3G/GO, which incorporates our Gradual Oxidation technology with Dresser-Rand’s KG2-3G two megawatt gas turbine. We have completed system layout and analytic models integrating our Gradual Oxidizer with this turbine.

•	Scale up to other large gas turbines. We have already established close working relationships with several other gas turbine manufacturers and large industrial partners to facilitate the potential development of additional systems. We have evaluated the feasibility of several larger gas turbines and have exchanged technical information and have received positive responses from manufacturers and industry partners.

•	Create test rig to simulate alternative fuel sources and oxidizer operating conditions . We are currently planning for the installation of a test rig to provide a simulated environment to enhance further the performance, efficiency, and fuel flexibility of our Gradual Oxidizer (including potential application to coal mine VAM). We currently anticipate the test rig to be operational by late-2013.

•	Continued development of academic relationships. Over the past five years, we have developed a number of strong research relationships with the University of Cincinnati and University of California, Irvine. In conjunction with the University of Cincinnati, we have developed analysis tools to simulate our Gradual Oxidation process. We currently anticipate further strengthening these relationships.

Intellectual Property Protection

Management believes that a policy of protecting intellectual property is an important component of our strategy and will provide us with a long-term competitive advantage.

We are pursuing an aggressive intellectual property strategy, including development of what we expect will become a strong patent portfolio. We believe that Gradual Oxidation technology is a patent domain largely independent from combustion. We have filed over 50 patent applications, two of which have been granted as of the date of this prospectus:

US Patent Number 6,393,821: Method for Collection and Use of Low-Level Methane Emissions

•	Filing Date: November 14, 2000

•	Issue Date: May 28, 2002

•	Expiration Date: November 14, 2020 (est.)

US Patent Number 8,393,160: Managing Leaks in a Gas Turbine System

•	Filing Date: October 17, 2008

•	Issue Date: March 12, 2013

•	Expiration Date: October 17, 2028 (est.)

We have hundreds of pages of descriptive support, with over 100 independent claims and over 600 dependent claims. We aim to continue to protect our Gradual Oxidation technology in multiple applications for various implementations, markets, and uses. We currently expect to file a significant number of additional patent applications. We cannot predict when our patent applications may result in issued patents, if at all, or that any patents will issue from these applications or that, if issued, such patents will cover all or a substantial portion of the claims currently set forth in the applications. There can be no assurance that any patents issued will provide us with any competitive advantages, will not be challenged by any third parties, or that such third parties will not design competitive products around the patents. In addition, there can be no assurance that any of our patents would be held valid by a court of law of competent jurisdiction or, if held valid, that we will have sufficient economic resources to enforce or defend our patent rights. In the event we are found to have infringed upon the patent rights of others, there can be no assurance that we would be able to obtain a license to use any of such patents.

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In addition, we have confidentiality agreements with our suppliers, distributors, employees, and certain visitors. With respect to proprietary know-how, we rely on trade secret protection and confidentiality agreements. Monitoring the unauthorized use of our proprietary technology is difficult and the steps we have taken may not prevent unauthorized disclosure or use of such technology. The disclosure or misappropriation of our trade secrets and other proprietary information could harm our ability to protect our rights and our competitive position.

Government Regulations

Air pollutants, such as NO x, CO, and VOCs, are produced as by-products of combustion. These pollutants are regulated by the EPA as well as by state and local air districts, because they are associated with negative health consequences and/or damage to the environment. Our Gradual Oxidation technology can achieve emissions of NO x that are noticeably lower than traditional combustion techniques without compromising the emissions of CO or VOCs.

Emissions regulations requiring a reduction in commonly found air pollutants such as NO x, CO, and VOCs could enhance market demand for our technology. An example of the advantages of ultra-low levels of NO x emissions is with respect to EPA’s New Source Review requirements under the Title V of the Federal Clean Air Act. Accordingly, potential legislation on greenhouse gases or general reductions in required criteria pollutant levels could assist with our achieving our business objectives. Although the timing of such regulations is uncertain, the general trend in recent decades continues to be increases in governmentally-mandated reductions for all criteria pollutants and the addition of new emissions to those regulated.

We continue to engage with federal and state policymakers to develop government programs to promote the deployment of our products. Since 2010, we have developed relationships with many regulators and legislators of interest, both at the federal and state levels, and we continue to pursue government funding, legislative, and regulatory opportunities.

Ultimately, it may be possible for our technology to achieve EPA BACT and LAER designations, as determined under the EPA New Source Review program.

Employees

As of the date of this prospectus, we have 16 full-time employees and one part-time employee. None of our employees is covered by a collective bargaining agreement, and we believe our relationship with our employees is good. We also employ consultants, including technical advisors and other advisors, on an as-needed basis to supplement existing staff. When we engage consultants or technical advisors, we typically enter into intellectual property assignment and non-disclosure agreements with them.

Property

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618. The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet.

On September 26, 2013, we entered into an Assignment and Assumption of Lease (the “Assignment”) with FlexEnergy for the property, with an effective date of August 1, 2013. Pursuant to the Assignment, we are now formally obligated under the Standard Industrial/Commercial Single-Tenant Lease, dated May 26, 2011 (the “Lease”), originally between FlexEnergy and Meehan Holdings, LLC (“Meehan”).

Prior to the Assignment, on September 4, 2013, Meehan executed a Lessor’s Consent to Assignment and Sublease with FlexEnergy and us. We also entered into a letter agreement with Meehan, by which we agreed to the following rent prepayments under the Lease:

•	$26,044 by September 30, 2013, to be applied to the December 2014 rent payment, and

•	$26,825 by July 31, 2014, to be applied to the December 2015 rent payment.

The Lease terminates on December 31, 2016. Our unpaid, outstanding obligation for the remainder of the Lease is $1,025,429. The current monthly rent under the Lease is $25,285.25, which increases to $26,044 on August 1, 2014, to $26,825 on August 1, 2015, and to $27,630 on August 1, 2016.

Previously, as provided in the Contribution Agreement, we had occupied a portion of the property, and assumed one-third of all liabilities, under the Lease (with FlexEnergy remaining responsible for the remaining two-third). Notwithstanding such arrangement, Meehan did not view us as formally obligated under the Lease.

Legal Proceeding

We are not currently a party to any legal proceedings.

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Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On July 1, 2013, we dismissed Weinberg & Baer LLC (“W&B”) as our independent registered accounting firm effective on such date. The reports of W&B on our financial statements for fiscal years 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, were not qualified or modified as to uncertainty, audit scope, or accounting principles, with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern. We engaged Kelly & Company (“Kelly”) as our new independent registered accounting firm effective as of July 1, 2013. The decision to change accountants was recommended and approved by our Board in connection with the Merger.

During fiscal years 2012 and 2011, the fiscal quarter ended March 31, 2013, and the subsequent interim period through July 1, 2013, the date of dismissal, there were no disagreements with W&B on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of W&B, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, nor were there any reportable events as defined in Item 304(a)(1)(iv) of Regulation S-K.

During fiscal years 2012 and 2011, the fiscal quarter ended March 31, 2013, and the subsequent interim period through July 1, 2013, neither we nor anyone on our behalf engaged Kelly regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial information included elsewhere in this prospectus, including our audited financial statements for the period ended December 31, 2012, and related notes and our unaudited financial statements for the three and nine months ended September 30, 2013. Because the Merger is being treated as a reverse acquisition, the following discussion relates to the separate financial statements of Ener-Core Power (the operating company), and references to the Company and to “we,” “our,” and similar words refer to Ener-Core Power (the operating company).

Prior to November 12, 2012, Ener-Core Power did not operate as a separate legal entity. As a result the historical financial information for the fiscal year ended December 31, 2011, as well as the cumulative period from January 1, 2012 through November 11, 2012 has been “carved out” of the financial statements of FlexEnergy. Such financial information is limited to Ener-Core Power related activities, assets and liabilities only.

The carved-out financial information includes both direct and indirect expenses. The historical direct expenses consist primarily of the various costs of direct operations. Indirect costs represent expenses that were allocable to the business. The indirect expense allocations are based upon: (1) estimates of the percentage of time spent by FlexEnergy employees working on or supporting Ener-Core Power business matters; and (2) allocations of various expenses associated with the employees, including salary, benefits, travel and entertainment, rent associated with the employees’ office space, accounting and other general administrative expenses.

Management believes the assumptions and allocations underlying the carve-out financial information are reasonable, although they are not necessarily indicative of the costs the Gradual Oxidizer Business would have incurred if it had operated on a standalone basis or as an entity independent of FlexEnergy. Accordingly, the financial position, operating results and cash flows may have been materially different if the Ener-Core Power business had operated as a stand-alone entity during the periods presented.

THE FOLLOWING PRESENTATION OF MANAGEMENT’S DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

Overview

We design, develop, and manufacture Gradual Oxidizer products and technologies that aim to expand power generation into previously uneconomical markets, while at the same time reducing the emissions of gases produced from industrial processes that contribute to air pollution and climate change. Our first product, the Ener-Core Powerstation FP250 (“FP250”), is able to generate electric power using low energy content gas or vapor while emitting low levels of air pollutants. The FP250 integrates a modified conventional micro-turbine (Ingersoll Rand MT250, now manufactured by FlexEnergy Energy Systems, Inc.) with a proprietary gradual thermal oxidizer in place of a conventional turbine’s combustor.

As disclosed elsewhere in this prospectus, Southern Research Institute performed an independent field valuation of FP250 at the Fort Benning location. An overview of the technology and benefits can be reviewed at the following link:  http://www.serdp.org/content/search?cqp=Standard&SearchText=200823&x=0&y=0

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Segments

The Company operates in one segment. All of the Company’s operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include the allocation of operations during the carve-out periods, valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments, and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; and exposure to warranty and other contingent liabilities. Actual results may differ from these estimates.

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Cash and Cash Equivalents

The Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company did not reserve any accounts receivable during the three and nine month periods ended September 30, 2013 and 2012.

Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets represents accumulation of costs for labor, materials and other costs that have been incurred in excess of a provision for contract loss that has previously been recognized as further discussed below under the section “Southern Research Contract.” These costs were recognized as costs of goods sold in the period from November 12 through December 31, 2012 when the contract was considered completed in accordance with the completed-contract method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Lives
Machinery and equipment	5 to 10 years
Office furniture and equipment	7 years
Computer equipment and software	3 years

Revenue Recognition

The Company generates revenue from the sale of its clean power energy systems and from consulting services. Revenue is recognized in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) and Staff Accounting Bulletin Topic 13 which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. With regards to the sale of products, delivery is not considered to have occurred, and therefore no revenues are recognized until the customer has taken title to the products and assumed the risks and rewards of ownership of the products specified in the purchase order or sales agreement. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the services delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. The Company defers any revenue for which the services have not been performed or is subject to refund until such time that the Company and the customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting (ASC 605-35). Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion - that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event. Accordingly during the period of contract performance, billings and costs are accumulated on the balance sheet but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed.

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Southern Research Contract

In April 2009 the Company entered into an initial contract with SRI to perform all detailed design, fabrication and site integration of installing a Turbine/Thermal Oxidizer demonstration unit. The scope of work also required the Company to commission and start up the demonstration unit including operator and maintenance training. In January of 2010 the Company and SRI amended the contract to a fixed price contract valued at $1,226,776, which required the Company to provide two 200kw Flex Powerstations (“Turbine 1” and “Turbine 2,” respectively) to be installed at two Department of Defense locations in the United States. In addition, the contract, as amended, required the Company to provide field integration, basic operator and maintenance training including on-site support for the first year of operation and also to maintain, operate and train operators of the equipment. The Company delivered Turbine 1 and installed the equipment in November 2011 and completed the operations and training phase in November 2012. The third amendment to the contract provided for the Company to deliver a second Turbine/Thermal Oxidizer unit and upgrade the engine of Turbine 1. The contract required the customer to identify a site for the second unit by December 31, 2012. However, a suitable site was not selected and the customer cancelled its order for the second unit. The SRI contract has been accounted for in accordance with the completed-contract method. The Company deferred all amounts received on this contract for Turbine 1 and Turbine 2 until the contract was completed on December 31, 2012, at which time all advance payments received on the contract ($990,652) was recorded as revenue and the remaining accumulated deferred costs of $990,652 were recorded as cost of goods sold. The Company recorded total contract costs of $4,377,337 over the duration of the contract.

Research and Development Costs

Research and development costs are expensed as incurred.

Share Based Compensation

FASB ASC 718 “Compensation - Stock Compensation” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 "Equity - Based Payments to Non-Employees." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Income Taxes

The Company accounts for income taxes under FASB ASC 740 "Income Taxes." Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Long-Lived Assets

In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable.  The Company considers the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. We have evaluated our intangible asset for impairment at each balance sheet date and, despite significant losses on the SRI contract, conclude that no impairment of the intangible asset is appropriate.

In 2010 the Company started the construction of the FP250 Beta development test unit at the Portsmouth, New Hampshire manufacturing facility of FlexEnergy for the purpose of completing the second development phase for software, controls, systems, and components and serve as a demonstration unit for potential customers. In July 2012 the construction of the FP250 Beta development test unit was completed and the asset was placed in service at the Portsmouth location. The Company had accumulated costs significantly higher than the amount originally expected in constructing the FP250 Beta development test unit. As a result the Company performed an evaluation of the FP250 Beta development test unit for impairment as this was an indication that the book value of the asset may not be recoverable. The total accumulated cost of constructing the FP250 was $1,089,079 as of July 2012, the date the asset was placed in service at the Portsmouth location. As part of the Company’s review, the fair market value of the FP250 Beta development test unit was determined to be $760,000. This determined fair market value was assessed to be the realizable value the Company could expect to receive on the sale of such equipment in a current transaction between willing parties, which is based on the sales price negotiated in the Distribution agreement with EECT. As further discussed in Note 11, the Company has entered into an agreement with EECT, an unrelated party, for the sale of a unit with the same functionality as the FP250 Beta development unit for a selling price of $760,000. The pricing is a one-time special price which considers this is the first unit of its kind being sold to be placed into the conventional commercial and industrial environment for long-term continuous commercial operation. An impairment charge of $329,079 was recorded in July 2012, which represented the difference between the fair value and the carrying value of the FP250 beta development unit.

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The FP250 beta development test unit was a contributed asset pursuant to the terms of the November 12, 2012 Contribution Agreement. The unit was relocated to the University of California, Irvine, in September 2013 where it will continue to be used as a development and demonstration unit.

There were no other indicators of impairment related to long-lived assets that resulted in additional impairment analysis.

Financial Instruments

The Company determines the fair value of our financial instruments based on the hierarchy established by ASC 820, “Fair Value Measurement.” The three levels of inputs used to measure fair value are as follows:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The carrying amounts of the financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar debt.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable, and accrued expenses.

These items are recorded in the financial statements at historical cost. The historical cost basis for these amounts is estimated to approximate their respective fair values due to the short maturity of these instruments.

Earnings (Loss) per Share

Basic earnings (loss) per common share is computed by dividing earnings (loss) to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes potentially dilutive securities such as outstanding options using various methods such as the treasury stock or modified treasury stock method in determination of dilutive shares outstanding during each reporting period. Stock options were excluded for purposes of calculating weighted average common share equivalents in the computation of diluted (loss) from continuing operations per share as their effect would have been anti-dilutive.

Comprehensive Income (Loss)

The Company has no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in the Company’s Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued a new accounting standard requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This pronouncement is effective prospectively for reporting periods beginning after December 15, 2012. We do not anticipate the adoption of this standard to have a material impact on the Company’s financial statements and related disclosures.

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In December 2012, the FASB issued a new accounting standard that will require the Company to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The new guidance is effective for the Company's interim period ending March 31, 2013. The disclosures required are to be applied retrospectively for all comparative periods presented. The Company does not expect that this guidance will have an impact on its financial position, results of operations or cash flows as it is disclosure-only in nature.

Results of Operations for the Three-month Periods Ended September 30, 2013 and 2012

Net Loss

For the quarter ended September 30, 2013, we incurred a net loss of $2.0 million, consisting of operating expenses of $2.0 million which included $0.7 million of stock based compensation. For the quarter ended September 30, 2012, the Predecessor incurred a net loss of $1.8 million, including approximately $0.4 million for interest expense to a related party, and $1.4 million of operating expenses including $0.1 million of stock based compensation.

Revenue

There were no sales recorded during the third quarter of 2013. The Predecessor recorded no revenue in the corresponding quarter ended September 30, 2012.

Cost of Goods Sold

There was no cost of goods sold recorded in the quarter nor in the prior corresponding quarter for the Predecessor.

Gross Profit

There was no gross profit for the third quarter of 2013 nor in the prior corresponding quarter for the Predecessor.

Operating Expenses

Total operating expenses for the quarter ended September 30, 2013 amounted to $2.0 million and were comprised of:

•	Selling, general and administrative expenses of approximately $1.3 million, which were comprised of $0.7 million of payroll costs which included $0.4 million of stock based compensation expense and $0.1 million of payroll costs associated with payroll bonuses and penalty accrual provisions related to the nonqualified stock options granted to employees in December 2012; and

•	Research and development expenses of approximately $0.7 million, which included $0.2 million of payroll costs, $0.2 million of stock based compensation expense and other expenditures associated with Gradual Oxidizer development.

The Predecessor’s operating expenses during the quarter ended September 30, 2012 were approximately $1.4 million and were comprised of:

•	Selling, general and administrative expenses of approximately $0.5 million, which were predominantly payroll, legal fees associated with corporate matters, intellectual property costs, and employee travel;

•	Research and development expenses of approximately $0.5 million, which were largely employee, consultant costs and operating costs associated with the Gradual Oxidizer development; and

•	An asset impairment charge of $0.3 million on the FP250 beta development unit.

Results of Operations for the Nine-month Periods Ended September 30, 2013 and 2012

Net Loss

For the period of January 1, 2013 through September 30, 2013, Successor incurred a net loss of $4.6 million. For the nine months ended September 30, 2012, the Predecessor lost $6.0 million, consisting of interest expense of approximately $0.9 million and operating expenses of $5.1 million.

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Successor operating expenses during the nine months ended September 30, 2013 were comprised of:

•	Selling, general and administrative expenses of approximately $3.3 million, primarily associated with payroll costs of $1.2 million including stock based compensation expense of $0.5 million, occupancy and insurance expenses of $0.4 million and $1.6 million associated with professional fees, of which $1.0 million were carve out, and Merger related costs; and

•	Research and development expenses of approximately $1.4 million were comprised of employee related costs of $0.5 million, including $0.2 million of stock based compensation, $0.9 million expenditures associated with Gradual Oxidizer development including $0.1 million costs associated with the relocation of the FP250 beta test development unit from Portsmouth, New Hampshire, to the University Of California, Irvine.

The Predecessor’s operating expenses during the nine months ended September 30, 2012 were approximately $5.1 million and were comprised of:

•	Selling, general and administrative expenses of approximately $2.6 million, primarily associated with payroll costs, including $0.3 million of stock compensation expense, legal fees associated with corporate matters, intellectual property costs, and employee travel; and

•	Research and development expenses of approximately $2.2 million, which were primarily employee and consultants costs and operating costs associated with the Gradual Oxidizer development.

Other Income and Expenses

Other expenses, consisting mostly of interest expense, varied during the reporting periods:

•	During the third quarter of 2013, we had no interest expense and during the nine months ended September 30, 2013, we incurred approximately $10,000 of interest expense on a note payable to an investor.

•	For the Predecessor during the nine months ended September 30, 2012, we incurred approximately $0.9 million in interest expense, which was the portion of the prior parent company’s debt that was allocated to us. During the three months ended September 30, 2012, allocated interest expense was $0.4 million. Management believes these allocations are reasonable but not necessarily indicative of the cost that would have incurred if the Company had been operating on a stand-alone basis.

Results of Operations for the Period from November 12, 2012 (inception) through December 31, 2012, the Period from January 1, 2012 through November 11, 2012, and for the Year ended December 31, 2011

Net Loss

From inception through December 31, 2012, we incurred a net loss of $375,000, consisting of operating expenses, and zero gross profit on Sales of $991,000. For the period of January 1, 2012 through November 11, 2012, the Predecessor incurred a net loss of $6.548 million, primarily consisting of $1.031 million in interest expense and $5.517 million in operating expenses. For the 2011 fiscal year, the Predecessor incurred a net loss of $7.610 million, primarily consisting of $164,000 in interest expense and $7.446 million in operating expenses, which also included a $1.729 million provision for the loss on the Southern Research Institute contract (the “SRI Contract”).

Revenue

Our sales during the period from inception through December 31, 2012, amounted to $991,000, which represents the revenue recognized on the SRI Contract. For January 1, 2012 through November 11, 2012 and for the 2011 fiscal year, the Predecessor did not record any revenue.

Cost of Goods Sold

The cost of goods sold from inception through December 31, 2012, amounted to $991,000, which is also referenced on the Predecessor’s balance sheet as at November 11, 2011, as “costs in excess of billings on uncompleted contracts” and discussed further in Note 4 (Significant Accounting Policies - Revenue Recognition - Southern Research Contract) to our annual and post-inception financial statements and Note 3 (Significant Accounting Policies - Revenue Recognition - Southern Research Contract) to our quarterly financial statements elsewhere in this prospectus. For January 1, 2012 through November 11, 2012 and for the 2011 fiscal year, the Predecessor did not record any cost of goods sold.

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Gross Profit

Our gross profit during the period from inception through December 31, 2012, was zero, as the cost of goods matched the revenues recorded on the SRI Contract. For January 1, 2012 through November 11, 2012 and for the 2011 fiscal Year, the Predecessor did not record any sales and of cost of goods sold.

Operating Expenses

Total operating expenses from inception through December 31, 2012, amounted to $375,490 and were comprised of:

•	Selling, general, and administrative expenses of approximately $237,000, which were primarily associated with payroll costs and corporate activities.

•	Research and development expenses of approximately $138,000, which were primarily payroll costs and depreciation.

The Predecessor’s operating expenses during January 1, 2012, through November 11, 2012, were approximately $5.517 million and were comprised of:

•	Selling, general, and administrative expenses of approximately $2.887 million, which were primarily associated with payroll costs, legal fees associated with corporate matters, intellectual property costs, and employee travel.

•	Research and development expenses of approximately $2.301 million, which were primarily employee, consultant costs and operating costs associated with the Gradual Oxidizer development.

•	Impairment expenses of $329,079 associated with the write-down of the FP250 beta development test unit in Portsmouth, New Hampshire. (For more details concerning these expenses, please see Note 4 (Significant Accounting Policies – Long-Lived Assets) to our annual and post-inception financial statements and Note 3 (Significant Accounting Policies – Long-Lived Assets) to our quarterly financial statements elsewhere in this prospectus.

Stock-based compensation expense of $381,000, allocated based on headcount at the prior parent, is included in payroll costs associated with selling, general, and administrative expenses and research and development expenses, above.

The Predecessor’s operating expenses during the 2011 fiscal year were approximately $7.446 million and were comprised of:

•	Selling, general, and administrative expenses of approximately $3.305 million, which were primarily associated with payroll costs, legal fees associated with corporate matters, intellectual property costs, and employee travel.

•	Research and development expenses of approximately $2.412 million, which were primarily employee and consultants costs and operating costs associated with the Gradual Oxidizer development.

•	$1.729 million expense attributable to a provision for contract loss in respect of the SRI Contract.

Stock-based compensation expense of $362,000, allocated based on headcount at the prior parent, is included in payroll costs associated with selling, general, and administrative expenses and research and development expenses, above.

Other Expenses: Interest Expense

Other expenses, consisting solely of interest expense, varied during the reporting periods:

•	From inception through December 31, 2012, we had no interest expense.

•	From January 1, 2012 to November 11, 2012, we incurred approximately $1.031 million in interest expense, which was the portion of the prior parent company’s debt that was allocated to us.

•	During the 2011 fiscal year, we incurred approximately $164,000 in interest expense, which was the portion of the prior parent company’s debt that was allocated to us.

Management believes these allocations are reasonable but not necessarily indicative of the cost that would have incurred if the Business had been operated on a stand-alone basis.

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Liquidity

Nine Months ended September 30, 2013

Cash Flows from Operating Activities

Our cash used in operating activities was $3.9 million for the nine months ended September 30, 2013 which was due to an operating loss of $4.6 million offset by non-cash items of $0.2 million of depreciation and amortization expense and stock based compensation of $0.7 million.

From January 1, 2012 to September 30, 2012, the Predecessor used approximately $5.7 million of net cash in operating activities, primarily to fund operations.

Cash Flows from Investing Activities

For the nine month periods ended September 30, 2013 and 2012, the Company used $22,000 and $24,000, respectively for the purchase of property and equipment.

Cash Flows from Financing Activities

Net cash from financing activities in the nine month period ended September 30, 2013 was approximately $4.6 million. This consisted of $4.2 million in proceeds net of issuance costs from the issuance of common stock and warrants, proceeds from related party notes payable and advances of $0.7 million, and the payment of related party notes payable of $0.3 million.  Additionally, common stock was issued in satisfaction of $0.7 million of notes payable, advances and accounts payable.

During the nine month period ended September 30, 2012, the Predecessor net cash from financing activities was $5.8 million which was a cash contribution from its parent company.

Periods from January 1, 2012 to November 11, 2012 and from November 12, 2012 (inception) to December 31, 2012 and the Year ended December 31, 2011

Cash Flows from Operating Activities

As of the spin-off on November 12, 2012, our cash balance was zero. We received $500,000 in equity funding from an affiliate contemporaneously with the spin-off. As of December 31, 2012, our cash balance was approximately $93,000, having used approximately $407,000 of net cash in operating activities, primarily to fund the $375,000 net loss during such period.

From January 1, 2012 to November 11, 2012, the Predecessor used approximately $6.213 million of net cash in operating activities, primarily to fund the net loss of approximately $6.548 million during such period, and expenses of approximately $776,000 associated with the SRI Contract. The then-parent company funded the cash needs of the business during such period.

For the 2011 fiscal year, the Predecessor used approximately $8.315 million of net cash in operating activities, primarily to fund the net loss of approximately $7.610 million during such period, and approximately $1.0 million expenses associated with the SRI Contract and the purchase of property and equipment of $1.172 million (substantially all of which amount related to the FP250 beta development test unit in Portsmouth, New Hampshire). The cash needs were funded by the parent and opening cash of the Predecessor.

Capital Resources

At September 30, 2013, cash and cash equivalents were $763,000 as compared to $93,000 at December 31, 2012. The Company also had $50,005 restricted cash on deposit associated with a corporate credit card. During the nine-month period ended September 30, 2013, the Company's net cash increased by approximately $0.7 million. During the third quarter, the Company purchased inventory of approximately $64,000 related to the EECT contract.

As of September 30, 2013, the total assets of the Company were approximately $2.0 million which included cash balances of approximately $0.8 million, net property, plant and equipment of approximately $0.8 million, net intangibles of approximately $42,000, inventory of $64,980 and prepaid expenses of $0.3 million primarily associated with the EECT contract purchases.

On August 1, 2013, the Company assumed its facility lease from FEES.  This facility lease has a remaining term of 39 months and expires December 31, 2016. As discussed more fully in Note 10 “Commitments and Contingencies” to the unaudited condensed consolidated financial statements elsewhere in this prospectus, the remaining obligation on this lease is approximately $1.0 million.

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The Company has not yet achieved profitable operations and has yet to establish an ongoing source of revenue to cover operating costs and meet its ongoing obligations. Our cash needs for the next 12 months are projected to be in excess of $11.5 million which includes the following:

•	Employee, occupancy and related costs: $5.2 million
•	Professional fees and business development costs: $1.0 million
•	Research and development programs: $3.1 million
•	Corporate filings : $0.5 million
•	Working capital : $1.5 million

Our sales cycle can exceed 24 months and we do not expect to generate sufficient revenue in the next twelve months to cover our operating costs. Our future is dependent upon our ability to obtain financing and upon future profitable operations. We anticipate that we will rely on debt or equity financing in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance we will be able to obtain sufficient operating capital through the sale of equity and issuance of debt or that the development and implementation of our business plan will generate sufficient funds to sustain ongoing operations.

Contractual Obligations

As of the date of this prospectus, we have certain fixed contractual obligations and commitments that includes future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant obligations in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

Estimated amounts due ($)	less than one year	one to three years	over three years

Lease and other commitments	$73,855	$949,925	—

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Related Party Transactions

Commencing with the spin-off, Ener-Core Power entered into a series of debt and equity transactions with our major stockholder group - the SAIL Entities, a group of affiliated entities described in footnote 10 under “Security Ownership of Certain Beneficial Owners and Management” below. As a result of such transactions, the SAIL Entities were issued a sufficient quantity of Ener-Core Power’s capital stock which, when converted into shares of our common stock in connection with the Merger-related private placement, constitutes a controlling interest in us - some of the issuances were for cash consideration and others were for the conversion of debt directly owed by Ener-Core Power to one or more of the SAIL Entities or were incurred by one or more of the SAIL Entities on its behalf. A description of those transactions is set forth in Note 12 (Subsequent Events) to our annual and post-inception financial statements and in Note 9 (Related Party Transactions) to our quarterly financial statements elsewhere in this prospectus. Further, two of our five directors are affiliated with the SAIL Entities, which are managed by SAIL Capital Partners, LLC. Michael J. Hammons is a partner of SAIL Capital Partners, LLC, and Christopher J. Brown is a principal.

Prior to the spin-off, for the period from January 1, 2012 through November 11, 2012, our Predecessor recorded allocated interest expense related to the parent company’s debt of $1,030,802 and $164,393 for the year ended December 31, 2011. The allocation of interest expense was based on the net loss of the Predecessor compared to the aggregate net income loss of the parent company of the Predecessor. There were a number of parent company debt instruments issued in 2011 and 2012 in favor of significant stockholders of the Company, who are related parties. All assets of the company were held as collateral as part of the debt instruments. Under the terms of the Restructuring Agreement all debt was converted to equity and all collateral was released from encumbrance without recourse.

Following the spin-off, in January 2013, Ener-Core Power borrowed $250,000 from RNS Flex, LLC, one of its then-significant stockholder and the controlling stockholder of its former parent FlexEnergy, under a secured convertible note payable that was due at the earliest of February 28, 2013 or upon completion of a $1,000,000 financing event. The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at 85% of the price of a future financing or $3.6056 per share. Such note and accrued interest was repaid in March 2013 using funds that Ener-Core Power obtained from a new $260,200 note that it wrote in favor of the SAIL Entities (the “March Note”). The new note was due March 28, 2014, or earlier, upon completion of the Merger. The note accrued interest at the rate of 12%, was secured by Ener-Core Power’s intangible assets, and was convertible at the option of the SAIL Entities into common stock at $0.75 per share. The note was converted in April 2013 in accordance with its terms.

In March 2013, Ener-Core Power borrowed $260,200 from a SAIL Entity under a note payable that was due on the earlier of the completion of the Merger or March 28, 2014. The note accrued interest at the rate of 12% and was convertible at the SAIL Entity’s option into shares of common stock at $0.75 per share, which the SAIL Entity did in April 2013. As the note was outstanding for less than one month, no interest was due to the SAIL Entity.

In March 2013, a SAIL Entity advanced Ener-Core Power $184,127 for operating capital. The advance did not bear interest and was due on demand. In April 2013, the SAIL Entity converted the advance into shares of common stock of Ener-Core Power at $0.75 per share.

In April 2013, Ener-Core Power sold and issued to the SAIL Entities 666,667 shares of its common stock at $0.75 per share for an aggregate purchase price of $500,000.

In April 2013, an aggregate of approximately $671,618 that was owed by Ener-Core Power to SAIL Entities was converted into an aggregate of approximately 895,491 shares of its common stock. Such economic obligations consisted of (i) the March $260,200 note payable, (ii) $180,000 that had been advanced to Ener-Core Power in March 2013, (iii) $220,710 that had been advanced on Ener-Core Power’s behalf under a letter of credit entered into in connection with the spin-off transaction under the Contribution Agreement; and (iv) $11,708 for certain reimbursable legal expenses incurred in February, March, and April 2013.

In June 2013, Ener-Core Power sold and issued to the SAIL Entities 304,509 shares of its common stock at $0.75 per share for an aggregate purchase price of $228,382.

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In June 2013, we borrowed $100,000 each from three significant Company stockholders, Peter Geddes, Morrie Tobin and Jonathan Spanier, under notes payable that were due on the earlier of the completion of the Merger or December 31, 2013.  The notes accrued interest at the rate of 8% and are convertible at the lenders’ option into shares of our common stock at $.75 per share. On July 1, 2013, the note payable owed to Mr. Geddes was converted into shares of our common stock in the Merger-related private placement and the remaining notes payable for $200,025 (inclusive of $25 in accrued interest), was repaid at the closing of the Merger.

Immediately prior to the closing of the Merger on July 1, 2013, we owed a total of $28,208 to our former Secretary Ruthy Navon and an entity which she controls. The liability bore no interest, was unsecured and had no fixed date for repayment. We repaid this liability prior to the closing of the Merger.

In July 2013, all of the shares of Ener-Core Power’s common stock held by the SAIL Entities were converted into shares of our common stock as a part of the Merger-related private placement.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages, and principal positions of our executive officers and directors as of the date of this prospectus:

Name	Age	Positions Held
Alain J. Castro	43	Chief Executive Officer and Director
Boris A. Maslov, Ph.D.	53	President, Chief Operating Officer, and Chief Technology Officer
Kelly Anderson	46	Treasurer/Chief Financial Officer
Michael T. Levin	34	Vice President and Secretary
Michael J. Hammons	43	Chairman of the Board of Directors
Christopher J. Brown, Ph.D.	36	Director
Stephen L. Johnson	62	Director, Chairman of the Compensation Committee
Bennet P. Tchaikovsky	44	Director, Chairman of the Audit Committee

Biographical Information

Alain J. Castro became our Chief Executive Officer and a Director as of the closing of the Merger. Commencing May 14, 2013, until the closing of the Merger, he had been the Chief Executive Officer and a Director of Ener-Core Power (the operating company). He founded International Energy Ventures Limited, a United Kingdom-based investor into clean tech companies and renewable energy projects, in May of 2003 and remains active with it. Between February of 2008 and June of 2011, Mr. Castro served in various capacities (including president and a director) of the North and South America divisions of Akuo Energy, an international developer and operator of renewable energy projects. Prior to his career in the renewable energy sector, he was a partner at Ernst & Young Consulting (in the Mercosur region of Latin America), an international advisory services firm. Mr. Castro participated in the Sloan Executive Masters Program at the London Business School and received his B.S. in Industrial and Mechanical Engineering from the University of Texas. We concluded that Mr. Castro’s experience with clean tech companies and renewable energy projects, as well as his previous executive-level experience, coupled with his position as our Chief Executive Officer, made his appointment as one of our Directors appropriate.

Boris A. Maslov, Ph.D., became our President, Chief Operating Officer, and Chief Technology Officer as of the closing of the Merger. Commencing with the inception of Ener-Core Power (the operating company) until the closing of the Merger, he served as its President, Chief Operating Officer, and Chief Technology Officer and served as its interim Chief Executive Officer from inception until May 14, 2013. Previously, between January of 2011 and November of 2012 (the inception of the operating company), Dr. Maslov was Vice President of FlexEnergy. Prior to that, between October of 2007 and January of 2011, he was Chief Executive Officer of Energy One Management LLC, a renewable energy project development company located in McLean, Virginia. He received his Ph.D. in Electrical Engineering and his B.S. and M.S. in Electrical Engineering and Computer Science, all from the Moscow Institute of Physics and Technology.

Kelly Anderson became our Chief Financial Officer and Treasurer effective November 15, 2013. From October 2012 through September 2013, Ms. Anderson was the Chief Accounting Officer of Fisker Automotive, Inc. from October 2012 through September 2013, the Chief Financial Officer of WindPower Innovation from June through September 2013, and served on the board of directors of the Psychic Friends Network, Inc. from 2012 through May 2013, including chairing its audit committee and serving on its compensation committee. Between April 2010 and February 2012, Ms. Anderson was the President and Chief Financial Officer of T3 Motion, Inc, (“T3”), an electric vehicle technology company.  Between March 2008 and April 2010, she served as T3’s Executive Vice President and Chief Financial Officer, and as a director from January 2009 until January 2010. From 2006 until 2008, Ms. Anderson was Vice President at Experian, a leading credit reporting agency. From 2004 until 2006, Ms. Anderson was Chief Accounting Officer for TripleNet Properties, G REIT, Inc., T REIT, Inc., NNN 2002 Value Fund, LLC, and Chief Financial Officer of NNN 2003 Value Fund, LLC and A REIT, Inc., all of which were real estate investment funds managed by TripleNet Properties. From 1996 to 2004, Ms. Anderson held senior financial positions with The First American Corp., a Fortune 500 title insurance company.  Ms. Anderson is a 1989 graduate of the College of Business and Economics at California State University, Fullerton.

Michael T. Levin became our Secretary and Vice President of Legal and Regulatory Affairs as of the closing of the Merger. Commencing with the inception of Ener-Core Power (the operating company) until the closing of the Merger, he served as its Secretary and Vice President of Legal and Regulatory Affairs. Previously, between October of 2010 and November of 2012 (the inception of the operating company), Mr. Levin was Vice President of FlexEnergy. Until then, commencing in June of 2008, he practiced law at Bryan Cave LLP, an international business and litigation firm, where he focused his practice on regulatory compliance, governmental affairs, environmental law, and civil litigation. In 2010, Mr. Levin co-founded CleanTech OC, a business trade association that seeks to promote economic growth in the Orange County clean technology industry, and, between 2007 and 2008, was the Vice President of Better Energy Systems Inc., an Oakland, California-based consumer solar technology company. Mr. Levin received his JD from Duke University School of Law and his B.A. in political science from Stanford University.

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Michael J. Hammons became Chairman of the Board of Directors (our “Board”) as of the closing of the Merger. Commencing with the inception of Ener-Core Power (the operating company) until the closing of the Merger, he served as its Chairman of the Board. Since June of 2009, Mr. Hammons has been a partner at SAIL Capital Partners, LLC (and its predecessor, SAIL Venture Partners, LLC), an investor in energy and water technology companies and the management company of SAIL Venture Partners II, LP; SAIL Sustainable Louisiana, LP; SAIL 2010 Co-Investment Partners, LP; and SAIL 2011 Co-Investment Partners, LP. From September of 2008 through March of 2009, he was the chief executive officer of Vigilistics, Inc., a Mission Viejo, California-based software company and, from August of 2007 to May of 2008, the chief executive officer of Nexiant, Inc., an Irvine, California-based a provider of proprietary technology solutions for the maintenance, repair, and operations inventory space. Mr. Hammons received his B.S. in Industrial Engineering from California Polytechnic State University, San Luis Obispo, and his M.B.A. from Harvard Business School. We concluded that Mr. Hammons’ experience as a partner SAIL Capital Partners, LLC (one of the SAIL Entities), with their investment portfolio, his management expertise in respect of companies similarly situated, and his familiarity with us, both prior and subsequent to the spin-off, coupled with his service as the Chairman of our board prior to the closing of the Merger, made his appointment as one of our Directors as of the closing of the Merger appropriate.

Christopher J. Brown, Ph.D., became one of our directors as of the closing of the Merger. Commencing with the inception of Ener-Core Power (the operating company) until the closing of the Merger, he served as a director of the operating company. Since December of 2010, Dr. Brown has been a principal of SAIL Capital Partners, LLC, an investor in energy and water technology companies and the management company of SAIL Venture Partners II, LP; SAIL Sustainable Louisiana, LP; SAIL 2010 Co-Investment Partners, LP; and SAIL 2011 Co-Investment Partners, LP. From May through August of 2009, he was a business development consultant for Stion Corporation, a San Jose, California-based high-efficiency, low-cost thin film solar panel manufacturer and, from October 2005 through October 2008, the chief executive officer of Chromafix, a Raleigh, North Carolina-based cleantech textile dye manufacturing company. Dr. Brown received his M.B.A. from Harvard Business School in 2010, his Ph.D. in physics from North Carolina State University in 2008, and his B.S. in physics from the College of Charleston in 1999. We concluded that Dr. Brown’s experience as a principal in SAIL Capital Partners, LLC (one of the SAIL Entities), with their investment portfolio, and his familiarity with us, both prior and subsequent to the spin-off, coupled with his service on our board prior to the closing of the Merger, made his appointment as one of our Directors as of the closing of the Merger appropriate.

Stephen L. Johnson became one of our directors as of the closing of the Merger. Commencing May 3, 2013, until the closing of the Merger, he served as a director of Ener-Core Power (the operating company). He is currently the President and Chief Executive Officer of Stephen L. Johnson and Associates Strategic Consulting, LLC, a Maryland-based strategic provider of business, research, and financial management and consulting services that he formed in 2009. For the 30 years prior to his establishing his consulting business, Dr. Johnson was employed by the U.S. Environmental Protection Agency, where he became the first career employee and scientist to serve as Administrator, a position he held from January 2005 through January 2009, having previously served in various other positions, including acting deputy administrator and assistant administrator. Since 2010, he has served as a Director of The Scotts Miracle-Gro Company, a leading supplier of consumer products for lawn and garden care, and commencing April 2011, as a director of M2 Renewables, Inc., an Orange County, California-based wastewater-into-reclaimed water and energy company. Between 2009 and 2011, he was a director of FlexEnergy. Dr. Johnson received his B.A. in Biology from Taylor University, and honorary D.Sc. from Virginia Wesleyan University and from Taylor University. We concluded that Dr. Johnson’s scientific background, his experience with the U.S. Environmental Protection Agency, and his consulting background, as well as his service on the boards of directors of various companies, made his appointment as one of our Directors appropriate.

Bennet P. Tchaikovsky became one of our directors and chairman of our audit committee on November 25, 2013. From April 2010 through August 2013, Mr. Tchaikovsky served as the Chief Financial Officer of VLOV Inc. (“VLOV”), a China-based clothing designer and distributor that was also a U.S. publicly traded company. From September 2009 to July 2011, Mr. Tchaikovsky served as Chief Financial Officer of China Jo-Jo Drugstores, Inc. (“CJJD”), where he also served as a director from August 2011 through January 2013.  CJJD is a U.S. public company operating a chain of pharmacies in China.  From May 2008 to April 2010, Mr. Tchaikovsky served as the Chief Financial Officer of Skystar Bio-Pharmaceutical Company (“SKBI”), which he performed on a part-time basis. SKBI is a U.S. public company that manufactures and distributes veterinary medicines and related products in China, and Mr. Tchaikovsky assisted the company primarily with preparing its financial statements and other financial reporting obligations. From March 2008 through November 2009, Mr. Tchaikovsky was a director of Ever-Glory International Group (“EVK”), and served on the audit committee as chairman and on the compensation committee as a member. EVK is a U.S. public company and apparel manufacturer based in China. From December 2008 through November 2009, Mr. Tchaikovsky was a director of Sino Clean Energy, Inc, (“SCEI”) and served on the audit committee as chairman and on both the compensation and nominating committees as members. SCEI was a U.S. public company and manufactures a coal fuel substitute in China. None of the foregoing companies is related to or affiliated with us. Mr. Tchaikovsky is a licensed Certified Public Accountant and an active member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

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Our Board and Its Committees

Our Board is currently composed of five members, two of which, as discussed further under “Certain Relationships and Related Transactions; Director Independence” below, have been determined to be “independent” directors.  All members of our Board serve in this capacity until their terms expire or until their successors are duly elected and qualified.

Our Board formally established separate audit, nominating and compensation committees by adopting their charters on November 25, 2013.

Audit Committee

Mr. Tchaikovsky is currently the sole member of the audit committee. Our Board has determined, based on information that Mr. Tchaikovsky furnished and other available information, that he meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Exchange Act, and has accordingly designated him as such as well as chairman of the committee.

The responsibilities of our audit committee include:

•	meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

•	appointing our independent registered public accounting firm, determining its compensation and pre-approving its engagement for audit and non-audit services;

•	overseeing our independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•	meeting with our independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters; and

•	reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting to our Board.

Compensation Committee

Mr. Johnson is currently the sole member of the compensation committee as its chairman. The compensation committee will oversee and, as appropriate, make recommendations to the Board regarding the annual salaries and other compensation of our executive officers and our employees, and other policies, and provide assistance and recommendations with respect to our compensation policies and practices.

Nominating Committee

The nominating committee will assist in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and assist in filling any vacancies on our Board, and consider any nomination of director candidates validly made by stockholders. The nominating committee currently does not have any member.

Other Information

There are no family relationships among our directors or among our executive officers.

Securities holders may send communications to our Board by writing to 9400 Toledo Way, Irvine, California 92618, attention: Board of Directors or any specific director. Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or other directors.

Executive Compensation

The following executive compensation disclosure reflects all compensation for the periods ended December 31, 2012 and 2011, received by our principal executive officer, principal financial officer, and most highly compensated executive officers. We refer to these individuals in this prospectus as “named executive officers.”

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Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Comp ($)	Non- qualified Deferred Comp Earnings ($)	All Other Comp ($)	Total ($)
Alain J. Castro	2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Chief Executive Officer (1)	2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Boris A. Maslov	2012	225,000	—	—	$146,493	—	—	—	371,493
President, COO, and CTO (2)	2011	225,000	—	—	—	—	—	—	225,000
James M. Thorburn, former interim	2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Treasurer/Chief Financial Officer (3)	2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Kelly Anderson	2012	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Treasurer/Chief Financial Officer (4)	2011	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Michael T. Levin	2012	162,400	—	—	$16,981	—	—	—	179,381
VP Legal (5)	2011	162,400	—	—	—	—	—	—	162,400

____________________________________

(1)	Mr. Castro was not affiliated with us or with Ener-Core Power (the operating company) during either of our last two fiscal years. He became Chief Executive Officer of the operating company under the terms of his employment agreement on April 25, 2013. His compensation is $200,000 per annum.

(2)	Dr. Maslov served in a variety of officer roles with Ener-Core Power (the operating company) subsequent to the spin-out and with FlexEnergy prior to the spin-out. The compensation set forth in the table above represents Dr. Maslov’s compensation from FlexEnergy or the operating company, as relevant. His compensation for the current fiscal year remains unchanged. Effective December 31, 2012, Dr. Maslov was granted options under our Predecessor’s 2012 Equity Incentive Plan for the purchase of up to 1,200,000 shares of the operating company’s Series D Preferred Stock and 187,500 shares of the operating company’s common stock, all of which he exercised in January 2013. The term was five years; the exercise price was $0.001; one-third of the options vest six months from the date of grant and the remainder vest ratably over the succeeding 30 months. The options could be exercised prior to vesting, but were subject to certain repurchase rights in favor of us. The shares of Series D Preferred Stock were converted into 1,500,000 shares of common stock of the Predecessor immediately prior to the Merger.

(3)	Mr. Thorburn was not affiliated with us or with Ener-Core Power (the operating company) during either of our last two fiscal years. He became interim Treasurer/Chief Financial Officer of the operating company under the terms of his Consulting Agreement on May 8, 2013. Mr. Thorburn’s Consulting Agreement expired effective November 11, 2013.

(4)	Ms. Anderson became our Treasurer and Chief Financial Officer effective November 15, 2013, to replace Mr. Thorburn.

(5)	Mr. Levin served in the same basic role with Ener-Core Power (the operating company) subsequent to the spin-out as he had with FlexEnergy prior to the spin-out. The compensation set forth in the table above represents Mr. Levin’s compensation from FlexEnergy or the operating company, as relevant. His compensation for the current fiscal year remains unchanged. Effective December 31, 2012, Mr. Levin was granted options under the Predecessor’s 2012 Equity Incentive Plan for the purchase of up to 50,000 shares of the operating company’s Series D Preferred Stock and 135,333 shares of the operating company’s common stock, all of which he exercised in January 2013. The term was five years; the exercise price was $0.001; one-third of the options vest six months from the date of grant and the remainder vest ratably over the succeeding 30 months. The options could be exercised prior to vesting, but were subject to certain repurchase rights in favor of us. The shares of Series D Preferred Stock were converted into 62,500 shares of common stock of the Predecessor immediately prior to the Merger.

Compensation Philosophy

Our basic objectives for executive compensation are to recruit and keep top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value.

Employment Agreements

We have entered into various employment and employment-related agreements with certain of our executive officers. Set forth below is a summary of many of the material provisions of such agreements, which summaries do not purport to contain all of the material terms and conditions of each such agreement.

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Our Agreements with Mr. Castro and Dr. Maslov:

Mr. Castro is employed by us pursuant to his Executive Employment Agreement, dated April 25, 2013, with Ener-Core Power (the operating company), which agreement was assumed by us as of the closing of the Merger. Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms as of April 25 of each year unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term. We will pay Mr. Castro a base salary of $200,000 per year that may be increased but not decreased by our Board in its sole discretion. Mr. Castro is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our Board may adopt in its sole discretion and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the Board from time to time.

Dr. Maslov is employed by us pursuant to his Amended and Restated Executive Employment Agreement, dated December 31, 2012, with Ener-Core Power (the operating company), which agreement was assumed by us as of the closing of the Merger. Under the agreement, the term of his employment is one year, renewing automatically for successive one-year terms as of December 31 of each year unless either party gives the other party notice of non-renewal not less than 30 day prior to the end of the relevant term. We will pay Dr. Maslov a base salary of $225,000 per year that may be increased but not decreased by our Board in its sole discretion. Dr. Maslov is eligible (i) for an annual bonus and/or other annual incentive compensation in accordance with any applicable executive bonus plan as our Board may adopt in its sole discretion and (ii) to participate in our equity incentive plan or incentive option plan, as applicable, with grants and vesting schedules as determined by the Board from time to time.

The termination provisions for Mr. Castro’s or Dr. Maslov’s employment are substantially similar and are set forth below. If we terminate Mr. Castro or Dr. Maslov’s services for cause (whether during or at the end of an employment year), then we are obligated to pay him the sum of (i) his salary and bonuses, if any, through the date of termination, (ii) any earned but unused vacation and PTO time, and (iii) any unreimbursed expenses. “Cause” means his (A) willful dishonesty or fraud with respect to our business affairs, (B) willful falsification of any employment or other of our records, (C) misappropriation of or intentional damage to our business or property of the Company, (D) his conviction (including any plea of guilty or nolo contendere ) of a felony or crime that involves moral turpitude, (E) his willful and continued failure to comply with our reasonable written directives after his receipt of written notice from us of such refusal and a reasonable opportunity to cure, or (F) the misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits of which we are entitled.

If we terminate Mr. Castro or Dr. Maslov’s services upon his death or Disability, then we are obligated to pay him or his estate (i) the same economic benefits as if his services were terminated for cause and (ii) upon a determination by our Board in its sole discretion, he or his estate may also be granted (A) additional vesting of then-unvested stock or stock options, (B) a proportional amount of any earned and unpaid annual bonus based on his performance through the date of termination, and/or (C) severance payments. “Disability” means his inability to perform one or more of the essential functions of his job due to his physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365-consecutive day period.

If we terminate Mr. Castro or Dr. Maslov’s services for any other reason, then we are obligated to pay him (i) the same economic benefits as if his services were terminated for cause and (ii) monthly cash severance payments at his then-salary rate during the six-month period immediately following the termination date, subject to earlier termination in the event that he obtains new employment or engages (or assists any other person or entity to engage) in any activity competitive with our business. Further, if, during the six-month period immediately preceding or following a “Change of Control,” we terminate his employment without Cause, then all of his then-unvested outstanding options shall immediately vest. “Change of Control” occurs when (i) any person becomes the beneficial owner of our securities that then represents 50% or more of the total voting power of our outstanding voting securities, unless such person was the beneficial owner of at least 20% of our voting power as of February 1, 2012, and does not become the beneficial owner of 80% or more of our voting power, (ii) we consummate the sale, exchange, lease, or other disposition of all or substantially all of our assets to a person or group of related persons, (iii) we consummate a merger, reorganization, recapitalization, consolidation, or similar transaction with any other corporation or other business entity, in one transaction or a series of related transactions (except one in which (A) the holders of our voting securities outstanding immediately before such transaction continue to hold at least 50% of the voting power in the surviving entity or (B) a transaction in which a single party (or a group of affiliated parties) acquires voting securities of the Company and the holders of our voting securities immediately before the transaction do not dispose of a majority of their interests in us in connection with that transaction), or (iii) we dissolve or liquidate.

Mr. Castro or Dr. Maslov may terminate his employment relationship with us at any time and for any reason. If he does so, he has agreed to make himself available to us during the 30-day period following his termination, without any compensation, (i) to facilitate an efficient transition of his job-related responsibilities and duties and (ii) to respond to questions from us regarding information and/or activities in which he had been engaged while employed by us.

Our Agreements with Ms. Anderson:

Our offer letter to Ms. Anderson dated November 1, 2013 provides for an annual base salary of $175,000 and an option under our 2013 Equity Award Incentive Plan (the “Plan”) to purchase 1,000,000 shares of our common stock at an exercise price equal to the per share closing price on November 15, 2013, being the fair market value on such date. She will also be eligible for a one-time bonus of $50,000 if we successfully raise at least $10 million in a public offering of our common stock.

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In addition to the offer letter, we entered into an executive employment agreement with Ms. Anderson dated as of November 15, 2013, which, in addition to her annual compensation as described in the offer letter, provides for her eligibility to annual bonus and other annual incentive compensation that the Board may adopt, as well as benefits that we make available to other employees. We will also reimburse Ms. Anderson for reasonable expenses that she incurs in performing her duties.

We may terminate Ms. Anderson’s employment for cause upon written notice if at any time she: (a) engages in willful dishonesty or fraud with respect to our business affairs; (b) willfully falsifies any employment or our records; (c) misappropriates or intentionally damaged our business or property, including confidential or proprietary information; (d) is convicted of a felony or crime that involves moral turpitude (including any plea of guilty or nolo contendere); (e) willfully and continuously fails to comply with our reasonable written directives after written notice thereof and a reasonable opportunity to cure (as described below); or (f) misappropriates any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to our interests or to the benefits of which we are entitled. Upon termination for cause, Ms. Anderson shall be entitled to her accrued but unpaid base salary, bonuses, benefits and expense reimbursement through her termination date (collectively the “accrued obligations”).

If at any time we terminate or do not renew her employment without cause, Ms. Anderson shall, in addition to the accrued obligations, be entitled to monthly cash severance payment at her base salary rate (less standard withholdings and deductions) for up to six months or until she obtains new employment or competes against our business, whichever occurs sooner; provided, however, that if the termination occurs during the six months before or after our change in control, then all of Ms. Anderson’s unvested option shall also immediately vest.

On the other hand, Ms. Anderson may terminate her employment at any time by written notice to the Board; provided that: (a) her resignation will become effective on the earlier of 90 days after her notice or a date that we specify; and (b) she will be available for 30 days following her effective resignation date to facilitate and cooperate with transition.

The executive employment agreement also contains restrictive covenants prohibiting: (a) competition with us during her employment and for a period of up to 12 months after termination (including contact with or solicitation of our customers, employees or suppliers), (b) disparagement of us or our affiliates, and (c) the use or disclosure of confidential business information during or at any time after termination of her employment.

In connection with the option granted under the executive employment agreement, we entered into a stock option agreement with Ms. Anderson dated as of November 15, 2013. The agreement provides for the option to vest as follows: (i) 1/4 of the total number of shares after twelve months from the grant date, and (ii) 1/48 of the total number of shares each month thereafter.

Equity Awards

The following disclosure reflects all outstanding equity awards at the end of our 2012 fiscal year for each named executive officer, who served in such capacity as of December 31, 2012. We have never granted any stock awards.

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Market value of shares or units of stock that have not vested ($)
Boris Maslov (1) President, COO, and CTO	1,687,500	—	—	$0.001	December 31, 2017	$146,493
Michael Levin (1) VP Legal	197,833	—	—	$0.001	December 31, 2017	$16,981

(1)	The shares referenced above are on an as-converted into common stock basis.

As noted above, all of the options were exercised in full in January 2013.

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Director Compensation and Agreement

Other than with Messrs. Stephen Johnson and Bennet Tchaikovsky, we do not have written agreements with our other directors for their services on our Board.

Our Agreement with Mr. Johnson:

In April 2013, Ener-Core Power entered into a letter agreement with Mr. Johnson to serve on its board, commencing May 1, 2013. The agreement provides as compensation and subject to the approval of the board, a grant to Mr. Johnson of an option to purchase up to 250,000 shares of Ener-Core Power’s common stock at an exercise price equal to the per share fair market value on the date that the board of directors approve the grant. One-fourth of the option vests 12 months from May 1, 2013, with the balance to vest in 48 monthly installments thereafter. In addition, the agreement provides for reimbursement of all reasonable travel expenses in connection with attending board meetings. The agreement also provides for indemnity of Mr. Johnson.

Mr. Johnson joined our Board at the closing of the Merger, and we assumed his letter agreement with Ener-Core Power accordingly. In connection therewith, and pursuant to the letter agreement, we entered into a stock option agreement with Mr. Johnson on July 3, 2013, granting him an option to purchase up to 250,000 shares of our common stock under the Plan.

Our Agreement with Mr. Tchaikovsky:

On November 22, 2013, Mr. Tchaikovsky accepted his appointment to our Board and as chairman of our audit committee pursuant to our offer letter dated November 10, 2013, which provides for an option under the Plan to purchase 250,000 shares of our common stock at an exercise price equal to the per share closing price on November 25, 2013, being the fair market value on such date. In addition, we agreed to reimburse Mr. Tchaikovsky for reasonable travel expenses incurred to attend Board meetings, and to indemnify him in his capacity as a director. The offer letter also contemplates an annual director’s fee of $40,000 commencing sometime next year, subject to review by the Compensation Committee and approval by the Board and stockholders as appropriate.

In connection with the option granted under the offer letter, we entered into a stock option agreement with Mr. Tchaikovsky dated as of November 25, 2013. The agreement provides for the option to vest as follows: (i) 1/4 of the total number of shares after twelve months from the grant date, and (ii) 1/48 of the total number of shares each month thereafter.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of December 30, 2013 by (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) our executive officers named in the summary compensation table, and (iv) all such directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the beneficial owners named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 30, 2013. We did not deem those shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner / Management and Address (1)	Shares of Common Stock Beneficially Owned (2)	Percent of Common Stock Beneficially Owned (2)
Alain J. Castro (3)	444,445	* %
Boris A. Maslov (4)	1,687,500	2.33%
Kelly Anderson (5)	0	*
Michael T. Levin (6)	197,833	*
Michael J. Hammons (7)(11)	33,084,946	45.60%
Christopher J. Brown (8)	0	*
Stephen L. Johnson (9)	91,346	*
Bennet P. Tchaikovsky (10)	0	*
All directors and executive officers as a group (8 persons)	35,506,070	48.94%

Five Percent Beneficial Owners:
SAIL Capital Partners, LLC (and the “SAIL Entities”) (11)	33,084,946	45.60%

* Less than 1%

(1)	Unless otherwise noted, the business address for the person is 9400 Toledo Way, Irvine, California 92618.

(2)	The applicable percentage ownership is based on 72,554,174 shares of common stock outstanding as at December 30, 2013. The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the Commission, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock that the person has the right to acquire within 60 days through the exercise of any option, warrant, or right.

(3)	Consists of 444,445 shares of common stock underlying options that are exercisable within 60 days of December 30, 2013. Does not include 1,705,555 shares of common stock underlying options that are not exercisable within 60 days of December 30, 2013. These stock options were granted to Mr. Castro on July 3, 2013. As of the date hereof, all of such shares, if, when, and as the option is exercised, are subject to a right of repurchase in favor of the Company.

(4)	Consists of shares subject to our repurchase right. 562,500 of such shares vested as of December 30, 2013, such that our repurchase rights have lapsed. In respect of the other 1,125,000 shares, 25,000 shares are vested and released from our repurchase right on a monthly basis. Does not include 800,000 shares of common stock underlying options that are not exercisable within 60 days of December 30, 2013.

(5)	Does not include 1,000,000 shares of common stock underlying options that are not exercisable within 60 days of December 30, 2013. These stock options were granted to Ms. Anderson on November 15, 2013. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company.

(6)	Consists of shares subject to our repurchase right. 65,944 of such shares vested as of December 30, 2013, such that our repurchase rights have lapsed. In respect of the other 131,889 shares, approximately 2,931 shares are vested and released from our repurchase right on a monthly basis. Does not include 300,000 shares of common stock underlying options that are not exercisable within 60 days of December 30, 2013.

48

(7)	Mr. Hammons is a partner of SAIL Capital Partners, LLC, and, as such, is deemed to have shared voting and investment power in respect of the shares of common stock owned of record or beneficially by the SAIL Entities. Mr. Hammon’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(8)	Dr. Brown is a principal of SAIL Capital Partners, LLC, and, as such, is deemed not to have any voting or investment power in respect of any of the shares of common stock owned of record or beneficially by the SAIL Entities. Dr. Brown’s business address is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

(9)	Consists of 2,457 shares of common stock and 88,889 shares of common stock underlying options that are exercisable within 60 days of December 30, 2013. Does not include 161,111 shares of common stock underlying options that are not exercisable within 60 days of December 30, 2013. These stock options were granted to Mr. Johnson on July 3, 2013. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company. Mr. Johnson’s business address is 5922 Jefferson Blvd., Frederick, Maryland 21703.

(10)	Does not include 250,000 shares of common stock underlying options that are not exercisable within 60 days of December 30, 2013. These stock options were granted to Mr. Tchaikovsky on December 30, 2013. As of the date hereof, all of such shares, if, when and as the option is exercised, are subject to a right of repurchase in favor of the Company. Mr. Tchaikovsky’s business address is 6571 Morningside Drive, Huntington Beach, CA 92648.

(11)	For purposes of disclosure herein, the “SAIL Entities” consist of SAIL Venture Partners II, LP, SAIL 2010 Co-Investment Partners, LP, SAIL 2011 Co-Investment Partners, LP, SAIL Sustainable Louisiana, LP, SAIL Pre-Exit Acceleration Fund, LP, and SAIL Sustainable Louisiana II, LP. In accordance with the definition of “beneficial owner,” as set forth in Rule 13d-3 of the Exchange Act, SAIL Capital Partners, LLC, has both voting power and investment power (including the right to exercise any or all of the “optioned” shares, as referenced below) in respect of the shares of our common stock referenced in the table above, and in this footnote. The business address for SAIL Capital Partners, LLC, and for each of the SAIL Entities is 3161 Michelson Drive, Suite 750, Irvine, California 92612.

The chart below sets forth the record ownership of our common stock of each of the Sail Entities. The record ownership in the aggregate is 31,618,279 shares of our common stock.

SAIL Venture Partners II, LP	17,272,478
SAIL 2010 Co-Investment Partners, LP	44,513
SAIL 2011 Co-Investment Partners, LP	76,846
SAIL Sustainable Louisiana, LP	12,773,000
SAIL Pre-Exit Acceleration Fund, LP	1,318,109
SAIL Sustainable Louisiana II, LP	133,333

Further, certain of the SAIL Entities hold currently exercisable, 10-month options (expiring April 30, 2014) to acquire additional shares of our restricted common stock from one or more of our other stockholders. As such, each such SAIL Entity listed below is deemed beneficially to own that number of “optioned” shares as is set forth next to its name. The aggregate number of shares underlying the options is 1,466,667 shares our common stock.

SAIL Venture Partners II, LP	781,401
SAIL 2010 Co-Investment Partners, LP	5,290
SAIL 2011 Co-Investment Partners, LP	9,134
SAIL Sustainable Louisiana, LP	670,842

Finally, the chart below sets forth the record and beneficial ownership of our common stock of each of the SAIL Entities. The record and beneficial ownership in the aggregate is 33,084,946 shares of our common stock.

SAIL Venture Partners II, LP	18,053,879
SAIL 2010 Co-Investment Partners, LP	49,803
SAIL 2011 Co-Investment Partners, LP	85,980
SAIL Sustainable Louisiana, LP	13,443,842
SAIL Pre-Exit Acceleration Fund, LP	1,318,109
SAIL Sustainable Louisiana II, LP	133,333

49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS; DIRECTOR INDEPENDENCE

As disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Related Party Transactions” above, we have been parties to a series of debt and equity transactions with, among other then-related, and now currently related parties. Commencing with the spin-off, our major stockholder group has been the SAIL Entities, a group of affiliated entities described in “Security Ownership of Certain Beneficial Owners and Management” above. A description of those transactions is set forth in Note 12 (Subsequent Events) to our audited financial statements and in Note 9 (Related Party Transactions) to our unaudited condensed consolidated financial statements elsewhere in this prospectus. Further, two of our four directors are affiliated with the SAIL Entities, which are managed by SAIL Capital Partners, LLC. Michael J. Hammons is a partner of SAIL Capital Partners, LLC, and Christopher J. Brown is a principal.

Based upon information submitted by Messrs. Stephen Johnson and Bennet Tchaikovsky, our Board has determined that each of them is “independent” under Rule 5605(a)(2) of NASDAQ Listing Rules, even though such definition does not currently apply to us because we are not listed on NASDAQ.

50

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, of which 72,554,174 shares are outstanding, and 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which is outstanding.

Under our Amended and Restated Articles of Incorporation, the shares of our common stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations, and restrictions as apply to other shares.

Our common stock is the only class of voting securities issued and outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights.

Holders of our common stock are entitled to dividends when and if declared by our Board from legally available funds. Holders of our common stock are also entitled to share pro rata in any distribution to stockholders upon our liquidation or dissolution.

Warrants

The following is a summary of the material terms of the warrants to purchase our common stock in the aggregate, issued to our placement agents in the private placements of our common stock in July and August 2013.

The warrants collectively entitle their holders to purchase up to 511,087 shares of common stock at an exercise price of $0.75 per share (the “Exercise Price”) for cash or on a cashless basis for a period of five years from their issuance date; provided, however, that no exercise may result in a holder having, on a post-exercise basis, more than 9.99% of the then total issued and outstanding common stock.

If, at any time while the warrants are outstanding, we: (a) pay a stock dividend or otherwise makes a distribution on any class of capital stock that is payable in shares of common stock, (b) subdivide outstanding shares of common stock into a larger number of shares, or (c) combine outstanding shares of common stock into a smaller number of shares, then the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event.

If, at any time while warrants are outstanding: (a) we effect any merger or consolidation with or into another person, (b) we effect any sale of all or substantially all of our assets in one transaction or a series of related transactions, (c) any tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any exercise of the warrants, the holders thereof shall have the right to receive the same kind and amount of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holders of the number of shares of common stock issuable upon exercise in full (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and we would apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders of the warrants shall be given the same choice as to the Alternate Consideration they receive upon any exercise following such Fundamental Transaction.

Simultaneously with any adjustment to the Exercise Price, the number of shares of common stock issuable upon exercise of the warrants shall be increased or decreased proportionately, so that after any such adjustment the aggregate Exercise Price payable for the increased or decreased number of shares of common stock shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

Stock Incentive Plan

Our 2013 Equity Award Incentive Plan was adopted by our Board and approved by our stockholders in June 2013. The plan provides for the granting to employees of incentive stock options and for the granting to any individual selected by our Board of non-qualified stock options or stock purchase rights. The plan authorizes 14,000,000 shares of our common stock to be issued. Our Board administers the plan. As of the date of this prospectus, 8,910,000 stock options had been granted under the plan.

51

On the date of the grant, the exercise price of incentive stock options must equal at least 100% of the fair market value, or 110% of the fair market value with respect to optionees who own more than 10% of the total combined voting power of all classes of stock. On the date of the grant, the exercise price of non-qualified stock options must equal at least 100% of the fair market value. The fair market value is (i) the closing price of our common stock on the last market trading day prior to the grant of the award, if our common stock is listed on an established stock exchange, (ii) the arithmetic mean of our high bid and low asked stock prices on the last market trading day prior to the grant of the award, if our common stock is regularly quoted by a recognized securities dealer, but selling prices are not reported, or (iii) if our common stock is not publicly traded or quoted, by our Board in good faith and consistent with the definition of fair market value under the regulations promulgated under Section 409A of the Internal Revenue Code of 1986.

Options generally must be exercised during the optionee’s continuing status as an employee or within three months after the optionee’s termination of employment. If an optionee’s employment is terminated because the optionee becomes disabled, the options may be exercised within one year after the optionee’s termination. If an optionee dies while under our employ or within three months after termination of employment, the optionee’s legatees or personal representatives may exercise the options for a period of up to one year after the optionee’s death, but not after ten years from the grant of the option.

Stock purchase rights granted under the plan are subject to the same terms and restrictions as the option grants and may be granted independent of, or in connection with, the grant of options. Our Board determines the price of stock purchase rights. Unless otherwise determined by our Board, the relevant restricted stock purchase agreement shall also grant to us a right of repurchase.

Awards granted under the plan are generally not transferable by the participant except by will or the laws of descent and distribution, and each award is exercisable, during the lifetime of the participant, only by the participant or his or her guardian or legal representative, unless permitted by our Board.

Under certain circumstances in connection with a merger or other extraordinary corporate transaction, accelerated vesting of such awards may occur, all as set forth in the plan. Our Board may amend, alter, suspend, or terminate the plan at any time. We may not alter the rights and obligations under any award granted before amendment of the plan without the consent of the affected participant. Unless terminated sooner, the plan will terminate automatically in July of 2023.

Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

Our common stock has been eligible for quotation since December 22, 2011; but, quotations on the OTC Bulletin Board and on the OTC Markets Group, Inc.’s OTCQB tier only commenced in the first quarter of 2013. Initially, our symbol was “ITTC” until May 16, 2013, at which time our symbol was changed to “ENCR.” The following table sets forth the high and low closing bid prices for our common stock for the periods indicated, as reported by OTC Markets Group, Inc. and OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. Our common stock was split on a 30-for-1 basis, effective May 6, 2013.

	Closing Bid
	High ($)	Low ($)
Year ending December 31, 2013
First Quarter	.50	.50
Second Quarter (through May 6, 2013)	1.50	.50
Second Quarter (May 7, 2013, through June 28, 2013)	.75	.15
Third Quarter	1.55	1.00
Fourth Quarter (through December 30, 2013)	2.37	1.15

As of December 30, 2013, there were approximately 87 holders of record of our common stock according to the records of our transfer agent.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we currently expect to retain any earnings to finance the operation and expansion of our business.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Amended and Restated Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages of breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our Bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

52

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the “Registration Statement”) under the Securities Act, for the registration under the Securities Act of the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the Registration Statement; certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement which contains further information with respect to us and our common stock. Statements herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the Commission.

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith file reports, including annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at the Commission’s Public Reference Room, 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Our filings with the Commission are also available to the public at the Commission’s website at http://www.sec.gov.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

9400 Toledo Way

Irvine, California 92618

(949) 616-3300

53

FINANCIAL STATEMENTS

Index to the Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2012 (Successor), November 11, 2012 (Predecessor) and December 31, 2011 (Predecessor)	F-3

Consolidated Statements of Operations for the Period of November 12, 2012 through December 31, 2012 (Successor), the period of January 1, 2012 through November 11, 2012 (Predecessor) and the Year Ended December 31, 2011 (Predecessor)	F-4

Consolidated Statements of Stockholders’ Equity for the Period of November 12, 2012 through December 31, 2012 (Successor), the period of January 1, 2012 through November 11, 2012 (Predecessor) and the Year Ended December 31, 2011 (Predecessor)	F-5

Consolidated Statements of Cash Flows for the Period of November 12, 2012 through December 31, 2012 (Successor), the period of January 1, 2012 through November 11, 2012 (Predecessor) and the Year Ended December 31, 2011 (Predecessor)	F-6

Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Balance Sheets as of September 30, 2013 (Unaudited) and December 31, 2012	F-23

Unaudited Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2013 and 2012	F-24

Unaudited Condensed Consolidated Statements of Cash Flows for the Three and Nine Months Ended September 30, 2013 and 2012	F-25

Notes to Unaudited Condensed Consolidated Financial Statements	F-26

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ener-Core, Inc.

We have audited the accompanying consolidated balance sheet of  Ener-Core, Inc. (the “Company”) as of December 31, 2012, and the carve-out balance sheets of its Predecessor (as defined in Note 1 to the consolidated financial statements) as of November 11, 2012 and December 31, 2011, and the related consolidated statements of operations, stockholders’ equity (deficit) and divisional equity (deficit), and cash flows for the period from November 12, 2012 through December 31, 2012 and the Predecessor carve-out statements of operations, stockholders’ equity (deficit) and divisional equity (deficit) and cash flows for the period from January 1, 2012 through November 11, 2012 and for the year ended December 31, 2011. Ener-Core, Inc.’s and the Predecessor’s management are responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ener-Core, Inc. as of December 31, 2012 and the results of its operations and its cash flows for the period from November 12, 2012 through December 31, 2012 and its Predecessor financial position as of November 11, 2012 and December 31, 2011 and the results of operations and cash flows for the period from January 1, 2012 through November 11, 2012 and for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements of the Company as of December 31, 2012 and for the period from November 12, 2012 through December 31, 2012 and of the Predecessor carve-out financial statements as of November 11, 2012 and for the period from January 1, 2012 through November 11, 2012 and the year-ended December 31, 2011 have been prepared assuming that the Company will continue as a going concern; which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As discussed in Note 3 to the consolidated financial statements, the Company has not achieved profitable operations or positive cash flows since inception and has not yet established an ongoing source of revenues sufficient to cover its operating costs and meet its obligations, which would require it to raise additional capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 3 to the consolidated financial statements. The accompanying consolidated financial statements do not give effect to any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the consolidated financial statements, the Company has restated its December 31, 2012 financial statements to correct errors.

Kelly & Company

Costa Mesa, California

July 8, 2013

Except for Note 2, as to which the date is August 28, 2013

F-2

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Balance Sheets

	Successor	Predecessor (carve-out)
	December 31, 2012	November 11, 2012	December 31, 2011
	(Restated)
Assets
Current assets:
Cash and cash equivalents	$93,285	$—	$—
Costs in excess of billings on uncompleted contracts	—	990,652	214,250
Prepaid expenses and other current assets	8,970	25,085	13,150
Total current assets	102,255	1,015,737	227,400
Property and equipment, net	878,118	912,113	1,311,382
Intangibles, net	47,414	48,543	54,187
Total assets	1,027,787	1,976,393	1,592,969
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	33,234	414,337	217,647
Accrued expenses	385,855	296,013	311,849
Related party accrued interest	—	132,052	—
Unearned revenue	—	990,652	990,652
Total current liabilities	419,089	1,833,054	1,520,148

Commitments and contingencies

Stockholders’ equity (deficit) :
Preferred stock, $0.0001 par value. Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2012	—	—	—
Common stock, $0.0001 par value. Authorized 200,000,000 shares; 60,883,184 shares issued and outstanding at December 31, 2012	6,088	—	—
Additional paid in capital	978,100	—	—
Deficit accumulated since spinoff	(375,490)	—	—
Divisional equity (deficit)	—	143,339	72,821
Total stockholders’ equity (deficit)	608,698	143,339	72,821

Total liabilities and stockholders’ equity (deficit)	$1,027,787	$1,976,393	$1,592,969

See accompanying notes to consolidated financial statements.

F-3

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Statements of Operations

	Successor	Predecessor (carve-out)
	November 12 - December 31, 2012	January 1 - November 11, 2012	Year Ended December 31, 2011
	(Restated)

Sales	$990,652	$—	$—

Cost of Goods Sold	990,652	—	—

Gross Profit	—	—	—

Operating expenses:
Selling, general, and administrative	237,031	2,886,723	3,305,293
Research and development	138,459	2,301,304	2,411,585
Provision for contract loss	—	—	1,729,118
Impairment loss of long-lived assets	—	329,079	—
Total operating expenses	375,490	5,517,106	7,445,996
Operating loss	(375,490)	(5,517,106)	(7,445,996)
Other expenses:
Interest expense - related party	—	(1,030,802)	(164,393)
Loss before income taxes	(375,490)	(6,547,908)	(7,610,389)
Income taxes	—	—	—
Net loss	$(375,490)	$(6,547,908)	$(7,610,389)

Loss per Share - Basic and Diluted	$(0.01)
Weighted Average Common Shares - Basic and Diluted	60,883,184

See accompanying notes to consolidated financial statements.

F-4

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Statements of Stockholders’ Equity (Deficit) and Divisional Equity (Deficit)

				Deficit
			Additional	Accumulated	Divisional	Total
	Common stock		paid-in	Since	Equity	Stockholders’
	Shares	Amount	capital	Spinoff	(Deficit)	Equity (Deficit)

Balances at January 1, 2011	—	$—	$—	—	$(532,468)	$(532,468)
Cash contributions from Parent	—	—	—	—	7,853,735	7,853,735
Stock-based compensation expense	—	—	—	—	361,943	361,943
Net loss - Predecessor	—	—	—	—	(7,610,389)	$(7,610,389)
Balances at December 31, 2011	—	—	—	—	72,821	72,821
Cash contributions from Parent	—	—	—	—	6,237,628	6,237,628
Stock-based compensation expense	—	—	—	—	380,798	380,798
Net loss - Predecessor	—	—	—	—	(6,547,908)	(6,547,908)
Balances at November 11, 2012	—	—	—	—	143,339	143,339
Recapitalization resulting from July 1, 2013 reverse-merger, net of cancellation of 120,520,008 shares, as restated	24,979,992	2,498	(2,498)	—-	—	—
Contribution of net assets to Ener-Core Power, Inc. and recapitalization of divisional deficit, as restated	35,903,192	3,590	980,598	—	(143,339	840,849
Net loss - Successor	—	—	—	(375,490)	—	(375,490)
Balances at December 31, 2012, as restated	60,883,184	$6,088	$978,100	$(375,490)	—	$608,698

See accompanying notes to consolidated financial statements.

F-5

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Consolidated Statements of Cash Flows

	Successor	Predecessor (carve-out)
	November 12 - December 31, 2012	January 1 - November 11, 2012	Year Ended December 31, 2011
Cash flows from operating activities:
Net loss	$(375,490)	$(6,547,908)	$(7,610,389)

Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of property and equipment	—	329,079	—
Depreciation and amortization	35,124	100,119	41,747
Stock-based compensation	—	380,798	361,943
Changes in assets and liabilities:
Costs in excess of billings on uncompleted contracts	—	(776,402)	610,085
Prepaid expenses and other current assets	(8,970)	(11,935)	105,737
Accounts payable	33,234	196,690	(253,179)
Accrued expenses	(90,613)	(15,836)	(1,800,209)
Related party accrued interest	—	132,052	—
Unearned revenue	—	—	229,280

Net cash used in operating activities	(406,715)	(6,213,343)	(8,314,985)

Cash flows from investing activity:

Purchase of property and equipment	—	(24,285)	(1,172,456)

Net cash used in investing activities	—	(24,285)	(1,172,456)

Cash flows from financing activities:
Cash contributed from Parent in Contribution Agreement for issuance of stock to investor	500,000
Cash contributions from Parent	—	6,237,628	7,853,735

Net cash provided by financing activities	500,000	6,237,628	7,853,735

Net increase (decrease) in cash and cash equivalents	93,285	—	(1,633,706)

Cash and cash equivalents at beginning of period	—	—	1,633,706
Cash and cash equivalents at end of period	$93,285	$—	$—

Supplemental disclosure of cashflow information
Cash paid during the period for:
Income taxes	—	—	—
Interest	—	—	—

Supplemental schedule of non-cash investing and financing activities:
Non-cash contribution from Parent at spin-off date
Prepaid expenses	$25,085	$-	$-
Accounts payable	$(414,337)	$-	$-
Accrued expenses	$180,455	$-	$-
Related party accrued interest	$(132,052)	$-	$-

See accompanying notes to consolidated financial statements.

F-6

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

1.	Description of Business and Basis of Presentation

Description of Business

Ener-Core, Inc. (the “Company”), a Nevada corporation, was formed on April 29, 2010 as Inventtech, Inc. On July 1, 2013, the Company acquired its wholly owned subsidiary, Ener-Core Power, Inc., (formerly Flex Power Generation, Inc.), a Delaware corporation. The shareholders of Ener-Core Power, Inc. are now the majority shareholders of the Company and the management of Ener-Core Power, Inc. is now the management of the Company. Therefore the acquisition is treated as a “reverse merger” and the financial statements of the Company are those of Ener-Core Power, Inc. All equity amounts presented have been retroactively restated to reflect the reverse merger as if it had occurred November 12, 2012.

As provided in the Contribution Agreement, dated November 12, 2012 (the Contribution Agreement), by and among FlexEnergy, Inc. (FlexEnergy, Parent, Predecessor), FlexEnergy Energy Systems, Inc. (FEES), and Ener-Core Power, Inc. (Successor), Ener-Core Power, Inc. was spun-off from FlexEnergy, Inc. as a separate corporation. As a part of that transaction, Ener-Core Power, Inc. received all assets (including intellectual property) and certain liabilities pertaining to the Gradual Oxidizer business (business carved out of Predecessor). The owners of Predecessor did not distribute ownership of Successor entity pro rata. The assets and liabilities were transferred to the Company and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

Ener-Core Power, Inc., designs, develops and manufactures products and technologies that expand power generation into previously uneconomical markets. The Company believes our products and technologies, known as the Gradual Oxidizer business, can reduce the cost of compliance with air quality regulations by avoiding the chemicals, catalysts, and complex permitting required by competitive systems.

The Company’s research and development of “clean” power generation from extremely low quality gases has culminated in the development of the Ener-Core Powerstation FP250 (the “FP250”). The FP250 is a complete system consisting of the Company’s designed and patented gradual oxidizer, integrated with a gas turbine and generator. The FP250 has been designed to operate on fuels from 100% combustible gas down to concentrations of 5% or less combustible gas content. The FP250 has applications in landfill, oil production, coal mining, and other operations, and offers its customers two distinct value propositions: the destruction of low quality waste gases with no harmful emissions and the generation of energy from a renewable fuel source.

The Company believes that the Gradual Oxidizer is well positioned to achieve the Lowest Achievable Emission Rate (“LAER”) for several major air pollutants in non-attainment areas and to become Best Available Control Technology (“BACT”) for these pollutants in attainment areas, as determined under the U.S. Environmental Protection Agency (“EPA”) New Source Review program.

F-7

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Ener-Core Power, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation.

Prior to November 12, 2012 Ener-Core Power, Inc. did not operate as a separate legal entity. As a result the historical financial information for the fiscal year ended December 31, 2011, as well as the cumulative period from January 1, 2012 through November 11, 2012, has been “carved out” of the financial statements of FlexEnergy. Such financial information is limited to Ener-Core Power, Inc. related activities, assets and liabilities only.

The carved-out financial information includes both direct and indirect expenses. The historical direct expenses consist primarily of the various costs of direct operations. Indirect costs represent expenses that were allocable to the business. The indirect expense allocations are based upon: (1) estimates of the percentage of time spent by FlexEnergy employees working on or supporting Ener-Core Power, Inc. business matters; and (2) allocations of various expenses associated with the employees, including salary, benefits, travel and entertainment, rent associated with the employees’ office space, accounting and other general and administrative expenses.

Management believes the assumptions and allocations underlying the carve-out financial information are reasonable, although they are not necessarily indicative of the costs the Gradual Oxidizer Business would have incurred if it had operated on a standalone basis or as an entity independent of FlexEnergy. Accordingly, the financial position, operating results and cash flows may have been materially different if the Ener-Core Power, Inc. business had operated as a stand-alone entity during the periods presented.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

2.	Correction of an Error

In August 2013, the Company discovered that the Company’s December 31, 2012 consolidated financial statements contained the following error:

The Company’s common shares outstanding as of December 31, 2012 were understated by 22,979,992 shares. The understatement was a result of two errors: i) the Company did not include the 24,979,992 outstanding common shares of the legal acquirer as of the reverse merger date of July 1, 2013 reflected back to the Company’s first day of business November 12, 2012 and ii) shares issued resulting from the November 12, 2012 spinoff from FlexEnergy, Inc. were overstated by 2,000,000 common shares. As a result of the understatement of shares outstanding at December 31, 2012, Common Stock was understated by $2,298 and Additional Paid In Capital was overstated by $2,298 at December 31, 2012.

The error described above did not result in a change to the consolidated statements of operations, cash flows, total assets, loss per share, or deficit accumulated since the spinoff.

3.	Going Concern

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Since its inception, the Company has made a substantial investment in research and development to develop the gradual oxidizer and has successfully deployed a FP250 field test unit at the U.S. Army base at Fort Benning, Georgia. The total cost of the contract was $4,377,337 and the total estimated loss on this contract was $3,386,680 (See Southern Research Contract). The Company has not achieved profitable operations or positive cash flows since inception and has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. On December 31, 2012 the Company entered into a master purchase and distribution agreement with EECT in the Netherlands for non-exclusive European distribution rights for the Ener-Core Powerstation FP250 and related equipment (Note 11). The projected gross margin on the EECT contract is estimated to be positive and the Company is projecting sale of the initial unit in November 2013.

F-8

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital sufficient to meet its operating expenses by seeking additional equity and/or debt financing. Although the Company has raised approximately $4.96 million (net) through the issuance of debt and sale of common stock subsequent to December 31, 2012 (Note 11), management cannot provide any assurances that the Company will be successful in accomplishing any of its financing plans. If the Company were unable to obtain additional capital, such inability would have an adverse effect on the financial position, results of operations, cash flows, and business prospects of the Company, and ultimately on its ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not give effect to any adjustments that might be necessary if the Company were unable to meet its obligations or continue operations.

4.	Significant Accounting Policies

Segments

The Company operates in one segment. All of the Company’s operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include the allocation of operations during the carve-out periods, valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments, and share-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; and exposure to warranty and other contingent liabilities. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

F-9

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets represents accumulation of costs for labor, materials and other costs that have been incurred in excess of a provision for contract loss that has previously been recognized as further discussed below under the section Southern Research Contract. These costs were recognized as costs of goods sold in the period from November 12 through December 31, 2012 when the contract was considered complete in accordance with the completed-contract method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Lives
Machinery and equipment	5 to 10 years
Office furniture and equipment	7 years
Computer equipment and software	3 years

Revenue Recognition

The Company generates revenue from the sale of its clean power energy systems and from consulting services. Revenue is recognized in accordance with Accounting standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) and Staff Accounting Bulletin Topic 13 which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. With regards to the sale of products, delivery is not considered to have occurred, and therefore no revenues are recognized until the customer has taken title to the products and assumed the risks and rewards of ownership of the products specified in the purchase order or sales agreement. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the services delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded. The Company defers any revenue for which the services have not been performed or is subject to refund until such time that the Company and the customer jointly determine that the services have been performed or no refund will be required.

F-10

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting (ASC 605-35). Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion – that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event. Accordingly, during the period of contract performance, billings and costs are accumulated on the balance sheet, but no profit or income is recorded before completion or substantial completion of the work. Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed.

Southern Research Contract

In April 2009 the Company entered into an initial contract with Southern Research Institute (SRI) to perform all detailed design, fabrication and site integration of installing a Turbine/Thermal Oxidizer demonstration unit. The scope of work also required the Company to commission and start up the demonstration unit including operator and maintenance training. In January of 2010 the Company and SRI amended the contract to a fixed price contract value at $1,226,776 which required the Company to provide two 200kw Flex Powerstations (“Turbine 1” and “Turbine 2,” respectively) to be installed at two Department of Defense locations in the United States. In addition, the contract, as amended, required the Company to provide field integration, basic operator and maintenance training including on-site support for the first year of operation and also to maintain, operate and train operators of the equipment. The Company delivered Turbine 1 and installed the equipment in November 2011 and completed the operations and training phase in November 2012. The third amendment to the contract provided for the Company to deliver a second Turbine/Thermal Oxidizer unit and upgrade the engine of Turbine 1. The contract required the customer to identify a site for the second unit by December 31, 2012. However, a suitable site was not selected and the customer cancelled its order for the second unit. The SRI contract has been accounted for in accordance with the completed-contract method. The Company deferred all amounts received on this contract for Turbine 1 and Turbine 2 until the contract was substantially completed on December 31, 2012, at which time all advanced payments received on the contract ($990,652) was recorded as revenue and the remaining accumulated deferred costs of $990,652 were recorded as cost of goods sold in the period November 12 through December 31, 2012. The Company incurred total contract costs of $4,377,337, including a contract loss of $1,729,118 in the year ended December 31, 2011.

The accompanying financial statements include revenues from the Southern Research Contract only, recognized on a completed contract method. Therefore, there were no arrangements for which multiple deliverables were accounted for separately.

Research and Development Costs

Research and development costs are expensed as incurred.

Share Based Compensation

FASB ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, which may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 "Equity - Based Payments to Non-Employees." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

F-11

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Income Taxes

The Company accounts for income taxes under FASB ASC 740 "Income Taxes." Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Long-Lived Assets

In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable.  The Company considers the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. We have evaluated our intangible asset for impairment at each balance sheet date and, despite significant losses on the SRI contract, conclude that no impairment of the intangible asset is appropriate.

In 2010 the Company started the construction of the FP250 Beta development test unit at the Portsmouth, New Hampshire manufacturing facility of FlexEnergy for the purpose of completing the second development phase for software, controls, systems, and components and serve as a demonstration unit for potential customers. In July 2012 the construction of the FP250 Beta development test unit was completed and the asset was placed in service at the Portsmouth location. The Company had accumulated costs significantly higher than the amount originally expected in constructing the FP250 Beta development test unit. As a result the Company performed an evaluation of the FP250 Beta development test unit for impairment as this was an indication that the book value of the asset may not be recoverable. The total accumulated cost of constructing the FP250 was $1,089,079 as of July 2012, the date the asset was placed in service at the Portsmouth location. As part of the Company’s review, the fair market value of the FP250 Beta development test unit was determined to be $760,000. This determined fair market value was assessed to be the realizable value the Company could expect to receive on the sale of such equipment in a current transaction between willing parties, which is based on the sales price negotiated in the Distribution agreement with EECT. As further discussed in Note 11, the Company has entered into an agreement with EECT, an unrelated party, for the sale of a unit with the same functionality as the FP250 Beta development unit for a selling price of $760,000. The pricing is a one-time special price which considers this is the first unit of its kind being sold to be placed into the conventional commercial and industrial environment for long-term continuous commercial operation. The impairment charge of $329,079 represented the difference between the fair value and the carrying value of the FP250 Beta development unit.

F-12

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

The FP250 Beta development test unit was a contributed asset pursuant to the terms of the November 12, 2012 Contribution Agreement. In 2013, the unit will be relocated to the University of California, Irvine, where it will continue to be used as a development and demonstration unit.

There were no other indicators of impairment related to long-lived assets that resulted in additional impairment analysis.

Financial Instruments

The Company determines the fair value of our financial instruments based on the hierarchy established by ASC 820, “Fair Value Measurement.” The three levels of inputs used to measure fair value are as follows:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The carrying amounts of the financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar debt.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and accrued expenses.

Cash and Cash Equivalents, Accounts Payable, Accrued Expenses

These items are recorded in the financial statements at historical cost. The historical cost basis for these amounts is estimated to approximate their respective fair values due to the short maturity of these instruments.

F-13

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Earnings (Loss) per Share

Basic earnings (loss) per common share is computed by dividing earnings (loss) to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes potentially dilutive securities such as outstanding options using various methods such as the treasury stock or modified treasury stock method in determination of dilutive shares outstanding during each reporting period. Stock options were excluded for purposes of calculating weighted average common share equivalents in the computation of diluted (loss) from continuing operations per share as their effect would have been anti-dilutive.

Comprehensive Income (Loss)

The Company has no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in the Company’s Consolidated Statements of Operations equals comprehensive loss.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued a new accounting standard requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. Generally Accepted Accounting Principles ("U.S. GAAP") to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This pronouncement is effective prospectively for reporting periods beginning after December 15, 2012. We do not anticipate the adoption of this standard to have a material impact on the Company’s financial statements and related disclosures.

In December 2012, the FASB issued a new accounting standard that will require the Company to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The new guidance is effective for the Company's interim period ending March 31, 2013. The disclosures required are to be applied retrospectively for all comparative periods presented. The Company does not expect that this guidance will have an impact on its financial position, results of operations or cash flows as it is disclosure-only in nature.

5.	Property and Equipment, Net

Property and equipment, net consisted of the following:

F-14

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

	Successor	Predecessor
	December 31, 2012	November 11, 2012	December 31, 2011
Machinery and equipment	$814,936	$814,936	$33,007
Office furniture and fixtures	174,351	174,352	174,353
Computer equipment and software	62,365	62,365	62,365
Less accumulated depreciation	(173,534)	(139,540)	(47,993)
Net	878,118	912,113	221,732
Construction in-progress	-	-	1,089,650
	$878,118	$912,113	$1,311,382

Depreciation expense was $33,995, $94,475 and $34,974, for the periods ended December 31, 2012 (Successor), November 11, 2012 (Predecessor) and December 31, 2011 (Predecessor), respectively.

6.	Intangibles, Net

Intangibles, net consisted of the following:

	Successor	Predecessor
	December 31, 2012	November 11, 2012	December 31, 2011
Patents	$79,587	$79,587	$79,587
Less accumulated amortization	(32,173)	(31,044)	(25,400)

	$47,414	$48,543	$54,187

This intangible is amortized over its remaining life, which at December 31, 2012, was estimated to be 7 years. Amortization expense related to this intangible asset was $1,129 for the period ended December 31, 2012 (Successor); $5,644 for the period ended November 11, 2012 (Predecessor) and $6,773 for the year ended December 31, 2011 (Predecessor).

Amortization expense on intangible assets in each of the five succeeding years is $6,773 per year from December 31, 2013 through December 31, 2017 and a total of $13,549 thereafter.

The Company continues to invest in its intellectually property portfolio and is actively filing for patent protection for its technology in both the United States and abroad. The costs, including legal, associated with compiling and filing patent applications are expensed in selling, general and administrative expenses as incurred.

F-15

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

7.	Accrued Expenses

Accrued expenses consisted of the following:

	Successor	Predecessor
	December 31, 2012	November 11, 2012	December 31, 2011
Accrued professional fees	$25,059	$79,487	$39,080
Accrued payroll	64,222	85,464	90,926
Accrued board of directors fees	—	—	3,338
Accrued severance	41,900	53,826	91,667
Accrued consulting	50,000	52,000	65,609
Accrued other	927	25,236	21,229
Liabilities owed by Parent - reimbursable under Contribution Agreement	203,747	—	—
	$385,855	$296,013	$311,849

8.	Parent Company Debt (Predecessor)

The Predecessor Company recorded allocated interest expense related to the Parent Company’s debt of $1,030,802 for the period ended November 12, 2012 (Predecessor) and $164,393 for the year ended December 31, 2011 (Predecessor).

The allocation of interest expense was based on the net loss of the predecessor compared to the aggregate net income loss of the parent Company of the predecessor.

There were a number of Parent Company debt instruments issued in 2011 and 2012. The debt instruments were with significant shareholders of the Company who are related parties. All assets of the Company were held as collateral as part of the debt instruments. Under the terms of the Restructuring Agreement dated November 12, 2012 all debt was converted to equity and all collateral was released from encumbrance without recourse.

9.	Share Based Compensation

Successor Plan

On December 31, 2012, the Ener-Core Power, Inc. Stock Incentive Plan (Successor Plan) was adopted and approved by the Company’s Board of Directors. The plan authorized the Company to grant options to purchase 3,400,000 shares of the Company’s authorized Common Stock. On December 31, 2012, a grant under the plan was approved for 3,126,985 shares of Common Stock to full-time employees and management, and 125,000 shares to directors. The stock options have an exercise price per share of $0.001 and expiration date of December 31, 2017. The vesting commences on January 1, 2013 with 1/3 vesting after the first 6 months then 1/45 per month.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the table below. Since the Company’s common stock does not have an active market, expected volatility is based on the historical volatility of comparable public companies. The Company lacks historical data and estimates option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The assumptions used in the Black-Scholes option pricing model for the stock options granted during the year ended December 31, 2012 were as follows:

F-16

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Expected volatility	77.00%
Dividend yield	0.00%
Risk-free interest rate	0.33%
Expected life of options	3 years

A summary of stock option activity for the period from November 12, 2012 to December 31, 2012 is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value
Outstanding at November 12, 2012	—	—
Options exercised	—	—
Options expired	—	—
Options granted	3,251,985	$0.001
Outstanding at December 31, 2012	3,251,985	$0.001	5 years	$279,671
Exercisable at December 31, 2012	—	—	—	—

The weighted-average grant-date fair value of options granted during the period from November 12 through December 31, 2012 was $0.0869. There were no stock options exercised during the period from November 12 through December 31, 2012.

A summary of the status of the Company’s nonvested stock options as of December 31, 2012 is presented below:

Nonvested Stock Options	Stock options	Weighted Average Grant-Date Fair Value
Nonvested at November 12, 2012	—	—
Granted	3,251,985	$0.0869
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2012	3,251,985	$0.0869

F-17

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

As of December 31, 2012, there was $282,603 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2012 plan. That cost is expected to be recognized over the weighted-average vesting period of 5 years. All awards were granted on December 31, 2012 and therefore no share-based compensation expense was recorded during the period November 12, 2012 through December 31, 2012.

Shares Reserved for Future Issuance

The Company has reserved 3,251,985 shares as of December 31, 2012 for future issuance upon the exercise of stock options.

Subsequent Exercise of Stock Options

All 3,251,985 of the stock options outstanding at December 31, 2012 were exercised in the first quarter of 2013, resulting in proceeds to the Company of $2,827. Such exercises are subject to repurchase to the extent they are not vested (none vested as of December 31, 2012).

Predecessor

The predecessor financials include an allocation of the stock compensation expense from its Parent Company totaling $361,943 during the year ended December 31, 2011 and $380,798 for the period from January 1 through November 11, 2012.

10.	Income Taxes

Income tax provision for the period ended December 31, 2012 (Successor), period ended November 11, 2012 (Predecessor) and year ended December 31, 2011 (Predecessor) consists of the following:

	Successor	Predecessor
	November 12, 2012 to December 31, 2012	January 1, 2012 to November 11, 2012	Year Ended December 31, 2011
Current income tax expense:
Federal	$—	$—	$—
State	—	—	—
Total	—	—	—
Deferred income tax expense:
Federal	—	—	—
State	—	—	—
Total	—	—	—
Provision for income taxes	$—	$—	$—

F-18

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Due to net loss, effective tax rate for the periods presented was 0%.

Deferred income tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

December 31, 2012
Deferred tax assets:
Net operating loss carry-forward	$160,000
Valuation allowance	(160,000)
Net deferred tax assets	$—

Significant component of the Company’s deferred tax assets consisted of net operating loss carry-forwards (for the successor period). The Company has evaluated the available evidence supporting the realization of the Company’s deferred tax assets, including the amount and timing of future taxable income, and have determined it is more likely than not that the assets will not be fully realized and a full valuation allowance is necessary as of December 31, 2012. As of December 31, 2012, the Company has federal and state net operating loss carry-forwards of approximately $460,000 which expire through 2023. The utilization of net operating loss carry-forwards may be subject to limitations under provision of the Internal Revenue Code Section 382 and similar state provisions.

The Company follows ASC 740 related to accounting for uncertain tax positions, which prescribes a recognition threshold and measurement process for recording in the financial statements, uncertain tax positions taken or expected to be taken in a tax return. Under this provision, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. Tax benefits of an uncertain tax position will not be recognized if it has less than a 50% likelihood of being sustained based on technical merits. The Company did not have any uncertain income tax position as of December 31, 2012.

11.	Commitments and Contingencies

Lease Agreements

The Successor Company is obligated under one noncancelable operating lease. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense was $17,227 for the period from November 12 through December 31, 2012 (Successor), $79,201 for the period ended November 11, 2011 (Predecessor) and $80,188 for the year ended December 31, 2011 (Predecessor).

F-19

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

Future minimum operating lease payments as of December 31, 2012 are as follows:

2013	$101,141
2014	104,175
2015	107,301
2016	46,050
$358,667

Contingencies

The Company may become a party to litigation in the normal course of business. The Company accrues for open claims based on its historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company's financial condition, results of operations or cash flows.

On December 31, 2012, the Company entered into a Master Purchase Agreement (MPRA) with Efficient Energy Conversion Turbo Machinery, B.V. of The Netherlands (EECT). As part of this agreement EECT is committed to buy a certain number of the Flex Powerstation FP250 and related optional equipment in order to maintain exclusivity in the region. The pricing for the first unit was $760,000 and subsequent units will be sold at $850,000. In accordance with the MPRA, EECT placed a Purchase Order (“PO”) with the Company on December 31, 2012 for the purchase on the first unit at $760,000. The order was conditional on the issuance of an irrevocable letter of credit to the Company according to the terms of the PO. Such irrevocable letter of credit was issued on March 1, 2013 in the amount of 533,000 Euros (approximately $700,000 at March 1, 2013) and the Company has acknowledged the acceptance of the PO on the same date. The letter of credit expires in November 2013 after the expected delivery and acceptance of the unit by EECT.

See Note 3 regarding management’s plan to obtain sufficient capital to meet its operating expenses.

12.	Subsequent Events

On January 25, 2013, the Company borrowed $250,000 from a stockholder under a note payable that was due on March 31, 2013. The note was repaid (including $10,138 of interest accrued at 12% and related forbearance fees) on March 29, 2013.

On March 28, 2013 the Company borrowed $260,200 (the “March Note”) from one of the SAIL Entities (a group of entities managed by SAIL Capital Partners, LLC). The March Note bore interest at 12% and was to mature on March 28, 2014.

In April 2013, the Company entered into an escrow agreement in connection with a private offering of the Company’s common stock that was to close immediately prior to a potential reverse merger transaction (see below). SAIL advanced $728,382 in funds into the escrow, of which $500,000 was released to the Company in April 2013 and $228,382 was released to the Company in June 2013, in each case for the purchase of shares of the Company’s common stock at $0.75 per share for an aggregate of approximately 971,176 shares.

F-20

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

In April 2013, an aggregate of approximately $671,618 that was owed by the Company to one or more of the SAIL Entities was converted into an aggregate of approximately 1,562,158 shares of common stock of the Company. Such economic obligations consisted of (i) the March Note, (ii) $80,000 that had been contributed to the Company in March 2013, (iii) $220,710 that had been advanced on behalf of the Company under a letter of credit entered into in connection with the November 2012 spin-off transaction; and (iv) $11,708 for certain reimbursable legal expenses incurred in February, March, and April 2013.

In June 2013, the Company borrowed $100,000 from each of three individual stockholders under notes payable that were due December 31, 2013, or earlier, upon completion of the merger.  The notes accrued interest that the rate of 8% and are convertible at the lender’s option into common stock at $0.75 per share

As discussed in Note 1, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core, Inc. a Nevada corporation formerly known as Inventtech, Inc. (“Pubco”), and Flex Merger Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which the Merger Sub would merge with and into the Company, with the Company as the surviving entity (the “Merger”). Pubco is a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The Merger Agreement has been approved by the boards of directors of each of the parties to the Merger Agreement. In April 2013, Pubco effected a 30-for-1 forward split of its common stock. All share amounts have been retroactively restated to reflect the effect of the stock split.

On July 1, 2013, Ener-Core Power, Inc., completed the merger with Ener-Core, Inc., Upon completion of the merger, the operating company immediately became a public company. The merger was accounted for as a “reverse merger” and recapitalization since the stockholders of Ener-Core Power, Inc. owned a majority of the outstanding shares of the common stock immediately following the completion of the transaction, the stockholders of Ener-Core Power, Inc. have significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and Ener-Core Power, Inc.’s senior management dominates the management of the combined entity immediately following the completion of the transaction in accordance with the provision of ASC 805, “Business Combinations.” As part of the reverse merger, Pubco stockholders cancelled 120,520,008 shares which were then outstanding. This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power, Inc. was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power, Inc. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power, Inc. and are recorded at the historical cost basis of Ener-Core Power, Inc. Ener-Core, Inc.’s assets, liabilities and results of operations were de minimis at the time of merger.

F-21

Ener-Core, Inc. (Successor)

Gradual Oxidizer Business (Predecessor)

Notes to Consolidated Financial Statements

The consolidated statement of operations for the period November 12, 2012 through December 31, 2012 gives effect to the merger as if it had occurred on November 12, 2012. The consolidated balance sheet as of December 31, 2012 gives effect to the acquisition as if it had occurred on such date. The consolidated financial statements of operations and balance sheets are based on the historical financial statements of Ener-Core Power, Inc. and Ener-Core, Inc.

Prior to the merger, the capitalization of the Company included series A, B, C and D preferred shares. Upon the completion of the merger each series A preferred share converted into 2.25 common shares, each series B preferred share and series C preferred share converted into 1.5 common shares, and each series D preferred share converted into 1.25 common shares. The conversion of preferred shares outstanding of the operating company as of December 31, 2012 was as follows:

Series A preferred shares outstanding	2,259,928
Series B preferred shares outstanding	4,971,842
Series C preferred shares outstanding	9,034,061
Series D preferred shares outstanding	4,864,495
Total number of all preferred shares outstanding	21,130,326
Conversion of all series preferred shares at the time of merger	32,174,311
Plus common shares outstanding prior to conversion	3,728,881
Total number of converted Ener-Core Power, Inc. common shares outstanding at December 31, 2012	35,903,192

In connection with the reverse merger, we raised a total of $4,960,151 through the sale of approximately 6.6 million shares of common stock at $0.75 per share. $1.4 million of this total was raised in April 2013 and is described within this footnote, and the remaining $3.56 million was raised from investors in July 2013.

The Company evaluated all events or transactions that occurred after December 31, 2012.

F-22

ENER-CORE INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In dollars, except share data)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$763,170	$93,285
Restricted cash	50,005	—
Inventories	64,980	—
Prepaid expenses and other current assets	302,068	8,970

Total current assets	1,180,223	102,255

Property and equipment, net	756,609	878,118
Intangibles, net	42,334	47,414
Other	53,674	—
Total assets	2,032,840	1,027,787

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	245,452	33,234
Accrued expenses	265,603	385,855

Total current liabilities	511,055	419,089

Other	3,554	—

Total liabilities	514,609	419,089

Commitments and contingencies (Note 10)

Stockholders’ equity :
Preferred stock, $0.0001 par value
Authorized shares: - 50,000,000 at September 30, 2013 and December 31, 2012
Issued and outstanding shares - none at June 30, 2013 and December 31, 2012	—	—
Common stock, $0.0001 par value:
Authorized shares: - 200,000,000 at September 30, 2013 and December 31, 2012
Issued and outstanding shares - 71,054,174 at September 30, 2013 and 60,883,184 at December 31, 2012	7,105	6,088
Additional paid in capital	6,529,004	978,100
Accumulated deficit	(5,017,878)	(375,490)
Total stockholders’equity	1,518,231	608,698
Total liabilities and stockholders’ equity	$2,032,840	$1,027,787

See accompanying notes to unaudited condensed consolidated financial statements.

F-23

ENER-CORE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In dollars, except per share data)

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Sales
Sales	$—	$—	$7,310	$—
Sales to related party	—	—	8,530	—
Total sales	—	—	15,840	—

Cost of goods sold
Cost of goods sold	—	—	6,006	—
Cost of goods sold to related party	—	—	5,978	—
Total cost of goods sold	—	—	11,984	—
Gross Profit	—	—	3,856	—

Operating expenses:
Selling, general and administrative	1,302,643	512,254	3,250,536	2,562,363
Research and development	718,045	514,141	1,387,779	2,227,426
Impairment loss of long-lived assets	—	329,079	—	329,079
Total operating expenses	2,020,688	1,355,474	4,638,315	5,118,868
Operating loss	(2,020,688)	(1,355,474)	(4,634,459)	(5,118,868)

Other income (expense):
Other income	812	—	2,209	—
Interest expense related party	—	(411,879)	(10,138)	(863,811)
Loss before income taxes	(2,019,876)	(1,767,353)	(4,642,388)	(5,982,679)
Income taxes	—	—	—	—
Net loss	$(2,019,876)	$(1,767,353)	$(4,642,388)	$(5,982,679)

Loss per Share - Basic and Diluted	$(0.03)	—	$(0.07)	—
Weighted Average Common Shares -
Basic and Diluted	68,888,810		66,446,938

See accompanying notes to unaudited condensed consolidated financial statements.

F-24

ENER-CORE INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In dollars)

	Successor	Predecessor
	For the Nine Months Ended Septermber30,
	2013	2012
Cash flows from operating activities:
Net loss	$(4,642,388)	$(5,982,679)

Adjustments to reconcile net loss to net cash used in
operating activities:
Impairment of property and equipment	—	329,079
Depreciation and amortization	158,585	82,559
Stock-based compensation	688,355	356,050
Changes in assets and liabilities:
Restricted cash	(50,005)	—
Inventories	(64,980)	—
Costs in excess of billings on uncompleted contracts	—	(705,171)
Prepaid expenses and other current assets	(293,098)	(10,808)
Other assets	(53,674)	—
Accounts payable	429,509	241,456
Accrued expenses and other	(120,985)	(58,576)
Other liabilities	2,637	—

Net cash used in operating activities	(3,946,044)	(5,748,090)

Cash flows from investing activity:
Purchase of property and equipment	(21,996)	(24,285)

Net cash used by investing activities	(21,996)	(24,285)

Cash flows from financing activities:
Cash contributions from Parent	—	5,772,375
Proceeds from issuance of common stock, net	4,190,848	—
Proceeds from exercise of unvested stock options	2,827	—
Repurchase of nonvested stock	(77)	—
Proceeds from related party notes	560,200	—
Payments on related party notes	(300,000)	—
Advance from related party	184,127	—

Net cash provided by financing activities	4,637,925	5,772,375
Net increase in cash and cash equivalents	669,885	—

Cash and cash equivalents at beginning of period	93,285	—
Cash and cash equivalents at end of period	$763,170	$—

Cash for income taxes	$—	$—
Cash paid for interest	$10,138	$—

Supplemental schedule of non-cash investing and financing activities:
Conversion of notes payable into common stock	$260,200	$—
Conversion of advances from related party into common stock	$184,127	$—
Conversion of accounts payable into common stock	$227,291	$—

See accompanying notes to unaudited condensed consolidated financial statements.

F-25

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Unaudited Condensed Consolidated Financial Statements

The accompanying unaudited condensed consolidated balance sheet as of September 30, 2013, the audited condensed consolidated balance sheet as of December 31, 2012, the unaudited condensed consolidated statements of income for the three and nine months ended September 30, 2013 and 2012, and the unaudited condensed statements of cash flows for the nine months ended September 30, 2013 and 2012, represent our financial position, results of operations and cash flows as of and for the periods then ended. In the opinion of our management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting only of normal recurring items, considered necessary to present fairly our financial position at September 30, 2013 and December 31, 2012, the results of our operations for the three and nine months ended September 30, 2013 and 2012, and our cash flows for the nine months ended September 30, 2013 and 2012, respectively.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto included in our current report on Form 8-K for the fiscal year ended December 31, 2012.

Our accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in our annual financial statements prepared in accordance with GAAP have been condensed or omitted.

Recent Accounting Pronouncements

In August 2013, the Financial accounting standards board or FASB issued Accounting standards update or ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists,” that sets forth circumstances in which an unrecognized tax benefit, generally reflecting the difference between a tax position taken or expected to be taken on a company’s income tax return and the benefit recognized on its financial statements, should be presented in the company’s financial statements as a liability rather than as a reduction of a deferred tax asset. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, with early adoption permitted. The adoption of these provisions is not expected to have a material impact on the consolidated financial statements of the Company.

In February 2013, the FASB issued authoritative guidance on reporting of amounts reclassified out of accumulated other comprehensive income. In addition to the current requirements for reporting net income or other comprehensive income in financial statements, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance is effective for us for the fiscal year beginning on January 1, 2013 and did not have material impact on our unaudited financial statements.

Reclassification

Certain amounts in the prior period have been reclassified to conform to the current period financial statement and footnote presentation. These reclassifications did not affect our net income as previously reported.

Reverse Merger and Description of Business

Ener-Core, Inc. (the “Company”), a Nevada corporation, was formed on April 29, 2010 as Inventtech, Inc. The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ener-Core Power, Inc. (“Ener-Core Power”), a Delaware corporation, and Flex Merger Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which the Merger Sub would merge with and into Ener-Core Power, with Ener-Core Power as the surviving entity (the “Merger”). Prior to the merger, the Company was a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The Merger Agreement was approved by the boards of directors of each of the parties to the Merger Agreement. In April 2013, the pre-merger public shell company effected a 30 for 1 forward split of its common stock. All share amounts have been retroactively restated to reflect the effect of the stock split.

As provided in the Contribution Agreement, dated November 12, 2012 (the Contribution Agreement), by and among FlexEnergy, Inc. (“FlexEnergy”, “Parent”, “Predecessor”), FlexEnergy Energy Systems, Inc. (FEES), and Ener-Core Power, Inc. (“Successor”), Ener-Core Power, Inc. was spun-off from FlexEnergy, Inc. as a separate corporation. As a part of that transaction, Ener-Core Power, Inc. received all assets (including intellectual property) and certain liabilities pertaining to the Gradual Oxidizer business (business carved out of Predecessor). The owners of Predecessor did not distribute ownership of Successor entity pro rata. The assets and liabilities were transferred to the Company and recorded at their historical carrying amounts since the transaction was a transfer of net assets between entities under common control.

F-26

On July 1, 2013, Ener-Core Power completed the Merger with the Company. Upon completion of the merger, the operating company immediately became a public company. The Merger was accounted for as a “reverse merger” and recapitalization since the stockholders of Ener-Core Power owned a majority of the outstanding shares of the common stock immediately following the completion of the transaction, the stockholders of Ener-Core Power have significant influence and the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity, and Ener-Core Power’s senior management dominates the management of the combined entity immediately following the completion of the transaction in accordance with the provision of ASC 805, “Business Combinations.” As part of the reverse merger, the pre-merger public shell company shareholders cancelled 120,520,008 of common stock which were then outstanding. This cancellation has been retroactively accounted for as of the inception of Ener-Core Power, Inc. on November 12, 2012. Accordingly, Ener-Core Power was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of Ener-Core Power. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of Ener-Core Power and are recorded at the historical cost basis of Ener-Core Power. The Company’s assets, liabilities and results of operations were de minimis at the time of merger.

The Company designs, develops and manufactures products and technologies that expand power generation into previously uneconomical markets.

The Company’s research and development of “clean” power generation from extremely low quality gases has resulted in the development of the Ener-Core Powerstation FP250 (the “FP250”). The FP250 is an integrated system consisting of the Company’s designed and patented Gradual Oxidizer, integrated with a gas turbine and generator. The FP250 is able to generate electric power using low energy content gas or vapor while emitting low levels of atmospheric pollutants and has applications in landfills, oil and gas production, and coal mining.

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Ener-Core Power. All significant intercompany transactions and accounts have been eliminated in consolidation.

Prior to November 12, 2012, Ener-Core Power did not operate as a separate legal entity. As a result, the historical financial information for the three and nine months ended September 30, 2012, has been “carved out” of the financial statements of FlexEnergy. Such financial information is limited to Ener-Core Power related activities, assets and liabilities only.

The carved-out financial information includes both direct and indirect expenses. The historical direct expenses consist primarily of the various costs of direct operations. Indirect costs represent expenses that were allocable to the business. The indirect expense allocations are based upon: (1) estimates of the percentage of time spent by FlexEnergy employees working on or supporting Ener-Core Power business matters; and (2) allocations of various expenses associated with the employees, including salary, benefits, travel and entertainment, rent associated with the employees’ office space, accounting and other general and administrative expenses.

Management believes the assumptions and allocations underlying the carve-out financial information are reasonable, although they are not necessarily indicative of the costs the Gradual Oxidizer business would have incurred if it had operated on a standalone basis or as an entity independent of FlexEnergy. Accordingly, the financial position, operating results and cash flows may have been materially different if the Ener-Core Power business had operated as a stand-alone entity during the periods presented.

2.            Going Concern

The Company’s financial statements are prepared using GAAP in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Since its inception, the Company has made a substantial investment in research and development to develop the Gradual Oxidizer and has successfully deployed a FP250 field test unit at the U.S. Army base at Fort Benning, Georgia. The total cost of the contract was $4,377,337 and the estimated loss on this contract was $3,386,680 (See "Southern Research Contract" in note 3). The Company has not achieved profitable operations or positive cash flows since inception and has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The Company has entered into a Master Purchase and Resale Agreement (“MPRSA”) with Efficient Energy Conversion Turbomachinery B.V. (“EECT”), of the Netherlands, for European distribution rights for the FP250 and related equipment. The projected gross margin is estimated to be positive and the Company is projecting sale of the initial unit in November 2013.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital sufficient to meet its operating expenses by seeking additional equity and/or debt financing. The cash and cash equivalent balance as of September 30, 2013, is $0.8 million. The company is currently looking to raise additional funding and if the Company were unable to obtain additional capital, such inability would have an adverse effect on the financial position, results of operations, cash flows, and business prospects of the Company, and ultimately on its ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying unaudited financial statements do not give effect to any adjustments that might be necessary if the Company were unable to meet its obligations or continue operations.

F-27

3.             Significant Accounting Policies

Segments

The Company operates in one segment. All of the Company’s operations are located domestically.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Significant items subject to such estimates and assumptions include the allocation of operations during the carve-out period, valuation of certain assets, useful lives, and carrying amounts of property and equipment, equity instruments, and stock-based compensation; provision for contract losses; valuation allowances for deferred income tax assets; and exposure to warranty and other contingent liabilities. Actual results may differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

Restricted Cash

As of September 30, 2013, the Company had $50,005 of restricted cash held at Union Bank.  The Company is required to keep a minimum balance at this level in order to offset a business credit card account held by the Company.

Accounts Receivable

The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company did not reserve any accounts receivable during the three and nine month periods ended September 30, 2013 and 2012.

Inventories

Inventories consist of work in progress for the Company's contract for the EECT Attero Project which the Company anticipates shipping to the customer in November 2013. Inventories are stated at the lower of cost or market and the inventory is valued at the actual unit cost. Market is determined based on net realizable value. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Costs in Excess of Billings on Uncompleted Contracts

Costs in excess of billings on uncompleted contracts in the accompanying consolidated balance sheets represents accumulation of costs for labor, materials and others costs that have been incurred in excess of a provision for contract loss that has previously been recognized as further discussed below under the section "Southern Research Contract". These costs were subsequently recognized as costs of goods sold in the period from November 12 through December 31, 2012, when the contract was considered complete in accordance with the completed-contract method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. The estimated useful lives of the assets are as follows:

Description	Estimated Useful Lives
Machinery and equipment	5 to 10 years
Office furniture and equipment	7 years
Computer equipment and software	3 years

F-28

Revenue Recognition

The Company generates revenue from the sale of its clean power energy systems and from consulting services. Revenue is recognized in accordance with Accounting Codification subtopic 605-10, Revenue (“ASC 605-10”) and Staff Accounting Bulletin Topic 13, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured. With regards to the sale of products, delivery is not considered to have occurred, and therefore no revenues are recognized until the customer has taken title to the products and assumed the risks and rewards of ownership of the products specified in the purchase order or sales agreement. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the services delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related revenue is recorded.  The Company defers any revenue for which the services has not been performed or is subject to refund until such time that the Company and the customer jointly determine that the services have been performed or no refund will be required.

Revenues under long-term construction contracts are generally recognized using the completed-contract method of accounting (under FASB ASC 605-35). Long-term construction-type contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates difficult are accounted for under the completed-contract method. Revenues under the completed-contract method are recognized upon substantial completion – that is acceptance by the customer, compliance with performance specifications demonstrated in a factory acceptance test or similar event.  Anticipated losses on contracts are recognized in full in the period in which losses become probable and estimable. Changes in estimate of profit or loss on contracts are included in earnings on a cumulative basis in the period the estimate is changed.

The accompanying unaudited condensed consolidated financial statements include revenues from the Southern Research Contract which was recognized on a completed-contract method. Therefore, there were no arrangements for which multiple deliverables were accounted for separately.

Southern Research Contract

In April 2009, the Company entered into an initial contract with Southern Research Institute (“SRI”) to perform all detailed design, fabrication, installation and site integration of a Turbine/Thermal Oxidizer demonstration unit. The scope of work also required the Company to commission and start up the demonstration unit including operator and maintenance training. In January 2010, the Company and SRI amended the contract to a fixed price contract value at $1,226,776, which required the Company to provide two 200kw Flex Powerstations (respectively, “Turbine 1” and “Turbine 2”) to be installed at two Department of Defense locations in the United States. In addition, the contract, as amended, required the Company to provide field integration, basic operator and maintenance training including on-site support for the first year of operation and also to maintain, operate and train operators of the equipment. The Company delivered Turbine 1 and installed the equipment in November 2011 and completed the operations and training phase in November 2012. The third amendment to the contract provided for the Company to deliver a second Turbine/Thermal Oxidizer unit and upgrade the engine of Turbine 1. The contract required the customer to identify a site for the second unit by December 31, 2012.  However, a suitable site was not selected and the customer cancelled its order for the second unit. The SRI contract has been accounted for in accordance with the completed-contract method. The Company deferred all amounts received on this contract for Turbine 1 and Turbine 2 until the contract was completed on December 31, 2012, at which time all revenue received on the contract ($990,652) was recorded as revenue and the remaining deferred costs of $990,652 were recorded as cost of goods sold. The Company recorded total contract costs of $4,377,337 over the duration of the contract.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock Based Compensation

FASB ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all stock-based payments award to employees, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights, may be classified as either equity or liabilities. The Company determines if a present obligation to settle the share-based payment transaction in cash or other assets exists. A present obligation to settle in cash or other assets exists if: (a) the option to settle by issuing equity instruments lacks commercial substance or (b) the present obligation is implied because of an entity's past practices or stated policies. If a present obligation exists, the transaction should be recognized as a liability; otherwise, the transaction should be recognized as equity The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50 “Equity - Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

F-29

Income Taxes

The Company accounts for income taxes under FASB ASC 740 “Income Taxes.” Under the asset and liability method of FASB ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Long-Lived Assets

In accordance with ASC 360-10-35, “Impairment or Disposal of Long-Lived Assets,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable.  The Company considers the carrying value of assets may not be recoverable based upon its review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount. We have evaluated our intangible asset for impairment at each balance sheet date and, despite significant losses on the SRI contract, conclude that no impairment of the intangible asset is appropriate.

In 2010 the Company started the construction of the FP250 beta development test unit at the Portsmouth, New Hampshire manufacturing facility of FlexEnergy for the purpose of completing the second development phase for software, controls, systems, and components and to serve as a demonstration unit for potential customers. In July 2012, the construction of the FP250 beta development test unit was completed and the asset was placed in service at the Portsmouth location. The Company had accumulated costs significantly higher than the amount originally expected in constructing the FP250 beta development test unit. As a result, the Company performed an evaluation of the FP250 beta development test unit for impairment as this was an indication that the book value of the asset may not be recoverable. The total accumulated cost of constructing the FP250 was $1,089,079 as of July 2012, the date the asset was placed in service at the Portsmouth location. As part of the Company’s review, the fair market value of the FP250 beta development test unit was determined to be $760,000. This determined fair market value was assessed to be the realizable value the Company could expect to receive on the sale of such equipment in a current transaction between willing parties, which is based on the sales price negotiated in the agreement with EECT. As further discussed in Note 10, the Company has entered into an agreement with EECT, an unrelated party, for the sale of a unit with the same functionality as the FP250 beta development unit for a selling price of $760,000. The pricing is a one-time special price which considers this is the first unit of its kind being sold to be placed into the conventional commercial and industrial environment for long-term continuous commercial operation. An impairment charge of $329,079 was recorded in July 2012, which represented the difference between the fair value and the carrying value of the FP250 beta development unit.

The FP250 beta development test unit was a contributed asset pursuant to the terms of the Contribution Agreement.  The unit was dismantled in June 2013 and relocated to the University of California, Irvine, in July 2013 where it will continue to be used as a development and demonstration unit.

There were no other indicators of impairment related to long-lived assets that resulted in additional impairment analysis.

Financial Instruments

The Company determines the fair value of our financial instruments based on the hierarchy established by FASB ASC 820, “Fair Value Measurements and Disclosures.” The three levels of inputs used to measure fair value are as follows:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The carrying amounts of the financial instruments are reasonable estimates of their fair values due to their short-term nature or proximity to market rates for similar debt.

F-30

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts payable and accrued expenses.

These items are recorded in the financial statements at historical cost. The historical cost basis for these amounts is estimated to approximate their respective fair values due to the short maturity of these instruments.

Earnings (Loss) per Share

Basic earnings (loss) per common share is computed by dividing earnings (loss) to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share includes potentially dilutive securities such as outstanding options using various methods such as the treasury stock or modified treasury stock method in determination of dilutive shares outstanding during each reporting period.  Stock options  and warrants were excluded for purposes of calculating weighted average common share equivalents in the computation of diluted (loss) from continuing operations per share as their effect would have been anti-dilutive for the three and nine month periods ended September 30, 2013.

Comprehensive Income (Loss)

The Company has no items of other comprehensive income (loss) in any period presented. Therefore, net loss as presented in the Company’s Consolidated Statements of Operations equals comprehensive loss.

4.	Property and Equipment, Net

Property and equipment, net consisted of the following:

	September 30, 2013	December 31, 2012
Machinery and equipment	$814,936	$814,936
Office furniture and fixtures	189,351	174,351
Computer equipment and software	79,361	62,365
Less accumulated depreciation	(327,039)	(173,534)
Net	$756,609	$878,118

Depreciation expense was $51,521 and $153,505 for the three and nine months ended September 30, 2013 (Successor), respectively, and $37,208 and $77,479 for the three and nine months ended September 30, 2012 (Predecessor), respectively.

5.	Intangibles, Net

Intangibles, net consisted of the following:

	September 30, 2013	December 31, 2012
Patents	$79,587	$79,587
Less accumulated amortization	(37,253)	(32,173)
	$42,334	$47,414

Amortization expense related to this intangible asset was $1,694 and $5,080 for each of the three and nine month periods ended September 30, 2013 (Successor) and September 30, 2012 (Predecessor), respectively.

6.	Accrued Expenses

Accrued expenses consisted of the following:

	September 30, 2013	December 31, 2012
Accrued professional fees	$59,470	$25,059
Accrued payroll and related expenses	130,231	64,222
Accrued severance	—	41,900
Accrued consulting	39,400	50,000
Accrued project expenses	7,780	—
Accrued other	24,897	927
Liabilities owed by Parent - reimbursable under Contribution Agreement	3,825	203,747
	$265,603	$385,855

F-31

7.	Stockholders' Equity

In April 2013, the Company entered into an escrow agreement in connection with a private offering of the Company’s common stock that was to close immediately prior to the Merger. A stockholder advanced $728,382 in funds into the escrow, of which $500,000 was released to the Company in April 2013 and $228,382 was released to the Company in June 2013, in each case for the purchase of shares of the Company’s common stock at $0.75 per share for an aggregate of approximately 971,176 shares.

In April 2013, an aggregate of approximately $671,618 that was owed by the Company to one or more of a stockholder’s controlled entities was converted into an aggregate of approximately 895,491 shares of the Company’s common stock. Such economic obligations consisted of (i) the March $260,200 note payable, (ii) $80,000 that had been advanced to the Company in March 2013, (iii) $220,710 that had been advanced on behalf of the Company under a letter of credit entered into in connection with the spin-off transaction under the Contribution Agreement; and (iv) $11,708 for certain reimbursable legal expenses incurred in February, March, and April 2013.

In the quarter ending June 2013, the Company sold and issued 1,866,667 shares of its common stock to its major stockholder at $0.75 per share in consideration of approximately $728,000 in cash proceeds and repayment of approximately $672,000 of company debt and working capital obligations that the Company had incurred between the spin-off transaction in November 2012 and March 2013. Certain cash proceeds were received, and all repayments occurred, in April 2013, and additional cash proceeds were received in June 2013.

In July 2013, the Company sold and issued 4,746,863 shares of its common stock at $0.75 per share in connection with the Merger-related private placement for which it received proceeds of approximately $3.2 million, net of approximately $400,000 in broker-dealer commissions. In connection with this financing, 474,687 warrants were issued to placement agents in July 2013. The warrants have an exercise price of $0.75 and expire 5 years from issuance.

In August 2013, the Company sold and issued 413,334 shares of its common stock at $0.75 per share, for which it received proceeds of approximately $285,000, net of approximately $25,000 in broker-dealer commissions. In connection with this financing, 36,400 warrants were issued to placement agents. The warrants have an exercise price of $0.75 and expire five years from issuance.

8.	Equity Incentive Plan

On July 1, 2013, the Company’s Board of Directors adopted and approved the 2013 Equity Incentive Plan. The plan authorizes the Company to grant options to purchase up to 14,000,000 shares of the Company’s common stock. On July 3, 2013, grants under the plan were approved for an aggregate of 1,500,000 shares of common stock to two individuals with an exercise price per share of $1.00 and expiration date of May 5, 2018. One-third of the grant will vest on November 1, 2013 and the balance will vest ratably during the succeeding 30 months. In August 2013, options to purchase 5,860,000 shares of common stock were granted to various employees with an exercise price of $1.30 per share and expiration date of August 23, 2020. One-third of the grant will vest on March 1, 2014 and the balance will vest ratably during the succeeding 30 months.

The fair value of option awards is estimated on the grant date using the Black-Scholes option pricing model using the following assumptions for the three months ended September 30:

September 30, 2013
Expected volatility	73.60%
Dividend yield	0.00%
Risk-free interest rate	1.23%
Expected life (in years)	6.56

Expected volatility represents the estimated volatility of the shares over the expected life of the options. The Company has estimated the expected volatility based on the weighted average historical volatilities of a pool of public companies that are comparable to Ener-Core.

The Company uses an expected dividend yield of zero since no dividends are expected to be paid. The risk-free interest rate for periods within the expected life of the option is derived from the U.S. treasury interest rates in effect at the date of grant. The expected option life represents the period of time the option is expected to be outstanding. The simplified method is used to estimate the term since the Company does not have sufficient exercise history to calculate the expected life of the options.

F-32

Stock-based compensation expense is recorded only for those awards expected to vest.  Currently the forfeiture rate is zero. The rate is adjusted if actual forfeitures differ from the estimates in order to recognize compensation cost only for those awards that actually vest. If factors change and different assumptions are employed in future periods, the share-based compensation expense may differ from that recognized in previous periods.

Stock-based award activity in 2013 was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining
		Excerise	Contractual
Options	Shares	Price	Life
Balance, December 31, 2012	3,220,735	$0.001	5.00
Exercise of unvested options into restricted stock	(3,220,735)	-	-
Balance, June 30, 2013	-	-	-
Granted	7,360,000	1.239	6.43
Exercised	-	-	-
Forfeited, expired or repurchased	-	-	-
Balance, September 30, 2013	7,360,000	1.239	6.43

Excerisable on September 30, 2013	-	$-	-

Restricted stock activity in 2013 was as follows:

Shares
Balance, December 31, 2012	-
Exercise of unvested options during the three months ending March 31, 2013	3,220,735
Repurchase of unvested options	(76,608)
Balance, March 31, 2013	3,144,127
Vested	(1,048,042)
Balance, June 30, 2013	2,096,085
Vested	(159,178)
Balance, September 30, 2013	1,936,907

All 3,220,735 of the stock options outstanding at December 31, 2012 were exercised in the first quarter of 2013, resulting in proceeds to the Company of $2,827. These stock options were exercised prior to vesting and all unvested options are subject to repurchase rights by the Company. Under the terms of the stock option plan the Company repurchased 76,608 shares from an employee for $77 during the nine month period ended September 30, 2013 and these were returned to the pool.

Stock based compensation expense for the three-month periods ended September 30, 2013 (Successor) and 2012 (Predecessor) was $643,224 and $77,921, respectively. Stock based compensation expense for the nine-month periods ended September 30, 2013 (Successor) and 2012 (Predecessor) was $688,355 and $356,050, respectively.

9.             Related Party Transactions

Notes Payable and Advances

In January 2013, the Company borrowed $250,000 from a stockholder under a secured convertible note payable that was due at the earliest of February 28, 2013, or upon completion of a $1,000,000 financing event. The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at 85% of the price of a future financing or $3.6056 per share. The note and accrued interest were repaid using funds from the March 2013 $260,200 convertible note payable. The note was secured by the intangible assets of the Company.

In March 2013, the Company borrowed $260,200 from a stockholder under a note payable that was due March 28, 2014, or earlier, upon completion of the merger. The note accrued interest at the rate of 12% and was convertible at the lender’s option into common stock at $0.75 per share. The note was subsequently converted in April 2013 as described in Note 7. As the note was outstanding less than one month, no interest was due to the lender.

F-33

In March 2013, a stockholder advanced the Company $184,127 for operating capital. The advance did not bear interest and was due on demand. In April 2013, the advance was converted into common stock of the Company at $0.75 per share at the stockholders’ election, as described in Note 7.

In June 2013, the Company borrowed $100,000 from each of three individual stockholders under notes payable that were due December 31, 2013, or earlier, upon completion of the merger. The notes accrued interest at the rate of 8% and are convertible at the lender’s option into common stock at $.75 per share. On July 1, 2013, $100,000 was converted into shares of common stock in the merger-related private placement and $200,025, which included $25 of accrued interest, was repaid at the closing of the Merger.

In September 2013, the Company reimbursed a stockholder for certain travel and related costs in the amount of $4,386.

On September 13, 2013, the Company entered into an agreement with LKP Global Law, LLP to provide legal services  in connection with SEC compliance, as well as other matters. On October 25, 2013, the Company paid a retainer of $10,000 to LKP Global Law, LLP in connection therewith. Principals of LKP Global Law, LLP disclosed an ownership interest in the company via common stock holdings.

There were a number of parent Company debt instruments issued in 2012 with significant shareholders of the Company, who are related parties. All assets of the parent Company were held as collateral as part of the debt instruments. Under the terms of the Restructuring Agreement dated November 12, 2012, all debt was converted to equity and all collateral was released from encumbrance without recourse.

Predecessor recorded allocated related party interest expense related to the parent Company’s debt of $411,879 and $863,811for the three and nine month periods ended September 30, 2012 (Predecessor), respectively.  The allocation of interest expense was based on net loss of the Predecessor compared to the aggregate net income loss of the parent Company of the Predecessor.

Successor interest expense was $10,138 for the three and nine months ended September 30, 2013. There was no interest expense for the 3 months ended September 30, 2013.

Revenue

During the second quarter of 2013, the Company recorded $8,530 in revenue associated with providing engineering services to Professional Energy Solutions which is owned by the Company’s VP of Engineering. Costs associated with these revenues totaled $5,978. There was no such revenue recorded in the third quarter of 2013.

10.	Commitments and Contingencies

The Company may become a party to litigation in the normal course of business. The Company accrues for open claims based on its historical experience and available insurance coverage.  In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company's financial condition, results of operations or cash flows.

EECT Agreement

On the December 31, 2012, Ener-Core entered into a Master Purchase and Resale Agreement (MPRSA) with EECT. As part of this agreement, EECT is committed to buy a certain number of the FP250 and related optional equipment in order to maintain exclusivity in the region.  The pricing for the first unit was $760,000 and subsequent units will be sold at a higher price than the first unit.  In accordance with the MPRSA, EECT placed a Purchase Order (“PO”) with the Company on December 31, 2012, for the purchase on the first unit at $760,000. The order was conditional on the issuance of an irrevocable letter of credit to the Company according to the terms of the PO. Such irrevocable letter of credit was issued on March 1, 2013, in the amount of 533,000 Euros, and the Company has acknowledged the acceptance of the PO on the same date. The letter of credit expires November 14, 2013.

University of California Agreement

The Company entered into a two-year agreement with the Regents of the University of California, Irvine, commencing April 1, 2013 through April 1, 2015. The agreement is for the installation and demonstration of the FP1 equipment. The university will provide certain goods and services including preliminary site preparation, engineering support, fuel supply, electrical interconnection, control wiring, site access, environmental compliance and approvals with the appropriate local jurisdictions. The fees associated with this agreement included initial site prep cost of $21,000, a monthly charge of $7,780 commencing August 1, 2013 for use of the facility. In addition, there will be a fee of $4,832 per emissions test. These fees are incurred only for the eight month period that services are provided. Site activities started the last week of July 2013. This has also increased our liability insurance limits up to $1,000,000 per occurrence and $2,000,000 in aggregate.

F-34

Purchase Agreement

On September 26, 2013, Ener-Core Power and FEES entered into an agreement whereby Ener-Core Power agreed to purchase one MT250 EX gas turbine for a total purchase price of $320,000. $64,000 was paid during June 2013, $96,000 was paid during July 2013, and the remaining $160,000 is scheduled to be paid in November 2013.

Concentrations

In 2012, our only customer was SRI, who accounted for 100% of revenue. In the three and nine months ended September 30, 2013, two new customers collectively accounted for 100% of sales.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Our bank account is with a major financial institution and is insured by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. At September 30, 2013, the Company had cash on deposit that was approximately $300,000 in excess of FDIC insured limits. At December 31, 2012, the Company did not have any cash on deposit that was in excess of FDIC insured limits.

Facility Lease

Our current headquarters is located at 9400 Toledo Way, Irvine, California 92618. The property consists of a mixed use commercial office, production, and warehouse facility of 32,649 square feet. Effective August 1, 2013, Ener-Core assumed this lease (the “Lease”). The Lease has a remaining term of 39 months and expires December 31, 2016. The monthly expense rent is $25,285 and increases on an annual basis. In September 2013, the Company began subleasing a certain portion of this property to a third party on a month to month basis at a rate of $720 per month.

We also finalized a Sublease Agreement with FEES, effective August 1, 2013 (the “Sublease”), whereby FEES is temporarily subleasing 6,000 square feet of the property for warehousing, storage and/or office purposes for a monthly rent of $3,300.  Under the Sublease, FEES assigned to us its initial security deposit under the Lease of $27,630, against which it will receive a credit for its obligation under the Sublease.

Future minimum operating lease payments as of September 30, 2013 are as follows:

2013	75,855
2014	307,215
2015	316,433
2016	325,925
1,025,428

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the Lease.  Rent expense, net of sublease income, was $49,809 and $110,979 for the three and nine months ended September 30, 2103 (Successor), respectively. Rent expense was $24,021 and $71,308 for the three and nine months ended September 30, 2012 (Predecessor), respectively.

11.	Subsequent Events

On October 24, 2013, the Company entered into a Loan, Security and Guarantee agreement with the Export-Import Bank of the United States (“Ex-Im Bank”).  Under this agreement, pursuant to the Global Credit Express Program, the Company can borrow up to a maximum amount of $400,000 from November 4, 2013 until November 4, 2014. All outstanding principal and accrued and unpaid interest under each disbursement is due and payable in full on November 4, 2014 or per the conditions precedent noted below. Interest accrues at a rate of 4.24% per year. On November 8, 2013. The Company borrowed the Maximum amount.

The loan's collateral consists of all of our right, title and interest in and to the following personal property:

All goods, accounts, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, documents, instruments (including any promissory notes), commercial tort claims, chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

As condition precedent to the first disbursement, the Company shall enter into an irrevocable direction to pay proceeds up to $400,000 received under the Letter of Credit L/C-E3233396M to Ex-Im Bank. As a condition precedent to each future disbursement, in the event the Company secures additional letters of credit which name the Company as a beneficiary, the Company shall deliver to Ex-Im Bank an executed irrevocable direction to pay proceeds to Ex-Im Bank up to $400,000.

F-35

Equipment Lease

On October 11, 2013, the Company entered into a Lease Agreement with De Lage Financial Services for certain equipment.  The lease is for a term of 60 months and monthly rent expense is $452.

The Company evaluated all events or transactions that occurred after September 30, 2013.

F-36

7,537,949 Shares of Common Stock

ENER-CORE, INC.

______________________________

PROSPECTUS

______________________________

December     , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13	Other Expenses of Issuance and Distribution

The following table sets forth our estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

Item	Amount
SEC registration fee	$1,476
Legal fees and expenses	$150,000
Accounting fees and expenses	$150,000
Transfer Agent Fees	$5,000
Miscellaneous	$10,000
Total	$316,476

ITEM 14	Indemnification of Directors and Officers

Under our Amended and Restated Articles of Incorporation, no director or officer will be held personally liable to us or our stockholders for damages of breach of fiduciary duty as a director or officer unless such breach involves intentional misconduct, fraud, a knowing violation of law, or a payment of dividends in violation of the law. Under our Bylaws, directors and officers will be indemnified to the fullest extent allowed by the law against all damages and expenses suffered by a director or officer being party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative. This same indemnification is provided pursuant to Nevada Revised Statutes, Chapter 78, except the director or officer must have acted in good faith and in a manner that he believed to be in our best interest, and the stockholders or the board of directors, unless ordered by a court, must approve any discretionary indemnification.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

The foregoing summaries are necessarily subject to the complete text of the Nevada Revised Statutes, our Amended and Restated Articles of Incorporation and Bylaws.

ITEM 15	Recent Sales of Unregistered Securities

In April 2013, we entered into an escrow agreement in connection with a private offering of our common stock that was to close immediately prior to the Merger. The SAIL Entities advanced $728,382 in funds into the escrow, of which $500,000 was released to us in April 2013, and $228,382 in June 2013, in each case for the purchase of shares of our common stock at $0.75 per share for an aggregate of approximately 971,176 shares (666,667 shares issued in April 2013 and 304,509 shares issued in June 2013). Such issuances were made pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the Commission. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to an accredited investor, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In April 2013, approximately $671,618 that we owed to the SAIL Entities in the aggregate was converted into approximately 1,562,158 shares of our common stock. Such economic obligations consisted of (i) the $260,200 March Note owed to one of the SAIL Entities, (ii) $80,000 that had been contributed by one of the SAIL Entities to us in March 2013, (iii) $220,710 that had been advanced on our behalf under a letter of credit entered into in connection with the November 2012 spin-off transaction; and (iv) $11,708 for certain reimbursable legal expenses incurred in February, March and April 2013. Such issuances were made pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the Commission. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In June 2013, we borrowed $100,000 each from three significant stockholders under notes payable that were due upon the earlier of the completion of the Merger or December 31, 2013.  The notes accrued interest at the rate of 8% and are convertible at the lenders’ option into our common stock at $.75 per share. On July 1, 2013, one of note holders who is also an accredited investor elected to convert his $100,000 note payable in the Merger-related private placement, resulting in our issuance 133,334 shares of our common stock to such note holder. Such issuance was made pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the Commission. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investor, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

55

In connection with the Merger, on July 1, 2013, we issued an aggregate of 45,692,103 shares of our common stock to the holders of the common stock of Ener-Core Power in one-for-one exchange for their shares of common stock of Ener-Core Power. The issuance was made pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the Commission. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to 35 persons, 25 of whom were accredited investors and 10 of whom were non-accredited investors (all of whom received applicable disclosure materials prior to the closing of the Merger), and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

On July 1, 2013, we also sold and issued 4,746,863 shares of our common stock at $0.75 per share to accredited investors in connection with the Merger-related private placement for which we received proceeds of approximately $3.2 million, net of approximately $300,000 in broker-dealer commissions. In connection with this financing, 474,687 warrants were issued to our placement agents in July 2013. The warrants have an exercise price of $0.75 per share and expire 5 years from issuance. Such issuances were made pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the Commission. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In July and August 2013, we sold and issued an additional 413,333 shares of our common stock at $0.75 per share to six accredited investors, for which we received proceeds of approximately $285,200, net of approximately $24,800 in broker-dealer commissions. In connection with this financing, 36,400 warrants were issued to our placement agents. The warrants have an exercise price of $0.75 per share and expire five years from issuance. Such issuances were made pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the Commission. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities).

In November 2013, we sold and issued 1,500,000 shares of our common stock at $1.00 per share to two accredited investors, for which we received proceeds of approximately $1.38 million, net of approximately $120,000 in broker-dealer commissions. Such issuances were made pursuant to Section 4(2) of the Securities Act and Rule 506 under Regulation D promulgated thereunder by the Commission. We believe that exemption was available because (i) no advertising or general solicitation was employed in offering the securities, (ii) the offering and sales were made to accredited investors, and (iii) transfer was restricted in accordance with the requirements of the Securities Act (including by legending of certificates representing the securities). In connection with this financing, we are obligated to issue 120,000 warrants to our placement agent. The warrants will have an exercise price of $1.00 per share and will expire five years from issuance.

ITEM 16	Exhibits and Financial Statements

(a)	See the Exhibit Index of this Registration Statement for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

(b)	See section entitled “Financial Statements” in the prospectus included as part of this Registration Statement for the financial statements meeting the requirements of Regulation S-X, which section is incorporated herein by reference.

ITEM 17	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

56

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Jose, California on December 31, 2013.

ENER-CORE, INC.

By:	/s/ Alain Castro
Alain Castro
Chief Executive Officer

POWER OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Alain Castro as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all Amendments hereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chief Executive Officer and Director	December 31, 2013
Alain Castro	(Principal Executive Officer)

* Boris A. Maslov	President, Chief Operating Officer and Chief Technology Officer	December 31, 2013

*	Chief Financial Officer	December 31, 2013
Kelly Anderson	(Principal Financial and Accounting Officer)

*	Vice President and Secretary	December 31, 2013
Michael T. Levin

*	Director	December 31, 2013
Michael J. Hammons

* Christopher J. Brown	Director	December 31, 2013

*	Director	December 31, 2013
Stephen L. Johnson

*	Director	December 31, 2013
Bennet P. Tchaikovsky

/s/ Alain Castro	Attorney-in-Fact *	December 31, 2013
Alain Castro

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EXHIBIT INDEX

EXHIBIT NO.		DESCRIPTION

2.1	(2)	Agreement and Plan of Merger, dated April 16, 2013, by and among the Registrant, Flex Merger Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, and Ener-Core Power, Inc., a Delaware corporation formerly known as Flex Power Generation, Inc.

3.1	(1)	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on April 29, 2010.

3.1(a)	(3)	Amended and Restated Articles of Incorporation, filed with the Secretary of State of the State of Nevada on April 29, 2010.

3.2	(1)	Bylaws of the Registrant.

3.2(a)	(3)	Amendment to Bylaws of the Registrant.

3.2(b)	(4)	Amended and Restated Bylaws of the Registrant.

3.3	(4)	Articles of Merger as filed with the Secretary of State of the State of Delaware on July 1, 2013.

5.1	(13)	Opinion of LKP Global Law, LLP

10.1	(5)	Contribution Agreement by and among FlexEnergy, Inc., FlexEnergy Energy Systems, Inc., and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated November 12, 2012.

10.1(a)	(4)	Side letter to Contribution Agreement by and among FlexEnergy, Inc., FlexEnergy Energy Systems, Inc., and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated November 12, 2012.

10.2	(4)	Restructuring Agreement by and among Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), RNS Flex, LLC, SAIL Venture Partners II, L.P., Louisiana Sustainability Fund, Jay W. Decker, Energy Special Situations Fund II, L.P., ESS Participation Fund II, L.P., and Mark McComiskey, dated November 12, 2012.

10.3	(4)	Stockholders Agreement by and among Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), and the various stockholder signatories thereto, dated November 12, 2012.

10.4*	(4)	Executive Employment Agreement by and between Alain J. Castro and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated April 25, 2013.

10.5*	(4)	Amended and Restated Executive Employment Agreement by and between Boris Maslov and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated December 31, 2012.

10.6*	(4)	Consulting Agreement by and between James Thorburn and Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), dated May 30, 2013.

10.7*	(4)	2013 Equity Incentive Award Plan.

10.7(a)*	(6)	2013 Equity Incentive Award Plan, as amended.

10.8*	(4)	Stock Option Agreement for Alain Castro, dated July 3, 2013.

10.8(a)*	(6)	Stock Option Agreement for Alain Castro, dated July 3, 2013, as reformed on August 23, 2013.

10.9*	(4)	Stock Option Agreement for Stephen L. Johnson, dated July 3, 2013.

10.9(a)*	(6)	Stock Option Agreement for Stephen L. Johnson, dated July 3, 2013, as reformed on August 23, 2013.

10.10**	(12)	Original Equipment Packaging Agreement between Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), and Dresser-Rand a.s., with an Effective Date of January 2, 2013.

10.11	(5)	Purchase Order of Ener-Core Power, Inc. to FlexEnergy Energy Systems, Inc., dated June 26, 2013.

10.11(a)	(5)	Order acknowledgement, dated June 28, 2013.

10.12	(5)	Non-exclusive Placement Agent Agreement between Ener-Core Power, Inc. and Colorado Financial Service Corporation dated, July 16, 2013.

10.13	(5)	Commercial Lease Agreement between Meehan Holdings, LLC, FlexEnergy, Inc., dated May 26, 2011.

10.14	(6)	Master Purchase And Re-Sale Agreement No. FPG-MPRSA-001, by and between Ener-Core Power, Inc. (then known as Flex Power Generation, Inc.), and Efficient Energy Conversion Turbomachinery B.V., dated December 31, 2012.

10.14(a)	(6)	Purchase Order of Efficient Energy Conversion Turbomachinery B.V., dated December 31, 2012.

10.14(b)	(6)	Letter of Acknowledgment for Purchase Order of Efficient Energy Conversion Turbomachinery B.V., dated March 1, 2013.

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10.14(c)	(6)	Letter of Credit for Purchase Order of Efficient Energy Conversion Turbomachinery B.V., dated March 4, 2013.

10.15	(6)	Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated July 20, 2009.

10.15(a)	(6)	Work Report for Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated September 30, 2009.

10.15(b)	(6)	Second Amendment to Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated May 10, 2011.

10.15(c)	(6)	Third Amendment to Subcontract Number S09-003 between Southern Research Institute and FlexEnergy, LLC, dated July 3, 2012.

10.16	(6)	Sales and Service Agreement between Ener-Core Power, Inc. and the Regents of the University of California University of California, Irvine, dated April 19, 2013.

10.17	(7)	Assignment and Assumption of Lease between Ener-Core, Inc. and FlexEnergy, Inc., effective August 1, 2013.

10.17(a)	(7)	Lessor’s Consent to Assignment and Sublease, dated September 4, 2013.

10.17(b)	(7)	Letter Agreement between Ener-Core, Inc. and Meehan Holdings, LLC, dated September 4, 2013.

10.18	(13)	Loan, Security and Guarantee Agreement between Ener-Core, Inc. and the Export-Import Bank of the United States, dated as of November 4, 2013.

10.19	(8)	Warrant issued to Roth Capital Partners, LLC, dated July 8, 2013.

10.20	(8)	Warrant issued to Colorado Financial Services Corporation, dated July 8, 2013.

10.21	(8)	Warrant issued to Roth Capital Partners, LLC, dated August 27, 2013.

10.22	(8)	Warrant issued to Colorado Financial Services Corporation, dated August 27, 2013.

10.23 *	(9)	Offer Letter to Kelly Anderson dated as of November 1, 2013.

10.23(a) *	(9)	Executive Employment Agreement of Kelly Anderson dated as of November 15, 2013.

10.23(b) *	(9)	Stock Option Agreement for Kelly Anderson dated as of November 15, 2013.

10.24	(10)	Subscription Agreement for Common Stock issued on November 18, 2013.

10.24(a)	(10)	Registration Rights Agreement for Common Stock issued on November 18, 2013.

10.25 *	(11)	Offer Letter to Bennet P. Tchaikovsky dated as of November 10, 2013.

10.25(a) *	(11)	Stock Option Agreement for Bennet P. Tchaikovsky dated as of November 25, 2013.

16.1	(4)	Letter from Weinberg & Baer LLC dated July 2, 2013.

21.1	(6)	Subsidiaries of the Registrant.

23.1	(14)	Consent of Independent Registered Public Accounting Firm – Kelly & Company.

23.2		Consent of LKP Global Law, LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page)

*	Management contract or compensatory plan or arrangement.
**	Confidential treatment has been requested for a portion of this document.
(1)	Incorporated by reference to the Registrant’s Form S-1 filed on March 24, 2011.
(2)	Incorporated by reference to the Registrant’s Form 8-K filed on April 17, 2013.
(3)	Incorporated by reference to the Registrant’s Form 8-K filed on April 24, 2013.
(4)	Incorporated by reference to the Registrant’s Form 8-K filed on July 10, 2013.
(5)	Incorporated by reference to the Registrant’s Form 10-Q filed on August 19, 2013.
(6)	Incorporated by reference to the Registrant’s Form 8-K/A filed on August 29, 2013.
(7)	Incorporated by reference to the Registrant’s Form 8-K filed on October 2, 2013.
(8)	Incorporated by reference to the Registrant’s Form 8-K/A filed on November 6, 2013.
(9)	Incorporated by reference to the Registrant’s Form 8-K filed on November 15, 2013.
(10)	Incorporated by reference to the Registrant’s Form 8-K filed on November 22, 2013.
(11)	Incorporated by reference to the Registrant’s Form 8-K filed on November 26, 2013.
(12)	Incorporated by referenced to the Registrant’s Form 8-K/A filed on December 5, 2013
(13)	Incorporated by referenced to the Registrant’s Form S-1/A filed on December 23, 2013.
(14)	Filed herewith.

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